AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 7, 2000.

                                                      REGISTRATION NO. 333-90857
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                                AMENDMENT NO. 3

                                       TO
                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------
                          INTERSIL HOLDING CORPORATION
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

              DELAWARE                                3674                               59-3590018
  (STATE OR OTHER JURISDICTION OF         (PRIMARY STANDARD INDUSTRIAL                 (IRS EMPLOYER
   INCORPORATION OR ORGANIZATION)         CLASSIFICATION CODE NUMBER)               IDENTIFICATION NO.)

                            ------------------------

                             2401 PALM BAY ROAD NE
                            PALM BAY, FLORIDA 32905
                                 (321) 724-7000
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                            ------------------------

                              GREGORY L. WILLIAMS
                            CHIEF EXECUTIVE OFFICER
                             2401 PALM BAY ROAD NE
                            PALM BAY, FLORIDA 32905
                                 (321) 724-7000
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                            ------------------------

                                With a Copy to:

                          CHRISTOPHER G. KARRAS, ESQ.
                             DECHERT PRICE & RHOADS
                            4000 BELL ATLANTIC TOWER
                                1717 ARCH STREET
                        PHILADELPHIA, PENNSYLVANIA 19103
                                 (215) 994-4000

                            ------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. /x/

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. / /

    If this form is filed to register additional securities for an offering pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                        CALCULATION OF REGISTRATION FEE

===================================================================================================================================
        TITLE OF EACH CLASS OF         | AMOUNT TO BE|      PROPOSED MAXIMUM      |      PROPOSED MAXIMUM       |    AMOUNT OF
     SECURITIES TO BE REGISTERED       |  REGISTERED | OFFERING PRICE PER UNIT(1) | AGGREGATE OFFERING PRICE(1) | REGISTRATION FEE
-----------------------------------------------------------------------------------------------------------------------------------
Warrants to purchase shares of Class A |             |                            |                             |
  Common Stock........................ |     200,000 |            $0.05           |            $10,000          |      $3.00(3)
-----------------------------------------------------------------------------------------------------------------------------------
Class A Common Stock, par value $.01   |             |                            |                             |
  per share(2)........................ |   5,555,560 |           $0.001           |          $5,555.56          |      $2.00(3)
===================================================================================================================================

(1) Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(i) of the Securities Act, based on the book value of the warrants registered hereunder and the amount payable on exercise of the warrants.

(2) The shares of Class A Common Stock are issuable upon exercise of the warrants registered hereunder. This Registration Statement also covers any shares that may be issuable pursuant to anti-dilution adjustments.

(3) Previously paid.
                            ------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.



                  SUBJECT TO COMPLETION, DATED JANUARY 7, 2000


PROSPECTUS

                                     [LOGO]



                                200,000 WARRANTS


              5,555,560 UNDERLYING SHARES OF CLASS A COMMON STOCK


                                       OF

                          INTERSIL HOLDING CORPORATION

                            ------------------------


     We are registering the resale of the warrants and the issuance of shares of Class A Common Stock of Intersil Holding Corporation upon exercise of the warrants by their holders. The exercise price for the warrants is $0.001 per share of Class A Common Stock.


     The exercise price and number of shares of Class A Common Stock issuable upon exercise of the warrants are both subject to adjustment. The warrants are exercisable on or after August 14, 2000, and will expire on August 15, 2009.


     Prior to an underwritten public offering, Intersil Holding Corporation does not intend to apply for listing or quotation of the warrants or the Class A Common Stock underlying the warrants on any national securities exchange or the Nasdaq Stock Market.


                            ------------------------

     SEE "RISK FACTORS" BEGINNING ON PAGE 7 FOR A DISCUSSION OF RISKS THAT SHOULD BE CONSIDERED BY HOLDERS OF THE WARRANTS AND THE CLASS A COMMON STOCK ISSUABLE UPON EXERCISE OF THE WARRANTS.

                            ------------------------

     Neither the Securities and Exchange Commission nor any State Securities Commission has approved or disapproved of these Securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

                The date of this prospectus is           , 2000.

                               ------------------

                               TABLE OF CONTENTS


                                        Page
                                        ----

INDUSTRY DATA.........................    i
SUMMARY...............................    1
RISK FACTORS..........................    7
FORWARD-LOOKING STATEMENTS............   15
USE OF PROCEEDS.......................   15
CAPITALIZATION........................   16
UNAUDITED PRO FORMA COMBINED CONDENSED
  FINANCIAL STATEMENTS................   17
SELECTED HISTORICAL FINANCIAL DATA AND
  OTHER DATA..........................   21
MANAGEMENT'S DISCUSSION AND ANALYSIS
  OF FINANCIAL CONDITION AND RESULTS
  OF OPERATIONS.......................   22
INDUSTRY OVERVIEW.....................   32
BUSINESS..............................   34
THE TRANSACTIONS......................   43


                                        Page
                                        ----

MANAGEMENT............................   46
CERTAIN RELATIONSHIPS AND RELATED
  TRANSACTIONS........................   50
OWNERSHIP OF CAPITAL STOCK............   51
DESCRIPTION OF CAPITAL STOCK..........   53
DESCRIPTION OF CERTAIN INDEBTEDNESS...   56
DESCRIPTION OF THE WARRANTS...........   60
UNITED STATES FEDERAL
  INCOME TAX CONSIDERATIONS...........   64
PLAN OF DISTRIBUTION..................   68
SELLING SECURITY HOLDERS..............   69
LEGAL MATTERS.........................   69
EXPERTS...............................   69
WHERE YOU CAN FIND MORE
  INFORMATION.........................   69
INDEX TO FINANCIAL STATEMENTS.........  F-1


                               -----------------------

     You should rely only on the information contained in this document or to which we have referred you in this prospectus. We have not authorized anyone to provide you with information that is different. This prospectus may only be used where it is legal to sell these securities. The information in this prospectus may only be accurate on the date of this document.

                                 INDUSTRY DATA

     In this prospectus, we rely on and refer to information regarding the semiconductor market and its segments and competitors from Dataquest, International Data Corporation, Semiconductor Industry Association, Worldwide Semiconductor Trade Statistics, Venture Development Corporation, Johari Associates, market research reports, analyst reports and other publicly available sources. The listed market research firms are not aware of and have not consented to being named in this prospectus. Although we believe that this information is reliable, we have not independently verified the accuracy and completeness of the information.

                                    SUMMARY

     This summary may not contain all of the information that may be important to you. You should read this entire prospectus, including the financial data and related notes, before making an investment decision.

                                  THE OFFERING

     On August 13, 1999, we issued and sold 200,000 units, each unit consisting of $1,000 principal amount of 13 1/4% Senior Subordinated Notes of Intersil and a warrant to purchase 27.7778 shares of Class A Common Stock of Intersil Holding. In connection with that sale, we entered into a Warrant Agreement with the United States Trust Company of New York, as Warrant Agent. Pursuant to the Warrant Agreement, we agreed, among other things, to register the resale of the warrants under the Securities Act and the issuance of the Class A Common Stock upon exercise of the warrants.

                                   WHO WE ARE

     We are a leading systems oriented designer and manufacturer of analog integrated circuits, which we refer to as integrated circuits or semiconductors, and discrete semiconductors for the communications and power management end-user markets. Based upon data published by Dataquest and Venture Development Corporation, we have determined that we rank among the major suppliers in the world in analog, integrated circuits and discrete semiconductors for the communications and power management end-user markets. Additionally, we are the industry leader in providing wireless local area networking semiconductor sets, which we refer to as our PRISM(Registered) chip set, based upon data published by Dataquest and International Development Corporation. Our analog products include communications analog and mixed-signal semiconductors that are used in wireless and wired data and voice communications products, power integrated circuits that perform multiple power management tasks, industry standard signal processing products that convert analog signals into digital format and digital signals into analog format and space and defense products which are used in military applications and commercial satellites. Our discrete semiconductors perform single power management functions such as switching electricity on or off and are used in computing, industrial and automotive markets. The fastest growing product that we sell is our wireless local area network PRISM(Registered) chip sets, which have applications in wireless computer networking for the business or home and in transmitting data from home data gateways to multiple end-user applications.

     Our business strategy is to utilize our core strengths to focus on high growth, higher margin end-markets through partnerships with industry leaders among our strategic customer base to quickly take our engineering and design capabilities to commercial levels. To achieve these goals, we develop systems level solutions that enhance the value of our products as they are designed and incorporated into our customers' products and we leverage our high quality of customer service as a means of differentiation from our competitors.

     We currently sell to many industry leaders in our targeted markets including Asustek, Bosch, Cisco, Compaq, Emerson, Dell, Intel, Nokia, Siemens, Sony and 3Com. We have been doing business with many of these industry leaders for over ten years. We are also one of the leading analog and discrete power semiconductor suppliers to some of the world's largest semiconductor distributors, such as Avnet and Arrow Electronics, which allows us to expand our global reach to include the middle market and emerging technology companies. Based upon data published by Venture Development Corporation, these semiconductor distributors recognized us as one of the top ten worldwide vendors of power supply and power integrated circuits in 1998. Our products are sold worldwide with about 53.5%, 24.6% and 21.9% of our revenues for fiscal year 1999 being derived from North America, Europe and Asia/Pacific, respectively. We service our customers through a dedicated sales force, about half of whom are domiciled outside North America. We own fabrication facilities, which we refer to as fabs, in Florida, Ohio and Pennsylvania, including our state-of-the-art 8-inch wafer fab in Mountaintop, Pennsylvania. We also have assembly and test facilities in Malaysia and Florida. For fiscal year 1999, our revenue was $532.7 million, net income was $27.4 million and adjusted EBITDA was $129.3 million. For the quarter ended combined October 1, 1999, our revenue was $133.9 million, net loss was $29.6 million and adjusted EBITDA was $26.5 million. In addition, our sales backlog was $180.8 million at October 1, 1999.

     Worldwide Semiconductor Trade Statistics, or WSTS, has forecasted strong growth of approximately 15.5% for the semiconductor industry over the next three years. We sell our semiconductors into high-growth segments of the market including the communications analog & mixed-signal market, which is forecasted by the Semiconductor Industry Association, or SIA, to grow 18.4% in calendar year 2000 from calendar year 1999, the power management market which is forecasted by WSTS to grow at 20.2% in calendar year 2000 from calendar year 1999 and the wireless LAN market which is forecasted by Intex Management Services to grow 39.0% in calendar year 2000 from calendar year 1999. We believe that future demand for our semiconductors will be driven by the increasing demand for Internet use and for greater portability of electronics, including consumer electronics, computers and cellular telephones and the growth of the emerging wireless data communications markets.

                              INTERSIL CORPORATION

     Intersil is our wholly-owned subsidiary. Our assets are Intersil's stock and certain intangible assets.

                                THE TRANSACTIONS

     Pursuant to the Master Transaction Agreement dated June 2, 1999, among Intersil, us and Harris Corporation, we acquired the semiconductor business of Harris on August 13, 1999. See "The Transactions."

                                  THE OFFERING

WARRANTS:

Issuer............................   Intersil Holding Corporation.

Warrants Offered..................   200,000 warrants which, when exercised, will entitle the
                                     holders to acquire an aggregate of 5,555,560 shares of
                                     Class A Common Stock.

Exercise Price....................   $0.001 per share of Class A Common Stock.

Exercise..........................   The warrants are exercisable beginning on August 14,
                                     2000 and ending on August 15, 2009.

Expiration........................   August 15, 2009.

Voting Rights.....................   Warrant holders have no voting rights.

Anti-Dilution.....................   The exercise price and number of shares of Class A
                                     Common Stock issued upon exercise of the warrants are
                                     both subject to adjustment in certain cases. See
                                     "Description of the Warrants--Adjustments."

Warrant Shares....................   The warrants entitle the holders to acquire shares of
                                     Class A Common Stock of Intersil Holding. The shares of
                                     Class A Common Stock for which the warrants are
                                     exercisable or which are issued upon exercise of the
                                     warrants are collectively referred to as "Warrant
                                     Shares."

                                  RISK FACTORS

     Investing in the warrants or Warrant Shares involves substantial risks. See the "Risk Factors" section of this prospectus for a description of certain of the risks you should carefully consider before investing in the warrants or Warrant Shares.

                  SUMMARY HISTORICAL, PRO FORMA AND OTHER DATA

     The following summary historical financial data for the fiscal years ended June 27, 1997, July 3, 1998 and July 2, 1999 for Intersil Holding were derived from our predecessor's audited consolidated financial statements included elsewhere in this prospectus, except for revenue categorized by product line (Analog & Mixed-Signal, Discrete Power and Wireless), which were derived from our books and records. The balance sheet data as of October 1, 1999 (Successor) have been derived from our unaudited consolidated financial statements included elsewhere in this prospectus, and include, in the opinion of management, all adjustments necessary to present fairly the balance sheet data at the time. The summary pro forma financial information for the fiscal year 1999 (predecessor), quarter ended October 2, 1998 (predecessor) and combined quarter ended October 1, 1999 (6 weeks ended August 13, 1999 (predecessor) and 7 weeks ended October 1, 1999 (successor)) were derived from our pro forma unaudited consolidated financial statements included elsewhere in this prospectus.

     During the period covered by our consolidated financial statements, our activities were conducted as part of Harris' overall operations. Accordingly, our consolidated financial statements contain various allocations for costs and expenses attributable to services provided by Harris. Therefore, the Consolidated Statement of Operations may not be indicative of the results of operations that would have resulted if we had operated on a stand-alone basis.

     Since the information in the tables below is a summary, you should read the following tables in conjunction with other information contained under the captions "Unaudited Pro Forma Combined Condensed Financial Statements," "Capitalization," "Selected Historical Financial Data," "Forward Looking Statements," "Risk Factors--Risks Related to Use of Estimates in Pro Forma Information and Adjusted EBITDA," "Management's Discussion and Analysis of Financial Condition and Results of Operations," and with our financial statements and related notes and other financial information contained elsewhere in this prospectus.

                                                                                PRO FORMA (1)
                                                                       --------------------------------
                                                  HISTORICAL                         QUARTER ENDED
                                           -------------------------            -----------------------
                                                                                              COMBINED
                                           FISCAL    FISCAL   FISCAL   FISCAL   OCTOBER 2,   OCTOBER 1,
                                            1997      1998     1999     1999       1998         1999
                                           -------   ------   ------   ------   ----------   ----------
                                                 (PREDECESSOR)            (PREDECESSOR)
                                                 (DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
STATEMENT OF OPERATIONS DATA:
Revenue:
  Analog & Mixed-Signa..................   $ 384.4   $390.4   $352.8   $352.8     $ 79.8       $ 82.8
  Discrete Power........................     154.5    176.4    161.6    161.6       38.5         44.9
  Wireless..............................       6.4     10.0     18.3     18.3        4.2          6.2
                                           -------   ------   ------   ------     ------       ------
Total revenue...........................   $ 545.3   $576.8   $532.7   $532.7     $122.5       $133.9
                                           =======   ======   ======   ======     ======       ======

Gross profit(2).........................   $ 199.3   $207.5   $182.9   $192.9     $ 44.5       $ 48.9
Research and development................      75.2     75.1     67.0     67.0       14.8         16.9
Selling, general and administrative.....      99.3     98.2     84.0     87.0       22.0         21.8
Harris corporate expense allocation.....      10.0     10.0      9.3       --         --           --
Intangible amortization.................       2.3      2.3      2.4     12.9        3.2          2.9
In-process research and development.....        --       --       --       --         --         20.8
                                           -------   ------   ------   ------     ------       ------
Operating income (loss).................      12.5     21.9     20.2     26.0        4.5        (13.5)
Interest, net...........................      (0.6)    (0.9)    (1.2)    61.4       15.4         15.8
                                           -------   ------   ------   ------     ------       ------
Income (loss) before income taxes.......      13.1     22.8     21.4    (35.4)     (10.9)       (29.3)
Income taxes (benefit)..................       1.9      9.9     (6.0)   (28.2)      (6.7)        (2.3)
                                           -------   ------   ------   ------     ------       ------
Net income (loss).......................      11.2     12.9     27.4     (7.2)      (4.2)       (27.0)
Preferred dividends.....................        --       --       --    (10.2)      (2.6)        (2.6)
                                           -------   ------   ------   ------     ------       ------
Net income (loss) to common
  shareholders..........................   $  11.2   $ 12.9   $ 27.4   $(17.4)    $ (6.8)      $(29.6)
                                           =======   ======   ======   ======     ======       ======

LOSS PER COMMON SHARE:
  Basic and diluted.................................................   $(0.17)    $(0.07)      $(0.30)

WEIGHTED AVERAGE COMMON SHARES
OUTSTANDING (IN MILLIONS):
  Basic and diluted.................................................    100.0      100.0        100.0

SUPPLEMENTAL DATA:
Depreciation............................   $  50.2   $ 65.0   $ 78.2   $ 68.2     $ 16.5       $ 16.3
Capital expenditures....................   $ 173.3   $ 90.2   $ 38.6   $ 38.6     $ 13.1       $  4.3
Total cash interest expense(4)......................................   $ 47.0     $ 11.7       $ 12.0
Adjusted EBITDA(3)..................................................   $129.8     $ 29.6       $ 26.5
Cash flows provided from (used in)
  Operating activities..................   $  54.6   $ 48.3   $111.2
  Investing activities..................   $(173.3)  $(90.2)  $(39.9)
  Financing activities..................   $   1.4   $  2.7   $  0.5
Ratio of Adjusted EBITDA to total cash interest expense.............      2.8x       2.5x         2.2x
Ratio of total debt to Adjusted EBITDA(5)...........................      4.3x       4.6x         5.3x
Ratio of earnings to fixed charges(6)...       7.0x    11.9x    10.7x      --         --           --
Ratio of earnings to fixed charges and
  preferred stock dividends(7)..........       7.0x    11.9x    10.7x      --         --           --

                                                                    AS OF
                                                               OCTOBER 1, 1999
                                                               ---------------
                                                                (IN MILLIONS)
BALANCE SHEET DATA:
Cash........................................................       $ 33.8
Total assets................................................        736.7
Long-term debt, including current portion...................        545.8
Mandatorily redeemable preferred stock......................         86.4
Total shareholders' equity (deficit)........................        (15.4)

------------------

(1) The pro forma information presented is a summary only and should be read in conjunction with "Unaudited Pro Forma Combined Condensed Financial Statements and Unaudited Supplemental Data" included elsewhere in the prospectus.

(2) Gross profit includes foreign exchange losses with respect to the Malaysian Ringgit as detailed in footnote (3) below.

(3) Adjusted EBITDA, for the pro forma periods presented, represents income
    (loss) before income taxes, depreciation, amortization, interest expense and the following adjustments in the chart below. While Adjusted EBITDA should not be construed as a substitute for operating income or a better indicator of liquidity than cash flow from operating activities, which are determined in accordance with generally accepted accounting principles, it is included herein to provide additional information with respect to the ability of the Company to meet its future debt service, capital expenditure and working capital requirements which the Company believes certain investors find to be useful.

                                                              PRO FORMA
                                                   --------------------------------
                                                                 QUARTER ENDED
                                                            -----------------------
                                                                          COMBINED
                                                   FISCAL   OCTOBER 2    OCTOBER 1,
                                                    1999       1998         1999
                                                   ------   ----------   ----------
                                                            (IN MILLIONS)
In-process research and development..............  $  --      $  --        $20.8
Foreign exchange losses..........................   11.4        2.6           --
Cost savings.....................................   11.3        2.8           --
                                                   -----      -----        -----
                                                   $22.7      $ 5.4        $20.8
                                                   =====      =====        =====

   Foreign exchange losses--foreign exchange losses with respect to the Malaysian Ringgit represent losses under contracts entered into by Harris and subsequently terminated. See "Market Risk Management" on page 31 of "Management's Discussion and Analysis of Financial Condition and Results of Operations".

   Cost savings--reflects management's estimate of the effect for a full year of the cost savings related to the closure in January 1999 of one of our facilities ($3.3 million) and additional cost savings which management believes can be achieved as a result of initiatives that were begun during the first quarter of fiscal year 2000 ($8.0 million). These estimated additional cost savings are expected to result from (i) the decrease in royalty payments as we accelerate the use of a new fabrication process that does not rely on third party patents, (ii) the outsourcing of information technology support services currently provided by Harris, (iii) the outsourcing of specialized semiconductor packaging in Malaysia and the related reduction in our workforce and (iv) the downsizing of our European administrative headquarters. While we consider the numerical specificity of the foregoing preliminary estimates and the anticipated cost savings to be reasonable, these estimates and savings are based upon a number of assumptions and estimates that are subject to inherent uncertainty. The actual cost savings could vary from these estimates.

(4) Total cash interest expense represents the pro forma interest expense less interest on the 11.13% Seller Holding PIK Note, the 13.5% Subordinated Holding PIK Note and amortization of deferred debt issuance

                                              (Footnotes continued on next page)

(Footnotes continued from previous page)

    costs and accretion of original issue discount as a result of a required allocation of value to the warrants under generally accepted accounting principles.

(5) The ratio of total debt to adjusted EBITDA for the pro forma quarters ended October 2, 1998 and October 1, 1999 is calculated by annualizing adjusted EBITDA for the respective period.

(6) Earnings consist of income before income taxes plus fixed charges. Fixed charges consist of interest expense on debt and amortization of defined debt issuance costs and the portion (about one-third) of rental expense that we believe is representative of the interest component of rental expense. Pro forma fixed charges exceeded pro forma earnings by $35.4 million, $10.9 million and $29.3 million for the pro forma periods fiscal 1999, quarter ended October 2, 1998 and quarter ended combined October 1, 1999, respectively.

(7) Earnings as defined above, fixed charges as defined above plus preferred stock dividends, whether paid or accreted. Pro forma fixed charges and preferred stock dividends exceeded pro forma earnings by $45.6 million, $13.5 million and $31.9 million for the pro forma periods fiscal 1999, quarter ended October 2, 1998 and quarter ended combined October 1, 1999, respectively.

                                  RISK FACTORS

     You should carefully consider the risks described below before making an investment decision. The risks described below are not the only ones facing our company. Additional risks not now known to us or that we currently deem immaterial may also impair our business operations.

ABSENCE OF PUBLIC MARKET FOR THE WARRANTS AND THE WARRANT SHARES--NO ASSURANCE CAN BE GIVEN AS TO THE LIQUIDITY OF ANY TRADING MARKET FOR THE WARRANTS OR WARRANT SHARES.


     The warrants are eligible for trading in the PORTAL Market, a screen-based market operated by the National Association of Securities Dealers. The PORTAL market is limited to qualified institutional investors as defined by Rule 144A of the Securities Act of 1933. Prior to an underwritten public offering, Intersil Holding does not intend to apply for listing or quotation of the warrants or the common stock underlying the warrants on any securities exchange or stock market. There can be no assurance regarding the future development of a market for the warrants or Warrant Shares, the ability of the holders of the warrants or Warrant Shares to sell these securities, or the price at which these holders may be able to sell these securities. If such a market were to develop, the warrants and Warrant Shares could trade at prices that may be higher or lower than the price paid by selling holders. Future trading prices of the warrants and the Warrant Shares will depend on many factors, including, among other things, prevailing interest rates, our operating results and the market for similar securities. The initial purchasers have advised Intersil Holding that they intend to make a market in the warrants, subject to the limits imposed by the Securities Act and the Exchange Act and subject to any limits imposed during the pendency of any registration statement or shelf registration statement filed under the Securities Act; however, the initial purchasers are not obligated to do so, and may discontinue these market-marking at any time without notice. Therefore, no assurance can be given as to the liquidity of any trading market for the warrants and the Warrant Shares or that an active market for the warrants and the Warrant Shares will develop.


SUBSTANTIAL LEVERAGE--OUR SUBSTANTIAL INDEBTEDNESS MAY LIMIT CASH FLOW AVAILABLE TO INVEST IN THE ONGOING NEEDS OF OUR BUSINESS RATHER THAN SERVICE DEBT WHICH COULD REDUCE THE VALUE OF THE WARRANTS AND CLASS A COMMON STOCK.

     We have a significant amount of indebtedness. The following chart sets forth certain important credit information as of the date, or at the beginning of the periods, specified below:

                                                               INTERSIL HOLDING
                                                                AT OCTOBER 1,
                                                                     1999
                                                               ----------------
                                                                 (IN MILLIONS
                                                                EXCEPT RATIO)
Total indebtedness..........................................        $545.8
Shareholders' deficit.......................................         (15.4)
Debt to equity (deficit) ratio..............................         (35.4)x

                                                                        PRO FORMA
                                                              -----------------------------
                                                                               COMBINED
                                                              FISCAL YEAR   13 WEEKS ENDED
                                                                 1999       OCTOBER 1, 1999
                                                              -----------   ---------------
                                                                      (IN MILLIONS)
Deficiency of earnings available to cover fixed charges....      $35.4           $29.3

Pro forma interest expense for the year ended July 2, 1999 and the combined 13 weeks ended October 1, 1999, would have been $62.7 million and $15.9 million, respectively.

     Our substantial indebtedness could have important consequences to you. For example, it could:

     o require us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, thereby reducing the availability of our cash flow to fund working capital, capital expenditures, research and development efforts and other general corporate purposes;

     o increase the amount of interest expense which we have to pay, because certain of our borrowings are at variable rates of interest, which, if interest rates increase, could result in higher interest expense;

     o increase our vulnerability to adverse general economic or industry conditions;

     o limit our flexibility in planning for, or reacting to, changes in our business or the industry in which we operate;

     o prevent us from raising the funds necessary to repurchase all notes tendered to us upon the occurrence of certain changes of control in our ownership, which would constitute a default under the indenture governing our Notes and;

     o place us at a competitive disadvantage compared to our competitors that have less debt.

     See "Description of Certain Indebtedness--Notes," "Capitalization," "Unaudited Pro Forma Consolidated Condensed Financial Statements and Unaudited Other Data" and "Description of Certain Indebtedness."

ADDITIONAL BORROWINGS AVAILABLE--DESPITE CURRENTLY EXPECTED LEVELS OF INDEBTEDNESS, WE AND OUR SUBSIDIARIES WILL BE ABLE TO INCUR SUBSTANTIALLY MORE DEBT. THIS COULD FURTHER EXACERBATE THE RISKS DESCRIBED ABOVE.

     We and our subsidiaries may be able to incur substantial additional indebtedness in the future. Although the indenture governing the notes contains restrictions on the incurrence of additional indebtedness, these restrictions are subject to a number of qualifications and exceptions; and the indebtedness incurred in compliance with these restrictions could be substantial. Also, these restrictions do not prevent us from incurring obligations that do not constitute indebtedness. As of October 1, 1999, Intersil's senior credit facilities provide for additional borrowing of up to about $55.0 million. To the extent new debt is added to our and our subsidiaries' currently anticipated debt levels, the substantial leverage risks described above would increase.

     See "Pro Forma Capitalization," "Selected Historical Consolidated Financial Data," "Description of Certain Indebtedness--Notes" and "Description of Certain Indebtedness."

ABILITY TO SERVICE DEBT--TO SERVICE OUR INDEBTEDNESS, WE WILL REQUIRE A SIGNIFICANT AMOUNT OF CASH. WE MAY NOT BE ABLE TO GENERATE CASH. IF WE CANNOT OBTAIN THE REQUIRED CASH, THE VALUE OF THE WARRANTS AND THE CLASS A COMMON STOCK MAY DECLINE.

     Our ability to make payments on our indebtedness, and to fund planned capital expenditures and research and development efforts will depend on our ability to generate cash in the future. This, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control.

     Our historical financial results have been, and our future financial results are anticipated to be, subject to substantial fluctuations. We cannot assure you that our business will generate sufficient cash flow from operations, that currently anticipated cost savings and operating improvements will be realized on schedule or that future borrowings will be available to us in an amount sufficient to enable us to pay our indebtedness, or to fund our other liquidity needs. If we are unable to pay our debts, we will be required to pursue one or more alternative strategies, such as selling assets, refinancing or restructuring our indebtedness or selling equity capital. However, we cannot assure you that any alternative strategies will be feasible at the time or prove adequate. Also, certain alternative strategies will require the consent of our senior secured lenders before we engage in any of these strategies.

     See "--Cyclical Industry" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

RESTRICTIONS AND COVENANTS IN OUR DEBT INSTRUMENTS--RESTRICTIONS IMPOSED BY OUR SENIOR CREDIT FACILITIES AND THE INDENTURE GOVERNING THE NOTES LIMIT INTERSIL'S ABILITY TO ENGAGE IN OR ENTER INTO BUSINESS, OPERATING AND FINANCING ARRANGEMENTS, WHICH COULD ADVERSELY AFFECT OUR ABILITY TO TAKE ADVANTAGE OF POTENTIALLY PROFITABLE BUSINESS OPPORTUNITIES.

     We cannot assure you that the operating and financial restrictions and covenants in our debt instruments, including the senior credit facilities and the notes, will not adversely affect our ability to finance our future operations or capital needs or engage in other business activities that may be in our interest.

     Intersil's senior credit facilities require it to maintain certain financial ratios which become more restrictive over time. Intersil's ability to comply with these ratios may be affected by events beyond our control. A breach of any of these covenants or Intersil's inability to comply with the required financial ratios could result in a default under Intersil's senior credit facilities. In the event of any of these defaults, the lenders under Intersil's senior credit facilities could elect to declare all borrowings outstanding, together with accrued interest and other fees, to be due and payable, to require us to apply all of Intersil's available cash to repay these borrowings or to prevent Intersil from making debt service payments on the notes, any of which would be an event of default under the notes.

     See "Description of Certain Indebtedness."

HOLDING COMPANY STRUCTURE--AS A HOLDING COMPANY, WE ARE TOTALLY DEPENDENT ON DIVIDENDS FROM OUR OPERATING SUBSIDIARIES TO MEET OUR DEBT OBLIGATIONS OR, SHOULD WE SO CHOOSE, PAY DIVIDENDS. TO THE EXTENT WE DO NOT RECEIVE DIVIDENDS FROM INTERSIL, WE COULD DEFAULT ON OUR INDEBTEDNESS OR BE FORCED TO REFINANCE OUR INDEBTEDNESS UPON TERMS THAT ARE NOT FAVORABLE TO US.

     We are a holding company whose only material asset is the capital stock of Intersil. We conduct no business (other than in connection with our ownership of the capital stock of Intersil and the performance of our obligations with respect to the PIK Notes and certain other administrative obligations), and depend on distributions from Intersil to meet our obligations. Because of our and Intersil's substantial leverage and our dependence upon the operating performance of Intersil to generate distributions to us, there can be no assurance that any these distributions will be adequate to fund our obligations when due. In addition, the senior credit facilities, the PIK Notes, the notes and applicable Federal and state law impose restrictions on the payment of dividends and the making of loans by Intersil to us. As a result of the foregoing restrictions, we may be required to:

     o refinance our indebtedness,

     o seek additional debt or equity financing,

     o cause Intersil to refinance all or a portion of its indebtedness with indebtedness containing covenants allowing us to gain access to Intersil's cash flow or assets,

     o cause Intersil to obtain modifications of the covenants restricting our access to cash flow or assets of Intersil contained in Intersil's financing documents (including, without limitation, the senior credit facilities and the notes),

     o merge Intersil with us, which merger would be subject to compliance with applicable debt covenants and the consents of certain lenders or

     o pursue a combination of the foregoing actions.

     The measures we may undertake to gain access to sufficient cash flow to meet our future debt service requirements will depend on general economic and financial market conditions, as well as our financial condition and the financial condition of Intersil and other relevant factors existing at the time. No assurance can be given that any of the foregoing measures can be accomplished, and the failure to do so could have a material adverse effect on the value of the warrants and Warrant Shares.

CYCLICAL INDUSTRY--DOWNTURNS IN THE BUSINESS CYCLE COULD REDUCE THE REVENUES AND PROFITABILITY OF OUR BUSINESS.

     The semiconductor industry is highly cyclical. In 1998, the semiconductor industry experienced a downturn. Our markets may experience other, possibly more severe and prolonged, downturns in the future. We may also experience significant changes in our operating profit margins as a result of variations in sales, changes in product mix, price competition for orders and costs associated with the introduction of new products.

     The markets for our products depend on continued demand for personal computer, industrial, telecommunications, consumer electronics and automotive goods. There can be no assurance that these end-user markets will not experience changes in demand that will adversely affect our prospects.

NEW PRODUCT DEVELOPMENT AND TECHNOLOGICAL CHANGE--OUR INABILITY TO INTRODUCE NEW PRODUCTS COULD RESULT IN DECREASED REVENUES AND LOSS OF MARKET SHARE TO COMPETITORS; NEW TECHNOLOGIES COULD ALSO REDUCE THE DEMAND FOR OUR PRODUCTS.

     Rapidly changing technology and industry standards, along with frequent new product introductions, characterize the semiconductor industry. Our success in these markets depends on our ability to design, develop, manufacture, assemble, test, market and support new products and enhancements on a timely and cost-effective basis. There can be no assurance that we will successfully identify new product opportunities and develop and bring new products to market in a timely and cost-effective manner or that products or technologies developed by others will not render our products or technologies obsolete or noncompetitive. A fundamental shift in technology in our product markets could have a material adverse effect on us.

COMPETITION--OUR BUSINESS IS VERY COMPETITIVE AND INCREASED COMPETITION COULD REDUCE GROSS PROFIT MARGINS AND THE VALUE OF AN INVESTMENT IN OUR COMPANY.

     The semiconductor industry, and the semiconductor product markets specifically, are highly competitive. Competition is based on price, product performance, quality, reliability and customer service. The gross profit margins realizable in our markets can differ across regions, depending on the economic strength of end-product markets in those regions. Even in strong markets, price pressures may emerge as competitors attempt to gain more share by lowering prices. Competition in the various markets in which we participate comes from companies of various sizes, many of which are larger and have greater financial and other resources than we have and thus can better withstand adverse economic or market conditions. In addition, companies not currently in direct competition with us may introduce competing products in the future.

RISKS RELATED TO USE OF ESTIMATES IN PRO FORMA FINANCIAL INFORMATION AND ADJUSTED EBITDA--IF ACTUAL RESULTS DIFFER FROM THE ESTIMATES UNDERLYING SOME OF THE PRO FORMA FINANCIAL INFORMATION AND ADJUSTED EBITDA, OUR RESULTS MAY REFLECT HIGHER EXPENSES AND LOWER OPERATING RESULTS.

     The pro forma financial information contained herein assumes that we would have incurred annual expenses of $3.0 million to obtain general and administrative services, either from Harris, under the Transition Services Agreement, or otherwise. Charges under the Transition Services Agreement may exceed historical charges or upon termination of the agreement we might not be able to obtain similar facilities and services on comparable terms. See "The Transactions--Transition Services Agreement." If our actual expenses exceed the estimates, our operating results will be less favorable than those set forth in the pro forma financial statements.

     Adjusted EBITDA represents income (loss) before income taxes, depreciation, amortization, interest expense and adjustments for in-process research and development, foreign exchange loss and cost savings. It reflects management's estimate of our normalized earnings flow and is an indicator of our anticipated performance. Adjusted EBITDA in this prospectus is based on anticipated cost savings that our management believes are reasonable, including cost savings resulting from a plant closure in January 1999 and other cost savings anticipated in connection with other initiatives. We cannot assure you that the anticipated cost savings will be achieved. If our actual savings are less than our estimates or adversely affect our revenues or operations, our results and Adjusted EBITDA will be less than we anticipate and less than the amounts set forth in this prospectus. See "Summary Historical, Pro Forma and Other Data."

FLUCTUATION OF OPERATING RESULTS--OUR OPERATING RESULTS MAY DECREASE DUE TO THE DECLINE OF AVERAGE SELLING PRICES IN THE SEMICONDUCTOR INDUSTRY.

     Intense competition and a general slowdown in the semiconductor industry worldwide have resulted in decreases in the average selling prices of many of our products. We expect that average selling prices for our products will continue to decline in the future. A decline in average selling prices for our products, if not offset by reductions in the costs of providing these products, would decrease our gross profits and could have a material adverse effect on our business, financial condition and results of operation.

CURRENCY EXCHANGE RATE FLUCTUATIONS--FLUCTUATIONS IN THE EXCHANGE RATE OF THE U.S. DOLLAR AND OTHER FOREIGN CURRENCIES COULD INCREASE OPERATING EXPENSES AND NEGATIVELY IMPACT OUR FINANCIAL PERFORMANCE AND RESULTS OF OPERATIONS.

     While we and our subsidiaries transact business primarily in U.S. dollars and most of our revenues are denominated in U.S. dollars, a portion of our costs and revenues are denominated in other currencies, such as the Euro, the Malaysian Ringgit and the Japanese Yen. As a result, changes in the exchange rates of these currencies or any other applicable currencies to the U.S. dollar will affect our costs of goods sold and operating margins and could result in exchange losses. The impact of future exchange rate fluctuations on our results of operations cannot be accurately predicted. From time to time, we have engaged in, and may continue to engage in, exchange rate hedging activities in an effort to mitigate the impact of exchange rate fluctuations. However, any hedging technique that we may implement may not be effective or may result in foreign exchange hedging losses. In the past, we have incurred foreign exchange hedging losses, including $13.3 million during fiscal year 1998 and $11.4 million during fiscal year 1999.

RISKS ASSOCIATED WITH INTERNATIONAL OPERATIONS--OUR INTERNATIONAL OPERATIONS SUBJECT US TO RISKS NOT FACED BY DOMESTIC COMPETITORS WHICH INCLUDE UNFAVORABLE POLITICAL, REGULATORY, LABOR AND TAX CONDITIONS IN OTHER COUNTRIES.

     We cannot be certain to what extent our future operations and earnings may be adversely affected by the risks related to or any other problems arising from operating in international markets. We have significant operations in Kuala Lumpur, Malaysia and additionally generate approximately one-half of our revenue from outside the United States. Risks inherent in doing business on an international level include:

     o unexpected changes in the laws and policies of the United States and of the countries in which we manufacture and sell our products;

     o economic and political instability;

     o trade restrictions; and

     o foreign currency fluctuations.

DEPENDENCE ON SOURCES OF SUPPLY--PRODUCTION TIME AND THE OVERALL COST OF OUR PRODUCTS COULD INCREASE IF WE WERE TO LOSE ONE OF OUR LIMITED NUMBER OF SUPPLIERS OR IF ONE OF THOSE SUPPLIERS INCREASED THE PRICES OF RAW MATERIALS.

     Our results of operations could be adversely affected if we were unable to obtain adequate supplies of raw materials in a timely manner or if the costs of raw materials increased significantly. Our manufacturing operations depend upon obtaining adequate supplies of raw materials on a timely basis. We purchase raw materials, such as silicon wafers, lead frames, mold compound, ceramic packages and chemicals and gases, from a limited number of suppliers on a just-in-time basis. From time to time, suppliers may extend lead times, limit supplies or increase prices due to capacity constraints or other factors.

MANUFACTURING RISKS--DUE TO OUR COMPLEX MANUFACTURING PROCESSES, DELAYS IN PRODUCTION AT NEW FACILITIES, IMPLEMENTING NEW PRODUCTION TECHNIQUES OR IN CURING PROBLEMS ASSOCIATED WITH TECHNICAL EQUIPMENT MALFUNCTIONS MAY LOWER YIELDS AND REDUCE OUR REVENUES.

     Our manufacturing processes are highly complex, require advanced and costly equipment and are continuously being modified in an effort to improve yields and product performance. Impurities or other difficulties in the manufacturing process can lower yields. Our manufacturing efficiency will be an important factor in our future profitability, and we cannot assure you that we will be able to maintain our manufacturing efficiency or increase manufacturing efficiency to the same extent as our competitors.

     In addition, as is common in the semiconductor industry, we have from time to time experienced difficulty in beginning production at new facilities or in effecting transitions to new manufacturing processes. As a consequence, we have suffered delays in product deliveries or reduced yields. We may experience manufacturing problems in achieving acceptable yields or experience product delivery delays in the future as a result of, among other things, capacity constraints, construction delays, upgrading or expanding existing facilities or changing our process technologies, any of which could result in a loss of future revenues. Our operating results could also be adversely affected by the increase in fixed costs and operating expenses related to increases in production capacity if revenues do not increase proportionately.

CONTROLLING SHAREHOLDERS--A LIMITED NUMBER OF PERSONS INDIRECTLY CONTROL OUR COMPANY AND MAY EXERCISE THEIR CONTROL IN A MANNER ADVERSE TO YOUR INTERESTS.

     Sterling and certain key employees of our company own about 90% of our outstanding voting stock. By virtue of this stock ownership, they have the power to direct our affairs and will be able to determine the outcome of all matters required to be submitted to shareholders for approval, including the election of a majority of our directors, any merger, consolidation or sale of all or substantially all of our assets, and amendment of our Certificate of Incorporation. Sterling also has a significant equity investment in Fairchild Semiconductor, one of our competitors. See "Business--Competition." Because a limited number of persons control us, transactions could be difficult or impossible to complete without the support of those persons. It is possible that these persons will exercise control over us in a manner adverse to your interests.

     See "Ownership of Capital Stock."

DEPENDENCE ON INTELLECTUAL PROPERTY--WE USE A SIGNIFICANT AMOUNT OF INTELLECTUAL PROPERTY IN OUR BUSINESS. IF WE ARE UNABLE TO PROTECT THIS INTELLECTUAL PROPERTY, WE COULD LOSE OUR RIGHT TO EXCLUSIVE USE OF KEY TECHNOLOGY, RESULTING IN DECREASED REVENUES.

     Our future success and competitive position depend in part upon our ability to obtain and maintain proprietary technology used in our principal products. We rely on intellectual property rights, including, but not limited to, rights existing under patent, trade secret, trademark, maskwork and copyright law, to protect this technology. Some of our technology is not covered by any patent or patent application, and there is risk that:

     o some of the approximately 1,400 patents that we own and other numerous patents that we license from Harris may be invalidated, circumvented, challenged or licensed to others;

     o the license rights granted by Harris, or the patents that we own, will not provide competitive advantages to us; or

     o some of our pending or future patent applications will not be issued within the scope of the claims sought by us, if at all.

Further, others may develop technologies that are similar or superior to our technology, duplicate our technology or design around our patents. In addition, effective patent, trademark, copyright, maskwork and trade secret protection may be unavailable, limited or not applied for in certain foreign countries.

     We also seek to protect our proprietary technology, including technology that may not be patented or patentable, in part by confidentiality agreements and, if applicable, inventors' rights agreements with our collaborators, advisors, employees and consultants. There can be no assurance that these agreements will not be breached, that we will have adequate remedies for any breach or that these persons or institutions will not assert rights to intellectual property arising out of this research.

     Some of our current licenses to use others' technology will expire during the next several years, unless extended. In particular, we currently have access to a portfolio of patents under a cross-license agreement that expires in the year 2000. We will then need to negotiate renewals of these agreements or obtain the technology from alternative sources. There is no guarantee that we will be able to obtain renewals on substantially similar terms as those that currently exist.

DEPENDENCE ON INTELLECTUAL PROPERTY ACQUIRED FROM HARRIS--WE HAVE ACQUIRED SUBSTANTIALLY ALL OF OUR INTELLECTUAL PROPERTY FROM HARRIS. TO THE EXTENT OUR USE OF THIS INTELLECTUAL PROPERTY INFRINGES THE INTELLECTUAL PROPERTY RIGHTS OF OTHERS, WE MAY BE REQUIRED TO CEASE OUR USE OR SALE OF AFFECTED PRODUCTS.

     Under our intellectual property agreement with Harris, Harris has limited, royalty-free, worldwide, nonexclusive license rights (without right to sublicense) to some of our technology. Under our patent assignment and services agreements with Harris, Harris retained the ownership and rights to certain patents for a period of three years after which time the patents will be assigned to us, provided the patents are not the subject of litigation at that time, and with the proviso that any binding obligations on third parties to make royalty or other payments respecting the patents will be retained by Harris. Furthermore, the license agreements under which third parties are licensed to our intellectual property (or intellectual property that is assigned to us) and under which Harris was cross-licensed to the third party's intellectual property, may not be assignable to us. For this situation, Harris agreed to partially indemnify us for limited periods in limited situations against claims that may be made that our activities infringe the intellectual property rights of others. The extent and duration of this indemnification may be insufficient to shield us from the need to make monetary payments to third parties or to facilitate the continued manufacture, use or sale of some affected products.

INTELLECTUAL PROPERTY UPON WHICH WE RELY MAY INFRINGE ON OTHER PARTIES' INTELLECTUAL PROPERTY RIGHTS--WE MAY HAVE TO PAY OTHERS FOR INFRINGING THEIR INTELLECTUAL PROPERTY RIGHTS OR DEFEND OURSELVES IN A LITIGATION, RESULTING IN SIGNIFICANT EXPENSE TO US.

     Vigorous protection and pursuit of intellectual property rights or positions characterize the semiconductor industry. This vigor and pursuit have resulted in significant and often protracted and expensive litigation. We may from time to time be notified of claims that we may be infringing third party patents or other intellectual property rights. For example, a countersuit has been brought against Harris by Ericsson, one of its competitors, alleging infringement of four of its patents relating to telephone subscriber line interface circuits and we have been joined as a party. Our liability from this litigation, if any, that arises out of the conduct of the semiconductor business prior to closing is covered by Harris' agreement to provide limited indemnities. We do not believe that the litigation will have a material adverse effect on our business, financial condition or results of operations. It is possible, however, that the litigation will be resolved in a manner that is materially adverse to us. If necessary or desirable, we may, from time to time, seek licenses to patents or other intellectual property rights. However, we cannot be certain that we will obtain these licenses or that the terms of any offered licenses will be acceptable to us, and any acquisition or license could require expenditure of substantial time and other resources. Furthermore, some licenses or other rights to intellectual property of third parties that we use, such as software, may not be freely assignable by Harris to us. Our failure to obtain a license from a third party for technology we use could cause us to incur substantial liabilities and to suspend the manufacture or shipment of products or our use of processes requiring the technology. Litigation could result in significant expense to us, adversely affecting sales of the challenged product or technology and diverting the efforts of our technical and management personnel, whether or not the litigation is determined in our favor. In the event of an adverse outcome in any litigation, we may be required to:

     o pay substantial damages and incur significant attorneys' fees;

     o cease the manufacture, use, sale or importation of infringing products;

     o expend significant resources to develop or acquire non-infringing technology;

     o discontinue the use of some processes; or

     o obtain licenses to intellectual property covering the infringing technology.

RISKS RELATING TO FUTURE ACQUISITIONS--WE MAY NOT BE ABLE TO CONSUMMATE FUTURE ACQUISITIONS, AND THOSE ACQUISITIONS WHICH WE DO COMPLETE MAY BE DIFFICULT TO INTEGRATE AND RESULT IN INCREASED DEBT AND LIABILITIES.

     We plan to pursue acquisitions of related businesses. We might not be able to identify acquisitions, or, if we complete any acquisition, we may not realize any of the benefits anticipated from these acquisitions. Financing for acquisitions may not be available; and, depending on the terms of these acquisitions, financing could be restricted by the terms of our senior credit facilities and the indenture governing the Notes. The process of integrating acquired operations into our existing operations may result in unforeseen operating difficulties and may require significant financial resources that would otherwise be available for the ongoing development or expansion of our existing operations. Possible future acquisitions could result in the incurrence of additional debt, contingent liabilities and amortization expenses related to goodwill and other intangible assets, all of which could materially adversely affect our financial condition and operating results.

ENVIRONMENTAL LIABILITIES AND OTHER GOVERNMENTAL REGULATIONS--REGULATORY MATTERS COULD FORCE US TO INCUR SIGNIFICANT CAPITAL AND OPERATIONAL COSTS.

     We are subject to various environmental laws and regulations relating to the management, disposal and, under some circumstances, remediation of hazardous materials and wastes and the discharge of pollutants into the air and water. We are also subject to laws and regulations relating to workplace safety and worker health which, among other things, regulate employee exposure to hazardous substances. Under the Master Transaction Agreement, Harris agreed to indemnify us for substantially all environmental liabilities related to events or activities occurring prior to the closing of the transactions contemplated by the Master Transaction Agreement. The nature of our ongoing operations exposes us to the risk of liabilities or claims with respect to environmental matters, including those relating to the on- and off-site disposal and release of hazardous materials, and there can be no assurance that material costs will not be incurred in connection with these liabilities or claims.

     Based on our experience, we believe that the future cost of compliance with existing environmental and health and safety laws and regulations (and liability for known environmental conditions even without the Harris indemnity) will not have a material adverse effect on our business, financial condition or results of operations. However, we cannot predict:

     o what environmental or health and safety legislation or regulations will be enacted in the future;

     o how existing or future laws or regulations will be enforced, administered or interpreted; or

     o the amount of future expenditures which may be required to comply with these environmental or health and safety laws or regulations or to respond to future cleanup matters or other environmental claims.

     See "Business--Environmental Matters."

YEAR 2000 COMPLIANCE--WE COULD BE ADVERSELY AFFECTED IF YEAR 2000 PROBLEMS DISRUPT OUR OPERATIONS.

     Our inability to remedy our own Year 2000 problems or the failure of third parties to do so may cause business interruptions or shutdown, financial loss, regulatory actions, reputational harm and legal liability. We cannot assure you that our Year 2000 program or the programs of third parties who do business with us will be effective, that our estimate about the timing and cost of completing our program will be accurate or that all remediation will be complete by the year 2000.

     We are dependent on business systems (which include our information technology systems and non-information technology devices with embedded microprocessors) in operating our business. We also depend on the proper functioning of business systems of third parties, such as our vendors and customers. We are currently identifying, testing and correcting Year 2000 problems in systems throughout our operations, including those systems embedded in our machinery and equipment. We are also reviewing the Year 2000 readiness and compliance of our principal customers and suppliers of products and services, in order to identify and assess any negative impacts that non-compliance could have on us. The failure of our business systems or the business systems of third parties to interpret properly the upcoming calendar year 2000 could have a material adverse effect on our financial condition, results of operations, cash flow and business.

     See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                           FORWARD-LOOKING STATEMENTS

     This prospectus includes forward-looking statements. These statements relate to analyses and other information which are based on forecasts of future results and estimates of amounts not yet determinable. These statements also relate to our future prospects, developments and business strategies.

     These forward-looking statements are identified by their use of terms and phrases such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "plan," "predict," "project," "will" and similar terms and phrases, including references to assumptions. These statements are contained in sections entitled "Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business" and other sections of this prospectus.

     These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results to be materially different. These factors include, but are not limited to, the following: changes in general economic and business conditions; changes in current pricing levels; changes in political, social and economic conditions and local regulations; changes in technology and the development of new technology; foreign currency fluctuations; reductions in sales to any significant customers; changes in sales mix; industry capacity; competition; disruptions of established supply channels; manufacturing capacity constraints; the availability, terms and deployment of capital; and our ability to accurately estimate the cost of systems preparation and successfully implement for Year 2000 compliance. Our risks are more specifically described in the "Risk Factors" section of this prospectus. If one or more of these risks or uncertainties materialize, or if underlying assumptions prove incorrect, our actual results may vary materially from those expected, estimated or projected.

     We do not undertake to update our forward-looking statements or risk factors to reflect future events or circumstances.

                                USE OF PROCEEDS

     Intersil used the gross proceeds from the sale of the 200,000 units, each consisting of $1,000 principal amount of 13 1/4% Senior Subordinated Notes of Intersil and one warrant, together with the $220.0 million from borrowing by Intersil under the senior credit facilities, and a $120.0 million cash equity contribution by us to Intersil as follows: (i) approximately $520.0 million to pay for the purchase price of the semiconductor business and (ii) $20.0 million to pay fees and expenses relating to the acquisition, the financing in connection with the acquisition and the application of the proceeds of the financing. See "The Transactions"

     Upon any exercise of the warrants, we will receive the exercise price of $.001 per warrant share.

                                 CAPITALIZATION

     The following table sets forth the capitalization of Intersil and Intersil Holding (on a consolidated basis) as of October 1, 1999. This table should be read in conjunction with "Unaudited Pro Forma Combined Condensed Financial Statements," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our Consolidated Financial Statements included elsewhere in this prospectus.

                                                       OCTOBER 1, 1999    OCTOBER 1, 1999
                                                       ---------------    ----------------
                                                          INTERSIL       INTERSIL HOLDING
                                                        CORPORATION        CONSOLIDATED
                                                        -----------      ----------------
                                                                 (IN MILLIONS)
Long-term Debt, including Current Portion:
  Senior Credit Facilities:
    Revolving Credit Facility(1).....................      $ 15.0             $ 15.0
    Tranche B Senior Term Facility(2)................       205.0              205.0
  13 1/4% Senior Subordinated Notes(3)...............       199.7              199.7
  13.5% Subordinated Holding PIK Note(4).............          --               30.2
  11.13% Seller Holding PIK  Note(5).................          --               91.4
    Other............................................         4.5                4.5
                                                           ------             ------
         Total long-term debt........................       424.2              545.8
                                                           ------             ------
Mandatorily Redeemable Preferred Stock(6)............          --               86.4

Shareholders' Equity(6):
  Common stock.......................................          --                1.0
  Additional paid-in capital(3)(7)...................       212.2                3.2
  Retained deficit...................................       (20.1)             (20.1)
  Accumulated other comprehensive income.............          .4                 .4
                                                           ------             ------
         Total shareholders' equity..................       192.5              (15.5)
                                                           ------             ------
              Total capitalization...................      $616.7             $616.7
                                                           ------             ------
                                                           ------             ------

------------------
(1) Represents the drawn portion of $70.0 million available under the Revolving Credit Facility.
(2) The Tranche B Senior Term Facility will mature in 2005 and will require 1% of the original principal amount to be repaid in each of the first five years.
(3) The notes were issued as part of the units, which consist of $200.0 million principal amount of 13 1/4% Senior Subordinated Notes due 2009 and warrants to purchase 5,555,560 shares of Class A Common Stock of Intersil Holding. Reflects the gross proceeds from the units offering of $200.0 million net of $0.3 million ascribed to the warrants. The $0.3 million associated with the sale of the warrants is reflected as an increase to additional paid-in capital of Intersil. The value ascribed to the warrants does not reflect their market value.
(4) Citicorp Mezzanine Partners, L.P. contributed $30.0 million in cash to Intersil Holding in exchange for the 13.5% Subordinated Holding PIK Note due 2010 and warrants to purchase 5,555,560 shares of Class A Common Stock of Intersil Holding. Reflects the gross proceeds of $30.0 million net of $0.3 million ascribed to the warrants. The $0.3 million associated with the sale of the warrants is reflected as an increase to additional paid-in capital of Intersil Holding. The 13.5% Subordinated Holding PIK Note due 2010 is an obligation of Intersil Holding only and is not reflected on the historical or the pro forma financial statements of Intersil.
(5) The 11.13% Seller Holding PIK Note issued to Harris will mature in 2010 and does not require payment of cash interest until then. The 11.13% Seller Holding PIK Note is an obligation of Intersil Holding only and is not reflected in the historical or pro forma financial statements of Intersil, and the proceeds have been contributed to Intersil's capital.
(6) Sterling Holding Company, LLC and senior management, other key employees and certain other investors purchased shares of 12% Series A Cumulative Compounding Preferred Stock and common stock of Intersil Holding, for a total of about $76.5 million in cash and Harris purchased shares of 12% Series A Cumulative Compounding Preferred Stock and common stock of Intersil Holding for about $8.5 million in cash. The total cash preferred stock investment was $85.0 million, and the total cash common stock investment was $5.0 million. See "Ownership of Capital Stock." Intersil has 1,000 shares authorized and 1,000 shares issued and outstanding of its $.01 par value common stock.
(7) Intersil Holding Consolidated Shareholder's Equity is adjusted to eliminate the investment in Intersil of $210.0 million.

          UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS

     The following unaudited pro forma financial statements for Intersil Holding are based on or derived from our historical predecessor Consolidated Financial Statements included elsewhere in this prospectus. The acquisition of the semiconductor business was consummated on August 13, 1999.

     The Unaudited Pro Forma Combined Statements of Operations of Intersil Corporation and Intersil Holding give effect to the transactions as if they had occurred as of July 4, 1998. The transactions and the related adjustments are described in the accompanying notes. The pro forma financial statements do not purport to represent what Intersil's or Intersil Holding's results of operations or financial position would actually have been had the transactions in fact occurred on the dates specified nor do they purport to project the results of operations or financial position for any future period or at any future date.

     The acquisition of the semiconductor business has been accounted for using the purchase method of accounting. After the acquisition of the semiconductor business, the total purchase cost of the acquisition was allocated to the tangible and intangible assets and liabilities of the semiconductor business based upon their respective fair values. The pro forma adjustments are based upon preliminary estimates that our management believes are reasonable in the circumstances. In the opinion of our management, all adjustments that are necessary to present fairly the pro forma data have been made. After definitive valuations have been made, the final allocation of the purchase price could differ from the preliminary estimates used herein which would result in changes to the pro forma financial statements; however, any changes are not expected to be material. The purchase price of the acquisition of the semiconductor business is subject to a post-closing adjustment, which has not been finalized.

     The Pro Forma Combined Condensed Financial Statements should be read in conjunction with our Consolidated Financial Statements and notes thereto as of October 1, 1999 and July 2, 1999 and for the fiscal year ended July 2, 1999 the 6 weeks ended August 13, 1999, and the unaudited 13 weeks ended October 2, 1998 and the unaudited 7 weeks ended October 1, 1999, included elsewhere in this registration statement, "Forward Looking Statements," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Risk Factors--Risks Related to Use of Estimates in Pro Forma Information and Adjusted EBITDA."

         UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS

                                                           FISCAL YEAR ENDED JULY 2, 1999
                                        --------------------------------------------------------------------
                                                 INTERSIL CORPORATION                  INTERSIL HOLDING
                                        ---------------------------------------   --------------------------
                                         HISTORICAL                                             CONSOLIDATED
                                        (PREDECESSOR)   ADJUSTMENTS   PRO FORMA   ADJUSTMENTS    PRO FORMA
                                        -------------   -----------   ---------   -----------   ------------
                                                                   (IN MILLIONS)
Sales:
    Product sales.....................     $532.7         $   --       $532.7       $   --         $532.7
Costs and Expenses:
    Cost of product sales.............      349.8          (10.0)(a)    339.8                       339.8
    Research and development..........       67.0                        67.0                        67.0
    Marketing.........................       66.9                        66.9                        66.9
    Administrative and general........       17.1            3.0 (b)     20.1                        20.1
    Harris corporate expense
       allocation.....................        9.3           (9.3)(b)
    Intangible amortization...........        2.4           10.5 (d)     12.9                        12.9
                                           ------         ------       ------       ------         ------
Operating income......................       20.2            5.8         26.0           --           26.0
    Interest, net.....................       (1.2)          48.5 (c)     47.3         14.1 (f)       61.4
                                           ------         ------       ------       ------         ------
Income (loss) before income taxes.....       21.4          (42.7)       (21.3)       (14.1)         (35.4)
Income taxes (benefit)................       (6.0)         (16.7)(e)    (22.7)        (5.5)(e)      (28.2)
                                           ------         ------       ------       ------         ------
Net income (loss).....................       27.4          (26.0)         1.4         (8.6)          (7.2)
Preferred dividends...................         --             --           --        (10.2)(g)      (10.2)
                                           ------         ------       ------       ------         ------
Net income (loss) to common
  shareholders........................     $ 27.4         $(26.0)      $  1.4       $(18.8)        $(17.4)
                                           ------         ------       ------       ------         ------
                                           ------         ------       ------       ------         ------

        See Accompanying Notes to Unaudited Pro Forma Combined Condensed
                            Statement of Operations.

         UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS

                                                           13 WEEKS ENDED OCTOBER 2, 1998
                                        --------------------------------------------------------------------
                                                 INTERSIL CORPORATION                  INTERSIL HOLDING
                                        ---------------------------------------   --------------------------
                                         HISTORICAL                                             CONSOLIDATED
                                        (PREDECESSOR)   ADJUSTMENTS   PRO FORMA   ADJUSTMENTS    PRO FORMA
                                        -------------   -----------   ---------   -----------   ------------
                                                                   (IN MILLIONS)
Sales:
    Product sales.....................     $122.5                      $122.5                      $122.5
Costs and Expenses:
    Cost of product sales.............       80.5           (2.5)(a)     78.0                        78.0
    Research and development..........       14.8                        14.8                        14.8
    Marketing.........................       16.0                        16.0                        16.0
    Administrative and general........        5.2            0.8 (b)      6.0                         6.0
    Harris corporate expense
       allocation.....................        2.1           (2.1)(b)
    Intangible amortization...........        0.6            2.6 (d)      3.2                         3.2
                                           ------         ------       ------                      ------
Operating income......................        3.3            1.2          4.5                         4.5
    Interest, net.....................       (0.2)          12.1 (c)     11.9          3.5 (f)       15.4
                                           ------         ------       ------       ------         ------
Income (loss) before income taxes.....        3.5          (10.9)        (7.4)        (3.5)         (10.9)
Income taxes (benefit)................       (1.0)          (4.3)(e)     (5.3)        (1.4)(e)       (6.7)
                                           ------         ------       ------       ------         ------
Net income (loss).....................        4.5           (6.6)        (2.1)        (2.1)          (4.2)
Preferred dividends...................         --             --           --         (2.6)(g)       (2.6)
                                           ------         ------       ------       ------         ------
Net income (loss) to common
  shareholders........................     $  4.5         $ (6.6)      $ (2.1)      $ (4.7)        $ (6.8)
                                           ------         ------       ------       ------         ------
                                           ------         ------       ------       ------         ------

        See Accompanying Notes to Unaudited Pro Forma Combined Condensed
                            Statement of Operations.

         UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS

                                                             13 WEEKS ENDED OCTOBER 1, 1999
                             -----------------------------------------------------------------------------------------------
                                         6 WEEKS ENDED AUGUST 13, 1999
                             -----------------------------------------------------        7 WEEKS ENDED
                                                   PRO FORMA                             OCTOBER 1, 1999
                               INTERSIL           ADJUSTMENTS                        ------------------------     INTERSIL
                              CORPORATION    ----------------------                   INTERSIL      INTERSIL      HOLDING
                              HISTORICAL      INTERSIL     INTERSIL   CONSOLIDATED   CORPORATION    HOLDING     CONSOLIDATED
                             (PREDECESSOR)   CORPORATION   HOLDING     PRO FORMA     HISTORICAL    HISTORICAL    PRO FORMA
                             -------------   -----------   --------   ------------   -----------   ----------   ------------
                                                                      (IN MILLIONS)
Sales:
    Product sales..........      $57.3          $  --       $  --        $57.3         $ 76.6        $  --         $133.9
Costs and Expenses:
    Cost of product
       sales...............       39.6           (1.2)(a)                 38.4           46.6           --           85.0
    Research and
       development.........        8.5                                     8.5            8.4           --           16.9
    Marketing..............        8.2                                     8.2            8.4           --           16.6
    Administrative and
       general.............        2.7            0.3 (b)                  3.0            2.2           --            5.2
    Harris corporate
       expense
       allocation..........        1.2           (1.2)(b)                   --             --           --             --
    Intangible
       amortization........        0.3            1.2 (d)                  1.5            1.4           --            2.9
    In-process R&D charge..         --                                      --           20.8           --           20.8
                                 -----          -----       -----        -----         ------        -----         ------
Operating income (loss)....       (3.2)           0.9          --         (2.3)         (11.2)          --          (13.5)
    Interest, net..........       (0.1)           5.6 (c)     1.6 (f)      7.1            6.8          1.9           15.8
                                 -----          -----       -----        -----         ------        -----         ------
Income (loss) before income
  taxes....................       (3.1)          (4.7)       (1.6)        (9.4)         (18.0)        (1.9)         (29.3)
Income taxes (benefit).....       (0.1)          (1.8)(e)    (0.6)(e)     (2.5)           0.2           --           (2.3)
                                 -----          -----       -----        -----         ------        -----         ------
Net income (loss)..........       (3.0)          (2.9)       (1.0)        (6.9)         (18.2)        (1.9)         (27.0)
Preferred dividends........         --             --        (1.2)(g)     (1.2)            --         (1.4)          (2.6)
                                 -----          -----       -----        -----         ------        -----         ------
Net income (loss) to common
  shareholders.............      $(3.0)         $(2.9)      $(2.2)       $(8.1)        $(18.2)       $(3.3)        $(29.6)
                                 -----          -----       -----        -----         ------        -----         ------
                                 -----          -----       -----        -----         ------        -----         ------

         See Accompanying Notes to Unaudited Pro Forma Combined Condensed
                            Statement of Operations.

    NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENTS OF OPERATIONS

     The unaudited pro forma consolidated statements of operations give effect to the following adjustments:

(a) The total purchase price of $630.0 million was allocated to the assets and liabilities of the semiconductor business based upon their approximate fair value. The preliminary fair value of the net assets acquired exceeded the purchase price resulting in negative goodwill. This negative goodwill was allocated to property and equipment and identified intangible assets based on their relative fair value as follows:

                                                                               ALLOCATION
                                                              FAIR VALUE OF    OF EXCESS     ADJUSTED
                                                             ASSETS ACQUIRED   FAIR VALUE   FAIR VALUE
                                                             ---------------   ----------   ----------
           Net current assets.............................       $160.9              --       $160.9
           Other amounts..................................          9.0              --          9.0
           Property & equipment...........................        486.0         $(137.5)       348.5
           Developed technology...........................         80.0           (22.6)        57.4
           Customer base..................................         33.0            (9.3)        23.7
           In-process research and development............         29.0            (8.2)        20.8
           Assembled workforce............................         13.5            (3.8)         9.7
                                                                 ------         -------       ------
                                                                  811.4         $ 181.4       $630.0
                                                                                -------       ------
                                                                                -------       ------
           Purchase price.................................        630.0
                                                                 ------
           Excess fair value..............................       $181.4
                                                                 ------
                                                                 ------

    As a result of the allocation of negative goodwill to property, plant and equipment, the net book carrying value at August 13, of $403.7 million was reduced by $55.2 million to the fair value of $348.5 million. Therefore, for pro forma purposes, depreciation expense was reduced by $10.0 million, $2.5 million and $1.2 million for the fiscal year ended July 2, 1999, the 13 weeks ended October 2, 1998 and the 6 weeks ended August 13, 1999, respectively.

(b) Historically, Harris allocated corporate headquarters expenses to the semiconductor business based on the semiconductor business' net sales as a percentage of Harris' net sales. This pro forma adjustment represents the elimination of this allocation and our estimate of the cost of replacing these services as a stand-alone company, calculated as follows:

                                                                           13 WEEKS
                                                    FISCAL YEAR ENDED        ENDED         6 WEEKS ENDED
                                                      JULY 2, 1999      OCTOBER 2, 1998   AUGUST 13, 1999
                                                    -----------------   ---------------   ---------------
                                                                        (IN MILLIONS)
           Harris corporate expenses                      $ 9.3              $ 2.1             $ 1.2
              allocation.........................
                                                          -----              -----             -----
           Company's anticipated expenses:
              Finance, legal and professional....           2.0                0.5              0.20
              Human resources/benefits...........           0.5                0.2              0.05
              Other..............................           0.5                0.1              0.05
                                                          -----              -----             -----
                   Total anticipated expenses....           3.0                0.8               0.3
                                                          -----              -----             -----
           Net reduction.........................         $ 6.3              $ 1.3             $ 0.9
                                                          -----              -----             -----
                                                          -----              -----             -----

(c) Represents interest expense associated with the indebtedness incurred in connection with the acquisition of the semiconductor business, calculated as follows:

                                                                                       13 WEEKS
                                                                FISCAL YEAR ENDED        ENDED         6 WEEKS ENDED
                                                                  JULY 2, 1999      OCTOBER 2, 1998   AUGUST 13, 1999
                                                                -----------------   ---------------   ---------------
                                                                                     (IN MILLIONS)
           Interest on Notes (13.25% on $200.0 million)....           $26.5              $ 6.6             $ 3.1
           Estimated interest on Senior Term Facility
             (9.30% on $205.0 million).....................            19.1                4.8               2.2
           Estimated interest on Revolving Credit Facility
              (8.55% on $15.0 million).....................             1.3                0.3               0.1
                                                                      -----              -----             -----
                   Total cash interest expense.............            46.9               11.7               5.4
           Deferred financing fees.........................             1.6                0.4               0.2
                                                                      -----              -----             -----
                   Total interest expense..................           $48.5              $12.1             $ 5.6
                                                                      -----              -----             -----
                                                                      -----              -----             -----

    A change in the interest rate on the Senior Term Facility and the Revolving Credit Facility of one-eighth of one percent (0.125%) would change interest expense by $0.28 million for the fiscal year ended July 2, 1999, $0.07 million for the thirteen weeks ended October 2, 1998 and $0.03 million for the six weeks ended August 13, 1999.

    Financing fees are composed of $6.0 million on the notes (amortized over 10 years) and $6.2 million on the Senior Term Facility and Revolving Credit Facility (amortized over 6 years).

(d) Represents the adjustment to reflect additional amortization expense for the identified intangible assets. The preliminary appraisal of the acquired business, after adjustment for negative goodwill, included $111.6 million of identified intangible assets including, $57.4 million of developed technology, $23.7 million to customer base, $9.7 million to assembled workforce and $20.8 million of purchased in-process research and development. The purchased in-process research and development related to various products under development that had not yet reached technological feasibility and had no future alternative uses. Pursuant to Regulation S-X, the in-process research and development has been written off against retained earnings and has not been reflected in the pro forma consolidated statement of operations for the unaudited pro forma combined statement of operations for the fiscal year ended July 2, 1999. The remaining identified intangibles are being amortized over the following lives:

                                                                  13 WEEKS
                                           FISCAL YEAR ENDED        ENDED         6 WEEKS ENDED
IDENTIFIED INTANGIBLE  AMOUNT     LIFE       JULY 2, 1999      OCTOBER 2, 1998   AUGUST 13, 1999
---------------------  ------   --------   -----------------   ---------------   ---------------
                                                               (IN MILLIONS)
Developed              $57.4    11 years         $ 5.2              $ 1.3             $0.6
  technology.........
Customer base........   23.7     7 years           3.4                0.8              0.4
Assembled
  workforce..........    9.7     5 years           1.9                0.5              0.2
                                                 -----              -----             ----
                                                 $10.5              $ 2.6             $1.2
                                                 =====              =====             ====

    The purchase price is subject to a post closing adjustment based on the level of working capital on the closing date.

(e) Represents the adjustment of the pro forma income tax provision related to the pro forma pretax adjustments for Intersil and Intersil Holding computed on a stand-alone basis at an effective tax rate of 39% for domestic adjustments.

(f) Represents interest expense associated with Intersil Holding's indebtedness incurred in connection with the acquisition of the semiconductor business, calculated as follows:

                                                                           13 WEEKS
                                                    FISCAL YEAR ENDED        ENDED         6 WEEKS ENDED
                                                      JULY 2, 1999      OCTOBER 2, 1998   AUGUST 13, 1999
                                                    -----------------   ---------------   ---------------
                                                                        (IN MILLIONS)
           Interest on Subordinated Holding PIK
              Note
              (13.50% on $30.0 million)..........         $ 4.1              $ 1.0             $0.5
           Interest on Seller Holding PIK Note
              (11.13% on $90.0 million)..........          10.0                2.5              1.1
                                                          -----              -----             ----
                                                          $14.1              $ 3.5             $1.6
                                                          =====              =====             ====

(g) Represents the adjustment for the accretion of the 12% cumulative dividends on the 85,000 shares of the mandatorily redeemable 12% Series A Cumulative Compounding Preferred Stock, with a stated value of $1,000 per share.

               SELECTED HISTORICAL FINANCIAL DATA AND OTHER DATA

     The following table sets forth selected historical financial data and supplemental data for Intersil Holding and its predecessor. The historical financial data as of and for fiscal years 1997, 1998, 1999 and the 6 weeks ended August 13, 1999 are derived directly from our predecessor's audited Consolidated Financial Statements included elsewhere in this prospectus, except for revenue categorized by business unit, which is derived from our predecessor's books and records. The historical financial data as of and for fiscal years ended 1995 and 1996, which are not included in this prospectus, and the 13 weeks ended October 2, 1998 included elsewhere in this prospectus, are derived directly from our predecessor's unaudited Consolidated Financial Statements. The historical financial data as of and for the 7 weeks ended October 1, 1999 are derived directly from our unaudited Consolidated Financial Statements included elsewhere in this prospectus. The unaudited Consolidated Financial Statements include all adjustments necessary for the fair presentation of the financial condition and the results of operations for these periods and as of these dates. This information should be read in conjunction with the Consolidated Financial Statements included elsewhere in this prospectus and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                                              PREDECESSOR                             PREDECESSOR
                                               ------------------------------------------   ---------------------------------
                                                              FISCAL YEARS                  13 WEEKS ENDED     6 WEEKS ENDED
                                               ------------------------------------------   ---------------   ---------------
                                                1995     1996     1997     1998     1999    OCTOBER 2, 1998   AUGUST 13, 1999
                                               ------   ------   ------   ------   ------   ---------------   ---------------
                                                              (DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
STATEMENT OF OPERATIONS DATA:
Revenue:
    Analog & Mixed-Signal...................   $379.2   $393.6   $384.4   $390.4   $352.8       $ 79.8           $ 36.3
    Discrete Power..........................    128.2    176.6    154.5    176.4    161.6         38.5             18.0
    Wireless................................      0.0      0.0      6.4     10.0     18.3          4.2              3.0
                                               ------   ------   ------   ------   ------       ------           ------
Total revenue...............................   $507.4   $570.2   $545.3   $576.8   $532.7       $122.5           $ 57.3
                                               ======   ======   ======   ======   ======       ======           ======
Gross profit................................   $178.5   $227.1   $199.3   $207.5   $182.9       $ 42.0           $ 17.7
Research and development....................     50.6     69.4     75.2     75.1     67.0         14.8              8.5
Selling, general and administrative.........     94.6    103.6     99.3     98.2     84.0         21.2             10.9
Harris corporate expense allocation.........      9.1     10.3     10.0     10.0      9.3          2.1              1.2
Intangible amortization.....................      2.3      2.3      2.3      2.3      2.4          0.6              0.3
In-process R&D charge.......................       --       --       --       --       --           --               --
                                               ------   ------   ------   ------   ------       ------           ------
Operating income (loss).....................     21.9     41.5     12.5     21.9     20.2          3.3             (3.2)
Interest, net...............................      0.6     (1.0)    (0.6)    (0.9)    (1.2)        (0.2)            (0.1)
                                               ------   ------   ------   ------   ------       ------           ------
Income (loss) before income taxes...........     21.3     42.5     13.1     22.8     21.4          3.5             (3.1)
Income taxes (benefit)......................     (4.3)     2.6      1.9      9.9     (6.0)        (1.0)            (0.1)
                                               ------   ------   ------   ------   ------       ------           ------
Net income (loss)...........................     25.6     39.9     11.2     12.9     27.4          4.5             (3.0)
Preferred dividends.........................       --       --       --       --       --           --               --
                                               ------   ------   ------   ------   ------       ------           ------
Net income (loss) to common shareholders....   $ 25.6   $ 39.9   $ 11.2   $ 12.9   $ 27.4       $  4.5           $ (3.0)
                                               ======   ======   ======   ======   ======       ======           ======
LOSS PER SHARE:
Basic and diluted...........................
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING
  (IN MILLIONS):
Basic and diluted...........................
SUPPLEMENTAL DATA:
Depreciation................................   $ 44.5   $ 47.6   $ 50.2   $ 65.0   $ 78.2       $ 19.0           $  8.7
Capital expenditures........................   $ 80.4   $141.8   $173.3   $ 90.2   $ 38.6       $ 13.1           $  1.9
Total interest expense......................   $   --   $   --   $   --   $   --   $  0.1       $   --           $   --
Ratio of earnings to fixed
  charges(1)................................      9.5x    21.2x     7.0x    11.9x    10.7x         8.0x              (3)
Ratio of earnings to fixed charges and
  preferred stock dividends(2)..............      9.5x    21.2x     7.0x    11.9x    10.7x         8.0x              (4)
BALANCE SHEET DATA (END OF PERIOD):
Cash........................................   $   --   $   --   $   --   $   --   $   --       $   --           $  1.4
Total assets................................    546.2    647.0    773.3    810.3    761.2        801.0            736.1
Long-term debt, including current portion...       --       --      1.4      4.1      4.6          4.0              4.5
Mandatorily redeemable preferred stock......       --       --       --       --       --           --               --
Total shareholders' equity (deficit)........    456.2    520.9    646.2    699.1    658.9        705.7            657.3


                                                 SUCCESSOR
                                              ---------------
                                               7 WEEKS ENDED
                                              ---------------
                                              OCTOBER 1, 1999
                                              ---------------

STATEMENT OF OPERATIONS DATA:
Revenue:
    Analog & Mixed-Signal...................      $ 46.5
    Discrete Power..........................        26.9
    Wireless................................         3.2
                                                  ------
Total revenue...............................      $ 76.6
                                                  ======
Gross profit................................      $ 30.0
Research and development....................         8.4
Selling, general and administrative.........        10.6
Harris corporate expense allocation.........          --
Intangible amortization.....................         1.4
In-process R&D charge.......................        20.8
                                                  ------
Operating income (loss).....................       (11.2)
Interest, net...............................         8.7
                                                  ------
Income (loss) before income taxes...........       (19.9)
Income taxes (benefit)......................         0.2
                                                  ------
Net income (loss)...........................       (20.1)
Preferred dividends.........................        (1.4)
                                                  ------
Net income (loss) to common shareholders....      $(21.5)
                                                  ======
LOSS PER SHARE:
Basic and diluted...........................      $(0.22)
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING
  (IN MILLIONS):
Basic and diluted...........................       100.0
SUPPLEMENTAL DATA:
Depreciation................................      $  8.7
Capital expenditures........................      $  3.4
Total interest expense......................      $  8.7
Ratio of earnings to fixed
  charges(1)................................          (3)
Ratio of earnings to fixed charges and
  preferred stock dividends(2)..............          (4)
BALANCE SHEET DATA (END OF PERIOD):
Cash........................................      $ 33.8
Total assets................................       736.7
Long-term debt, including current portion...       545.8
Mandatorily redeemable preferred stock......        86.4
Total shareholders' equity (deficit)........       (15.4)

------------------
(1) Earnings consist of income before income taxes plus fixed charges. Fixed charges consist of interest expense on debt and amortization of deferred debt issuance costs and the portion (about one-third) of rental expense that we believe is representative of the interest component of rental expense.

(2) Earnings as defined above, fixed charges as defined above plus preferred stock dividends, whether paid or accreted.

(3) The deficiency of earnings available to cover fixed charges for the six weeks ended August 13, 1999 and for the seven weeks ended October 1, 1999 is $3.1 million and $19.9 million, respectively.

(4) The deficiency of earnings available to cover fixed charges and preferred stock dividends for the six weeks ended August 13, 1999 and for the seven weeks ended October 1, 1999 is $3.1 million and $21.3 million, respectively.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

     The following discussion should be read in conjunction with, and is qualified in its entirety by reference to our Consolidated Financial Statements, including the notes thereto appearing elsewhere in this prospectus. Except for historical information, the discussions in this section of the prospectus contain forward-looking statements that involve risks and uncertainties. Actual results could differ materially from those discussed below. Intersil Holding is a holding company whose sole assets are its investment in Intersil's capital stock and certain intangible assets. Intersil Holding is dependent on the receipt of dividends or distributions from Intersil to fund its obligations.

OVERVIEW

     We are a leading systems level designer and manufacturer of analog, mixed signal, discrete power and wireless communications semiconductors. We use our proprietary technologies and design capabilities to provide systems solutions for the communications power management and wireless markets. We sell over 4,500 products to more than 28,000 customers worldwide.

BASIS OF PRESENTATION

     Intersil Holding was formed on August 13, 1999 through a series of transactions, in which Intersil Holding and its wholly-owned subsidiary, Intersil, acquired the Semiconductor Business of Harris. Intersil Holding currently has no operations but holds common stock related to its investment in Intersil and certain indebtedness related to the Semiconductor Business acquisition. Intersil and its wholly-owned domestic and foreign subsidiaries include the operations of the Predecessor. Our first quarter of fiscal year 2000 began on July 3, 1999 and ended October 1, 1999.

     The total purchase price of the Semiconductor Business acquisition was $630 million, which included transaction costs of approximately $7.8 million and deferred financing costs of $12.2 million. The consideration paid by Intersil Holding was $520.0 million in cash of which $420.0 million was financed through borrowings from the senior credit facilities, the 13 1/4% Senior Subordinated Notes and 13.5% Subordinated Holding PIK Note and the issuance of a $90.0 million "Pay-In-Kind" (PIK) note to Harris.

     The acquisition was accounted for using the purchase method of accounting and accordingly, the operating results of the Semiconductor Business have been included in Intersil's consolidated financial statements since the date of acquisition. The total purchase price was allocated to the assets and liabilities of the Semiconductor Business based upon their approximate fair value. The fair value of the net assets acquired exceeded the purchase price resulting in negative goodwill of approximately $181 million. This negative goodwill was allocated to the identified intangibles and property and equipment based on their relative fair values. The most significant effects were to decrease property, plant and equipment and to increase certain intangibles and liabilities. Accordingly, certain financial information for the periods prior to August 13, 1999 is not comparable to periods subsequent to August 13, 1999. All income statement information for the first quarter of fiscal year 2000 represents the combined results of the semiconductor business from July 3, 1999 through August 13, 1999 and Intersil Holding from August 14, 1999 through October 1, 1999.

QUARTERLY RESULTS

     The following table sets forth the unaudited historical quarterly net sales and gross profits of our product groups:

                                                                                                    COMBINED
                                                                                                     FISCAL
                                    FISCAL YEAR 1998                    FISCAL YEAR 1999            YEAR 2000
                            ---------------------------------   ---------------------------------   ---------
                              Q1       Q2       Q3       Q4       Q1       Q2       Q3       Q4        Q1
                            ------   ------   ------   ------   ------   ------   ------   ------   ---------
                                                  (IN MILLIONS, EXCEPT FOR PERCENTAGES)
Net Sales
Analog & Mixed-Signal.....  $ 96.3   $ 93.9   $ 95.2   $105.0   $ 79.8   $ 86.2   $ 88.5   $ 98.3    $ 82.8
Discrete Power............    44.7     45.2     45.7     40.8     38.5     34.8     42.3     46.0      44.9
Wireless..................     2.9      2.2      2.6      2.3      4.2      3.1      4.6      6.4       6.2
                            ------   ------   ------   ------   ------   ------   ------   ------    ------
    Total.................  $143.9   $141.3   $143.5   $148.1   $122.5   $124.1   $135.4   $150.7    $133.9
                            ======   ======   ======   ======   ======   ======   ======   ======    ======

Gross Profit
Analog & Mixed-Signal.....  $ 34.2   $ 39.4   $ 39.9   $ 46.5   $ 33.0   $ 33.2   $ 38.3   $ 42.1    $ 34.7
Discrete Power............    10.8     12.4     10.6     10.3      8.1      5.0      7.2      9.5      10.8
Wireless..................     0.9      0.1      1.1      1.3      0.9      0.8      1.6      3.2       2.2
                            ------   ------   ------   ------   ------   ------   ------   ------    ------
    Total.................  $ 45.9   $ 51.9   $ 51.6   $ 58.1   $ 42.0   $ 39.0   $ 47.1   $ 54.8    $ 47.7
                            ======   ======   ======   ======   ======   ======   ======   ======    ======
Gross Profit Percentage
Analog & Mixed-Signal.....      36%      42%      42%      44%      41%      39%      43%      43%       42%
Discrete Power............      24       27       23       25       21       14       17       21        24
Wireless..................      31        5       42       57       21       26       35       50        35
    Total.................      32       37       36       39       34       31       35       36        36

     Our first fiscal quarter is generally the weakest due to slow demand from government customers, model year changeovers in the automotive industry and summer holiday seasons, primarily in Europe. Our fourth fiscal quarter is generally the strongest due to strong demand from government customers.

     The semiconductor industry has historically experienced declining selling prices over the past 15 years, and we expect that trend to continue in the future. We expect to realize productivity gains which will offset the decline in average selling prices and therefore we do not anticipate a significant adverse effect on our financial condition.

     Industry demand weakened significantly in the first half of fiscal 1999 due to widespread inventory adjustments which led to excess manufacturing capacity and steep declines in product prices. This trend impacted all three product groups. Our results, and the industry as a whole, began to strengthen in the third fiscal quarter of 1999, with an increase in sales of 9.1% from the second quarter to the third quarter and 11.3% from the third quarter to the fourth quarter.

     As Wireless is an emerging business, gross margins have fluctuated during the start-up period due to timing of sales and variability of yield performance.

RESULTS OF OPERATIONS

     The following table sets forth income statement data for the periods indicated as a percentage of net sales:

                                              FISCAL YEAR                     13 WEEKS ENDED
                                     -----------------------------      --------------------------
                                                                                         COMBINED
                                                                        OCTOBER 2,      OCTOBER 1,
                                     1997        1998        1999          1998            1999
                                     -----       -----       -----      ----------      ----------
Revenue:
  Analog & Mixed-Signal............   70.5%       67.7%       66.2%         65.2%           61.9%
  Discrete Power...................   28.3        30.6        30.4          31.4            33.5
  Wireless.........................    1.2         1.7         3.4           3.4             4.6
                                     -----       -----       -----        ------          ------
     Total.........................  100.0       100.0       100.0         100.0           100.0
                                     -----       -----       -----        ------          ------
Cost and Expenses
  Cost of goods sold...............   63.5        64.0        65.6          65.7            64.4
  Research and development.........   13.8        13.0        12.6          12.1            12.6
  Selling, general and
     administrative................   20.0        18.8        17.5          19.0            17.0
  Intangible amortization..........    0.4         0.4         0.5           0.5             1.3
  In-process research and
     development...................     --          --          --            --            15.5
                                     -----       -----       -----        ------          ------
     Operating income..............    2.3         3.8         3.8           2.7          (10.8)
  Interest, net....................   (0.1)       (0.2)       (0.2)         (0.2)            6.4
                                     -----       -----       -----        ------          ------
Income (loss) before income
  taxes............................    2.4         4.0         4.0           2.9           (17.2)
Income taxes (benefit).............    0.3         1.8        (1.1)         (0.8)            0.1
                                     -----       -----       -----        ------          ------
Net income (loss)..................    2.1%        2.2%        5.1%          3.7%          (17.3)%
                                     =====       =====       =====        ======          ======

Q1 FISCAL 2000 COMPARED WITH Q1 FISCAL 1999

  Net Sales

     Net sales for the first quarter of fiscal year 2000 increased 9.3% to $133.9 million from $122.5 million in the first quarter of fiscal year 1999. The quarter over quarter growth is the result of improved demand across all business units, primarily as a result of improved market conditions. Wireless sales growth of 48% was driven by increased market acceptance of our PRISM(Registered) products.

     Geographically, 48.7%, 22.8% and 28.5% of product sales were derived in North America, Europe and Asia, respectively, during the first quarter of fiscal year 2000, compared to 55.6%, 25.1%, and 19.3% in the first quarter of fiscal year 1999.

  Gross Margin

     Cost of goods sold consists primarily of purchased materials, labor and overhead (including depreciation) associated with product manufacturing, plus royalty, warranty and sustaining engineering expenses pertaining to products sold. Gross margin on product sales increased 13.6% to $47.7 million in the first quarter of fiscal year 2000 from $42.0 million in the first quarter of fiscal year 1999. As a percent of sales, gross margin was 35.6% in the first quarter of fiscal year 2000 and 34.3% in the first quarter of fiscal year 1999. This increase was substantially due to greater capacity utilization, from 60% in Q1 Fiscal 1999 to 76% in Q1 Fiscal 2000, and increased manufacturing efficiencies resulting from cost reductions related to head count reductions, as well as a decrease in depreciation expense resulting from a revaluation of our property, plant and equipment due to purchase accounting.

  Operating Expenses

     R&D expenses consist primarily of salaries and selected costs of employees engaged in product/process research, design and development activities, as well as related subcontracting activities, prototype development, cost of design tools and technology license agreement expenses. R&D expenses increased

14.2% to $16.9 million in the first quarter of fiscal year 2000 from $14.8 million in the first quarter of fiscal year 1999. As a percent of sales, R&D expenses remained relatively flat at 12.6% in the first quarter of fiscal year 2000 from 12.1% in the first quarter of fiscal year 1999. R&D expense included continued investment in the PRISM(Registered) chip set and in the Discrete Power integrated circuits area, focusing in the categories of communications and computing, which led our growth of new product revenue during fiscal year 1999.

     In connection with the acquisition, we allocated $20.8 million of the purchase price to in-process R&D projects. This allocation represents the estimated fair value based on risk-adjusted cash flows related to the incomplete products. At the date of acquisition, the development of these projects had not yet reached technological feasibility and the in-process R&D had no alternative future uses. Accordingly, these costs were expensed as a one-time charge to earnings in the first quarter of fiscal year 2000.

     In making the purchase price allocation, we relied on present value calculations of income, an analysis of project accomplishments and completion costs and an assessment of overall contribution and project risk. The amounts assigned to the in-process R&D were determined by identifying significant research projects for which technological feasibility had not been established.

     The amounts assigned to the in-process R&D were determined by identifying significant research projects for which technological feasibility had not been established. The fair values assigned to each of the significant projects and the stage of completion are reported below.

                                                              FAIR VALUE
                                                                 (IN        STAGE OF
                          PRODUCT                             MILLIONS)    COMPLETION
                          -------                             ----------   ----------
SMPS IGBT...................................................    $ 2.4          60%
PRISM II....................................................      2.4          90%
HIP 6601/2/3................................................      1.5          75%
HC 1540.....................................................      0.4          80%
HC 7581.....................................................      3.4          60%
HIP 6210/6220...............................................      2.4          50%
DC to DC Power Converters...................................      2.2          35%
Gen III Radiation Hardened MOSFETs..........................      8.0          60%
Other.......................................................      6.3          38%
                                                                -----
  Total.....................................................    $29.0
                                                                =====

     A discussion of the most significant projects follows:

  SMPS IGBT

     SMPS IGBT refers to a project researched and in development in our discrete power product line area. AC to DC power supplies are designed to use high voltage power metal oxide semiconductor field effect transistors, or MOSFETs, to convert an AC voltage into a DC voltage. The new switch mode power supply, or SMPS, family of insulated gate bipolar transistors, or IGBTs, will combine the fast speed, unclamped inductive switching and low gate charge speed of the power MOSFET with the high current density and low forward voltage drop of the IGBT. The result will be a lower cost and more efficient product than currently available high voltage MOSFET products.

  PRISM II

     PRISM II refers to a project researched and in development in our wireless product line area. PRISM II will be a complete silicon solution for the design of Wireless Local Area Networks, or WLANs. Comprised of five highly integrated chips incorporating advanced silicon germanium technology, PRISM II will deliver all required analog and digital circuitry for the physical and medium access controller layers, while providing a complete "antenna-to-computer" solution for high data rate WLANs. The product will provide end-users in the computer market with a low cost, small and lightweight medium for WLAN connection.

  HIP6601/2/3

     HIP6601/2/3 refers to another chipset family researched and in development in our analog and mixed signal product line area. HIP6601/2/33 will be designed to support the next generation Intel and AMD processors that will be used in file servers, desktops, and workstations. The HIP6601, HIP6602 and HIP6603 will be a family of similar controllers and drivers designed to support various high performance CPU power supply conversion requirements.

  HC1540

     HC1540 refers to an integrated circuit and relay researched and in development in our analog and mixed signal product line area. HC1540 will be a high voltage, switch for use in the telecom industry.

  HC7581

     HC7581 refers to a new subscriber line interface circuit, or SLIC, researched and in development in our analog and mixed signal product line area. SLICs are required in all telecom exchange systems to interface with signals entering into telecommunication systems.

  HIP6210/6220

     HIP6210/6220 refer to a chipset researched and in development in our analog and mixed signal product line area. HIP6210/6220 are designed to support the personal computer market by saving energy. These chips will sense different power requirement levels and regulate the flow of the power based on essential needs.

  DC to DC Power Converters

     DC to DC power converters refer to a project researched and in development in our space and defense group. The DC to DC power converter will be the first in a series of radiation-hardened, high reliability power supplies. This power supply source will be smaller in size, of less weight and more efficient than currently available technology. The initial market will be for usage in satellites. However, a variety of other commercial and military space applications are envisioned.

  Gen III Radiation Hardened MOSFETs

     Gen III radiation hardened metal oxide semiconductor field effect transistors, or MOSFETs, refer to a project researched and in development in our discrete power product line area. This technology will reduce the die size used in commercial satellites by 50% while maintaining a high degree of radiation hardness. Launch costs of commercial satellites are directly proportional to a satellite's size and weight. The die size reduction will enable us to place our silicon in packages that are smaller and lighter thereby providing the end-user with a more economical printed circuit board.

     The value assigned to purchased in-process R&D was determined by estimating the costs to develop the purchased in-process R&D into commercially viable products and discounting the net cash flows to their present value.

     Remaining development efforts for these in-process R&D projects include various phases of design, development and testing. The anticipated completion dates for the in-process R&D projects will occur within the next one and one half years, after which we expect to begin generating economic benefits from the technologies. Expenditures to complete these projects are expected to total approximately $12.1 million in fiscal year 2000, and $1.3 million in fiscal year 2001.

     These estimates are subject to change, given the uncertainties of the development process, and no assurance can be given that deviations from these estimates will not occur. We expect to continue these development efforts and believe we have a reasonable chance of successfully completing the R&D programs. However, there is risk associated with the completion of the projects and there is no assurance that any will meet with either technological or commercial success.

     SG&A costs, which include marketing, selling, administrative and general expenses, and Harris corporate expense allocation, decreased 3.0% to $22.7 million in the first quarter of fiscal year 2000 from $23.4 million in the first quarter of fiscal year 1999. The decrease in SG&A was primarily due to increased efficiencies resulting from a reorganization of the internal sales force and external sales representative firms in fiscal year 1999 and reduction of administrative expenses including headcount reductions. Operating expenses include allocated charges by Harris to us for legal, financial and other administrative expenses of $1.2 million for the six weeks of the first quarter of fiscal year 2000 and $2.1 million for all of the first quarter of fiscal year 1999. Certain intangible assets were recorded on the opening balance sheet of Intersil as part of purchase accounting. These assets will be amortized over their useful lives ranging from five to eleven years.

  Interest Expense

     In connection with the acquisition of the semiconductor business, we entered into new credit facilities. See "--Liquidity and Capital Resources." Interest expense related to this debt for Intersil Holding during the first quarter of fiscal year 2000 was $8.6 million, excluding interest income of $0.1 million.

  Tax Expense

     The tax benefit for the combined first quarter of fical year 2000 is not comparable to the first quarter of fiscal year 1999, due to the different tax structures of the semiconductor business and Intersil Holding.

  Backlog

     We had backlog at October 1, 1999 of $180.8 compared to $174.0 million at July 2, 1999.

FISCAL 1999 COMPARED WITH 1998

  Net Sales

     Net sales for fiscal year 1999 decreased 7.6% to $532.7 million from $576.8 million in fiscal year 1998. This decrease is the result of continued soft market conditions and resulting adverse effects on semiconductor demand. This trend continued through the second quarter of fiscal 1999. We believe that the principal causes for the decline were initially high inventory levels of our products at our distributors, which decreased 17% from fiscal year 1998 to fiscal year 1999, as well as high levels of inventory at customers. This was followed by an overall drop in global semiconductor demand of 8.5% in calendar year 1998. Particularly hard hit were our Discrete Power products where prices of power metal oxide semiconductor field effect transistors, or MOSFETs, declined by nearly 15%. Additionally, distributors and major OEMs reduced the amount of pipeline inventory in the channel, taking advantage of the shorter lead-times and lower prices. During the third fiscal quarter of 1999, we began to experience an increase in new orders, which resulted in a 9.1% increase in sales in the third quarter versus the preceding quarter. The positive trend continued into the fourth quarter with an increase in sales of 11.3% from the third quarter.

     Geographically, 53.5%, 24.6% and 21.9% of product sales were derived in North America, Europe and Asia, respectively, during fiscal year 1999, compared to 53.8%, 28.0%, and 18.2% in fiscal year 1998.

  Gross Margin

     Gross margin on product sales declined 11.9% to $182.9 million in fiscal year 1999 from $207.5 million in fiscal year 1998. As a percent of sales, gross margin was 34.3% in fiscal year 1999 and 36.0% in fiscal year 1998. This decrease was substantially due to price pressure worldwide for our Discrete Power products and a $13.2 million increase in our depreciation expense resulting from the additional capital expenditures that went into our 8-inch wafer fab in Mountaintop, Pennsylvania. Our gross margin decline was partially offset by a series of cost reduction initiatives which resulted in lower operating costs and improved pricing and terms with our suppliers of raw materials.

  Operating Expenses

     R&D expenses decreased 10.8% to $67.0 million in fiscal year 1999 from $75.1 million in fiscal year 1998. During fiscal year 1999, we focused our resources on targeted applications and reduced programs that did not support our emphasis. Major investment continued on the PRISM(Registered) chip set which addresses the wireless local area network market. R&D for products designed for the power management market was principally focused on computing and communications which led our growth of new product revenue during fiscal year 1999.

     SG&A costs decreased 13.7% to $93.3 million in fiscal year 1999 from $108.1 million in fiscal year 1998. The decrease in SG&A was primarily due to increased efficiencies resulting from a reorganization of the internal sales force and external sales representative firms and reduction of administrative expenses including headcount reductions. Operating expenses include allocated charges by Harris to us for legal, financial and other administrative expenses of $9.3 million for fiscal year 1999 and $10.0 million for fiscal year 1998.

  Tax Expenses

     The tax benefit of $6.0 million in fiscal year 1999 was primarily driven by changes in the Malaysian tax system, resulting in fiscal year 1999 income not being subject to tax.

  Backlog

     We had backlog at July 2, 1999 of $174.0 million compared to backlog of about $188.5 million at July 3, 1998. The decrease in backlog was primarily due to shorter industry lead-times.

FISCAL 1998 COMPARED WITH 1997

  Net Sales

     Net sales for fiscal year 1998 increased 5.8% to $576.8 million from $545.3 million in fiscal year 1997. The increase was principally due to a 14% increase in Discrete Power sales over the prior year primarily due to increased output from our new 8-inch wafer fab in Mountaintop, Pennsylvania.

     Geographically, 53.8%, 28.0%, and 18.2% of product sales were derived in North America, Europe and Asia/Pacific, respectively, in fiscal year 1998, compared to 55.4%, 26.6%, and 18.0% in fiscal year 1997.

  Gross Margin

     Gross margin in fiscal year 1998 increased 4.1% to $207.5 million from $199.3 million in fiscal year 1997. The increase in gross margin was primarily due to higher revenue and improved manufacturing efficiencies offset partially by a $14.8 million increase in depreciation expense resulting from the expansion of the Mountaintop, Pennsylvania 8-inch wafer fab. As a percentage of revenue, our gross margin decreased to 36.0% in fiscal year 1998 compared to 36.5% for fiscal year 1997 due primarily to the increased depreciation.

  Operating Expenses

     R&D expenses were $75.1 million, or 13.0% of sales in fiscal year 1998, compared to $75.2 million, or 13.8% of sales in fiscal year 1997. During fiscal year 1998, we continued to direct about two-thirds of our R&D investment to our wireless and analog products.

     SG&A expenses in fiscal year 1998 decreased 1.1% to $108.1 million, compared to $109.3 million in fiscal year 1997. The decrease in SG&A as a percent of sales from 20.0% to 18.7% was primarily due to our increased operating efficiency and efforts to reduce selling and administrative expenses. Operating expenses include charges by Harris for our share of legal, financial and other administrative expenses of $10.0 million for fiscal year 1998 and $10.0 million for fiscal year 1997.

  Tax Expenses

     The favorable tax rate in fiscal year 1997 was primarily due to fluctuations in foreign income and a reinvestment allowance on capital expenditures in Malaysia.

  Backlog

     We had backlog at July 3, 1998 of about $188.5 million compared to backlog of about $223.2 million at June 27, 1997. The decline in backlog was primarily due to shorter industry lead times.

LIQUIDITY AND CAPITAL RESOURCES

     In connection with the acquisition of the semiconductor business, we entered into new credit facilities, which provide for a Senior Term Facility of $205.0 million and a Revolving Credit Facility in an aggregate amount up to $70.0 million. Both the Senior Term Facility and the Revolving Credit Facility will mature in 2005.

     The Senior Term Facility is subject to amortization payments which require 1.0% of the original principal amount to be repaid in each of the first five years. The Revolving Credit Facility is available until 2005 unless sooner terminated. As of October 1, 1999, $15.0 million of the Revolving Credit Facility was outstanding.

     Our principal capital requirements are to fund working capital needs, to meet required debt payments and to complete planned maintenance and expansion. We anticipate that our operating cash flow, together with available borrowings under the Revolving Credit Facility, will be sufficient to meet our working capital, capital expenditure and interest requirements on our debt obligations for the foreseeable future. As of October 1, 1999, our total debt, preferred stock and shareholder's deficit was $545.8 million, $86.4 million and $15.4 million, respectively. We also have additional borrowing availability of $55.0 million for working capital and capital expenditure requirements under the Revolving Credit Facility.

     The senior credit facilities, along with the PIK Notes and the notes, restrict the payment of dividends and the making of loans by Intersil to Intersil Holding. Under the senior credit facilities and the subordinated credit facility and indentures governing the PIK Notes and the notes, Intersil generally may not pay dividends or advance funds to Intersil Holding except up to $5,000,000 in any fiscal year to repurchase stock of employees, officers and directors, up to $500,000 in any fiscal year to pay operating and other overhead expenses, any payment under a tax sharing agreement with its affiliates and management fees not to exceed the amount of employee compensation. As Intersil Holding is a holding company, the exceptions to the general prohibition on dividends and distributions are expected to be sufficient to fund Intersil Holding's obligations.

  Receivables and Inventories


     Trade accounts and the current portion of notes receivable less the allowance for collection losses totaled $84.8 million at October 1, 1999 compared to $100.7 million at July 2, 1999. This decrease was due to continued emphasis on improving the receivable collection cycle and higher sales in the fourth quarter of fiscal year 1999. Inventories remained relatively flat during the first quarter of fiscal year 2000, with a slight increase due to the increased sales demand, from $153.8 million at July 2, 1999 to $156.4 million at October 1, 1999. The inventory decrease from the end of fiscal year 1998 of $23.8 million was a result of a management initiative to reduce our inventory through portfolio management and streamlining of processes, resulting in less excess and obsolete inventory.


     Distributor reserves have fluctuated from year to year based on the level of inventory of distributions. In late fiscal year 1998, inventories at distributors declined and the reserve was reduced accordingly. From fiscal year 1998 to fiscal year 1999, the reserve has remained relatively flat.

  Capital Expenditures

     Capital expenditures for the first quarter of fiscal year 2000 were $4.3 million. During fiscal year 1999, capital expenditures were $38.6 million compared to $90.2 million in fiscal year 1998. This decrease was due primarily to the completion of our expansion of the Mountaintop, Pennsylvania 8-inch wafer fab during fiscal year 1998. Our previous owner invested approximately $303.9 million in capital expenditures since the beginning of fiscal 1997 for upgrading our existing facilities with state-of-the-art manufacturing equipment and for the building and equipping of the world's first 8-inch wafer fab for discrete power semiconductors. As a result, we do not anticipate substantial capital expenditures in the foreseeable future. During the fiscal year 2000, we intend to spend about $38.0 million in capital expenditures.

RECENT ACCOUNTING PRONOUNCEMENTS

     In June 1998, the Financial Accounting Standards Board issued FAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." The statement establishes standards for recording derivative financial instruments and the recognition of gains or losses resulting from changes in the fair values of those instruments. We plan to adopt the new standard no later than the first quarter of fiscal year 2001. However, we have not yet determined the anticipated impact of FAS No. 133.

IMPACT OF YEAR 2000

     We recognize the need to ensure that operations will not be adversely impacted by Year 2000 computer hardware and software failures and embedded chip or processor failures (non-information technology systems). Issues relating to the Year 2000 are the result of computer programs and certain embedded-chip systems being written or developed using two digits rather than four to define the applicable year. Any computer programs or embedded-chip systems that have date-sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000. This could result in a system failure or miscalculations causing disruptions of operations, including, among other things, a temporary inability to process transactions, obtain materials, provide packaging and test services, generate invoices or engage in similar normal business activities.

     As of October 1, 1999, we had completed a formal review of all computer hardware, software systems, communications equipment and equipment used in the manufacturing process. Our review included analysis of all potentially affected business and process systems. Code which was non-compliant was replaced or corrected, and when this was not possible, the systems were replaced. Additionally, the systems have been tested for compliance. We believe that all of our systems and equipment necessary for our key business processes are Year 2000 compliant in all material respects.


     Currently, we have been in contact with many of our largest customers concerning their Year 2000 compliance status. No significant risks have been identified by these customers. However, if any significant customers do not successfully and in a timely manner achieve Year 2000 compliance, our business or operations could be materially adversely affected through reduced sales. There can be no assurance that another company's failure to ensure Year 2000 capability would not have a material adverse effect on us.


     Approximately $9.1 million has been spent on Year 2000 compliance issues through October 1, 1999. While failure of any critical technology components to operate properly in the Year 2000 could affect our operations, we believe that resolution of the Year 2000 issue will not require additional material costs and will not have a material adverse effect on our results of operations.

     Year 2000 contingency plans for information technology operations include manual procedures for routing accounting, financial and product information to support on-time delivery and processing of our customers' products. If we experience interruptions in operations, we are prepared to correct the problems while sustaining our operations manually.

     While we currently expect no material adverse affect on our business, financial condition or results of operations due to Year 2000 issues, we cannot be certain that our beliefs and expectations are accurate.

MARKET RISK MANAGEMENT

     We, in the normal course of doing business, are exposed to the risks associated with foreign currency exchange rates and changes in interest rates. We employ established policies and procedures governing the use of financial instruments to manage our exposure to these risks.

     We use foreign exchange contracts and options to hedge both balance sheet and off-balance sheet foreign currency commitments. Specifically, these foreign exchange contracts offset foreign currency denominated inventory and purchase commitments from suppliers, and accounts receivable from, and future committed sales to customers and intercompany loans. We believe the use of foreign currency financial instruments should reduce the risks that arise from doing business in international markets. Our policy, effective August 1999, is to hedge firm foreign currency exposure up to six months of anticipated requirements. At October 1, 1999, we had open foreign exchange contracts with a notional amount of $14.0 million, all of which were to hedge off-balance-sheet commitments. At August 13, 1999 we had open foreign exchange contracts with a notional amount of $6.1 million, all of which were to hedge off-balance-sheet commitments. At July 2, 1999, we had open foreign exchange contracts with a notional amount of $22.0 million, all of which were to hedge off-balance-sheet commitments. At July 3, 1998, we had open foreign exchange contracts with a notional amount of $166.4 million, all of which were to hedge off-balance-sheet commitments. Additionally, for the fiscal year ended July 2, 1999, we purchased and sold $120.7 million of foreign exchange forward and option contracts, compared to $139.4 million for the prior year. See Note O "Financial Instruments" in the Notes to Financial Statements for further information with respect to commitments to buy or sell foreign currencies. Our hedging activities provide only limited protection against currency exchange risks. Factors that could impact the effectiveness of our hedging programs include accuracy of sales estimates, volatility of currency markets, and the cost and availability of hedging instruments. A 10% adverse change in currency exchange rates for our foreign currency derivatives held July 2, 1999, would have an impact of approximately $6.8 million on the fair value of these instruments. This qualification of exposure to the market risk associated with foreign exchange financial instruments does not take into account the offsetting impact of changes in the fair value of our foreign denominated assets, liabilities, and firm commitments.


     Additionally, we use foreign exchange contracts to hedge anticipated foreign cash flow commitments up to 6 months. Hedges on anticipated foreign cash flow commitments do not qualify for deferral and therefore, gains and losses on changes in the fair market value of the foreign exchange contract are recognized in income. We are exposed to market risks related to fluctuations in interest rates on our variable rate debt, which consists of borrowings at October 1, 1999, of $205.0 million under our Tranche B Senior Term Facility and $15.0 million borrowed under the Revolving Credit Facility. We also have fixed rate debt of approximately $325.8 million comprised primarily of the 13.25% Senior Subordinated Notes and PIK Notes. We are not currently utilizing any type of derivative financial instrument to control our interest rate risk.


     For fixed rate debt, changes in interest rates generally affect the fair market value, but not earnings or cash flows. Conversely, for variable rate debt, changes in interest rates generally do not influence fair market value, but do affect future earnings and cash flows. We manage our interest exposure by using a combination of fixed and variable rate debt. Holding the variable rate debt balance constant, each one percentage point increase in interest rates occurring on the first day of the year would result in an increase in interest expense for fiscal year 2000 of approximately $2.2 million.

                               INDUSTRY OVERVIEW

     Semiconductors, which consist of integrated circuits and discrete semiconductors, are the critical components used to create an increasing variety of electronic products and systems. Integrated circuits operate at low power levels and perform multiple functions to process and convey information in electronic signal form. Integrated circuit capability is largely defined by circuit density, which increases as its components are miniaturized. In contrast to integrated circuits, discrete semiconductors perform a single function and often have multiple uses in many different end-user applications.

SEMICONDUCTOR CLASSIFICATIONS

     The following table sets forth the worldwide semiconductor total available market, or TAM, for each of five product functions of the semiconductor industry according to WSTS. Our products fit within the Analog and Discrete Power classifications listed in the table.

                          WORLDWIDE SEMICONDUCTOR TAM

                        1990    1991    1992    1993     1994     1995     1996     1997     1998    CAGR
                        -----   -----   -----   -----   ------   ------   ------   ------   ------   ----
                                                      (DOLLARS IN BILLIONS)
Analog...............   $ 7.8   $ 8.3   $ 8.7   $10.7   $ 13.6   $ 16.6   $ 17.0   $ 19.8   $ 19.1   11.8%
Discrete Power.......     4.3     4.4     4.5     5.2      6.3      8.2      7.8      8.1      7.4    7.0
Microcomponents......     9.2    11.4    13.9    19.1     23.8     33.4     39.8     47.8     47.3   22.8
Memory...............    11.8    12.2    14.8    21.3     32.5     53.5     36.0     29.3     23.0    8.7
Other................    17.5    18.2    17.9    21.1     25.7     32.7     31.3     32.2     28.8    6.4
                        -----   -----   -----   -----   ------   ------   ------   ------   ------
Total................   $50.6   $54.5   $59.8   $77.4   $101.9   $144.4   $131.9   $137.2   $125.6   12.1
                        -----   -----   -----   -----   ------   ------   ------   ------   ------
                        -----   -----   -----   -----   ------   ------   ------   ------   ------

     Analog integrated circuits are used to shape or condition electrical signals, to amplify electrical signal strengths, to convert electrical signals to and from digital "one or zero" levels, to regulate voltage levels and to provide interfaces between other products within an electrical system. Power semiconductors can be either discrete power devices or analog integrated circuits. Discrete devices perform a single function, such as switching electricity on and off. Analog integrated circuits perform multiple functions such as controlling and regulating currents. Microcomponents include microprocessors and microcontrollers that process data according to instructions embedded within the semiconductors themselves. These are considered the "brains" of the electronic system and are at the center of the system architecture. Memory are devices that store data and instructions. The "other" category includes all electronic devices whose functions do not include one of the four previously mentioned product functions.

ANALOG

     Analog signals are not discrete binary numerical values, but rather continuously variable electrical signals that represent continuous data variables or wave signals, such as sound waves. The analog market is split into two major segments: standard linear and mixed signal. The standard linear market is comprised of building block products such as amplifiers, voltage regulators, data conversion, interface circuits and comparators. These products are used in all end systems, from computers and telecommunications, to industrial, automotive and consumer applications. The mixed signal market consists of more complex analog products, which also contain some digital circuitry for timing, information control and data flow. Mixed signal products are often developed for specific applications, such as video encoding, hard disk drive control, data transmission, motor control and power management.

DISCRETE POWER

     Discrete power semiconductors, such as a transistor or diode (a device that allows current to flow in only one direction), typically contain one active element. These devices perform a single function such as efficiently switching electricity on and off. Examples of discrete power semiconductors include power metal oxide semiconductor field effect transistors, or MOSFETs, and insulated gate bipolar transistors, or IGBTs. MOSFETs are semiconductors that convert, switch or otherwise shape or condition electricity. IGBTs typically serve the switch function in power conversion applications that require higher current and voltage than power MOSFETs can handle efficiently. IGBTs combine the ease of voltage-driven power MOSFET technology with the conduction efficiency of bipolar transistor technology.

INDUSTRY TRENDS

     As the performance of semiconductor devices has increased and size and cost have decreased, demand for semiconductors has expanded beyond their original primary applications in computer systems to applications in telecommunications systems, automotive products, consumer products and industrial automation and control systems. In addition, system users and designers have driven the demand for systems with increased functionality, higher levels of performance, greater reliability and shorter design cycle times, all in smaller packages at lower costs. These demands have resulted in increased semiconductor dollar content of electronic products. The demand for electronic systems has also expanded geographically with the emergence of new markets, particularly in the Asia/Pacific region. We believe that future demand for semiconductors will be driven by the growing trend towards use of the Internet and portable electronics, including consumer electronics, computers and cellular telephones, and the resulting need for semiconductors that can manage connectivity and power for longer periods of use and that require less space.

     Today, nearly every form of communication is being revolutionized by the growing use of digital communications to move all types of data, voice and video around the world. Different technologies, protocols and media have evolved which are uniquely suited to particular applications in this rapidly evolving environment. Advances in broadband communications are accelerating the reach of cost effective, fast data highways to both homes and offices. Communications semiconductors will be used extensively in broadband communication networks/facilities, portable communications devices, and in servers and infrastructure supporting the Internet. Each of these technologies requires specific transport and access hardware devices, including handsets and base stations for wireless telephony, switches and routers for telecommunications and data networking, set-top boxes for cable and satellite communications, and digital cable and digital subscriber line, or xDSL, modems for Internet access.

     The advent of the Internet as a communications medium has dramatically increased business and consumer demand for high-speed access to multimedia and entertainment content. As business and consumers increasingly rely on the Internet and intranets, many existing networks are under significant stress. A bandwidth constraint has emerged, particularly at the "last mile" of network infrastructures, challenging users and industry participants in a number of communications segments. In response to growing network demands, telecommunications, data communications and cable network operators are making significant investments to alleviate congestion and support emerging high bandwidth, integrated data, voice and video services. Specific technologies addressing bandwidth capacity constraints include cable modems and xDSL, including asymmetric digital subscriber line, or ADSL, for residential applications, high speed digital subscriber line, or HDSL, symmetric digital subscriber line, or SDSL, and T1/E1 for high speed network access in commercial applications, and ATM and SONET, for network backbone transmission. The importance of the Internet as a communications medium and the increased ability to deliver access to content available through the Internet will increase the demand for home and small business networking solutions, provided these networking solutions are cost-effective.

     In addition, these solutions depend on enhanced performance capabilities of advanced electronic systems. As electronic systems continue to increase in performance and sophistication, they demand more complex power management solutions. The latest generation personal computers rely on advances in power conversion to operate at ever-lower voltages in order to reduce power consumption, increase efficiency and, in notebook personal computers, prolong battery life. Further, advanced electronic systems outside of communications applications also have greater power management requirements. All of these systems, including efficient power supplies for communications and computing networks and engine and chassis management in automobiles, require advanced power management semiconductors for more complex digital signal processors and microcontrollers and for efficient power inverters.

     The growth in Internet infrastructure, portable battery-powered computing and communication devices and continually faster microprocessors are driving the development of, and demand for, successively more efficient power management integrated circuits and discrete power semiconductors. As a result of these industry trends, we have strategically focused on designing and manufacturing high performance analog and mixed-signal and discrete power semiconductors for solving communications, data conversion, wireless data and power management problems.

                                    BUSINESS

GENERAL

     We design, manufacture and market analog and wireless integrated circuits and discrete power semiconductors for rapidly growing communications products and other applications. The majority of our revenue is derived from sales of our analog and mixed-signal products developed primarily for the communications and power management markets. Additionally, we use our proprietary technologies and design capabilities to provide systems solutions for rapidly growing wireless applications. We own about 1,400 patents and have substantial expertise in the design and manufacturing of components that perform many of the essential functions relating to the supply, distribution and regulation of electric power in electronic products. Our core competencies include analog mixed signal, digital signal processor, radio frequency, discrete power and radiation hardening technologies. Our products range from components performing highly complex functions, such as our PRISM(Registered) chip sets for wireless data communications, to components serving as simple building blocks for electronic circuits, such as our IGBTs, for power management applications.

OUR BUSINESS STRATEGY

     Our business strategy emphasizes the following key elements:

     o Focus on High Growth, Higher Margin End-User Markets. In light of the rapid expansion of communication applications and the increased requirement for power management in electronic systems, we focus our investments in these areas. We believe these markets have attractive growth characteristics and enable us to draw on our core competencies. Accordingly, we are pursuing opportunities in communications, wireless and power management. In addition, while we will continue to offer legacy products such as certain automotive integrated circuits, defense products and microcontrollers, we do not intend to invest in the development of new products in these areas.

     o Focus on Partnering with Industry Leaders. We partner with industry leaders in each of our target end-user markets to take our strong engineering and design capabilities to commercial levels. Our customer base of industry leaders illustrates the acceptance of our products to date, and we continue to partner with these customers and others to develop and market our next generation products.

     o Provide Systems Level Solutions to Our Customers. We design and develop our semiconductors with a systems level approach that we believe enhances the value of our products as they are designed into and incorporated in our customers' electronic systems. This approach yields early integration of our products into our customers' products, provides opportunities for current design wins, and ultimately increases revenue as our solutions are incorporated within a targeted end application.

     o Maintain High Quality Customer Service. Quality customer service is critical to our customer retention and sales growth. Through our customer relations initiatives, we believe we distinguish ourselves from our competitors. Additionally, our sales force and authorized representatives and distributors are expanding customer information programs and augmenting our comprehensive customer support efforts.

PRODUCTS AND TECHNOLOGY

     We design, develop and manufacture a broad range of products used in a wide variety of microelectronic applications in the communications, wireless and power management end-user markets. Our products are organized into three principal product groups: Analog & Mixed-Signal, Discrete Power and Wireless.

                                        ANALOG &                   DISCRETE
                                      MIXED-SIGNAL                  POWER                   WIRELESS
                                -------------------------  ------------------------  ----------------------
FISCAL YEAR 1999 REVENUES....   $352.8 million             $161.6 million            $18.3 million

PERCENTAGE OF REVENUES.......   66.2%                      30.3%                     3.5%

KEY CUSTOMERS................   Siemens                    Asustek                   Nokia
                                Compaq                     Emerson                   Sony
                                Dell                       Compaq                    Siemens
                                Intel                      Bosch                     3Com
                                Cisco

  ANALOG & MIXED-SIGNAL

     Our Analog & Mixed-Signal portfolio represented 66.2% of our fiscal year 1999 revenue. We deliver leading-edge analog, mixed signal, digital signal processors and groups of semiconductors that are designed to work together, also known as chip set solutions, for today's fastest-growing communications markets. Our design focus targets such opportunities as wired networks, subscriber line interface circuits, or SLICs, which interface analog and digital signals for telecom systems, and high-speed converters for flat-panel LCD monitors. The three analog product lines include the following:

     Signal Processing Products. We have a portfolio of linear, mixed-signal and digital signal processor integrated circuits optimized for high-speed communications and multimedia application-specific products.

     Communications Analog & Mixed-Signal integrated circuits are primarily targeted at wired and wireless voice and data communications infrastructure applications. We have developed a complete portfolio of digital signal processing products and a line of 8-, 12- and 14-bit high speed data acquisition converter integrated circuits for cellular basestations, wireless data links, wireless local loop and broadband wireless access, which we refer to as the wireless infrastructure market. These products, designated CommLink(Trademark), enable our customers to increase the amount of data that can be transmitted, enabling the addition of high speed data transmission to cellular communications networks. These integrated circuits enable faster wireless data links between remote basestations and also enable more efficient cable "headends"--the ground station for the satellite links and broadband wireless access--which is sometimes called Wireless Cable or LMDS. Our products support cellular standards including Generation 2 Digital such as IS-95 CDMA and GSM, Generation 2.5 such as Edge and IS-95+, and Generation 3 Wideband CDMA. We utilize both systems level engineering and integrated circuit expertise to offer superior products for wireless communications systems. This combination of expertise enabled us to introduce the industry's first digital signal processing-based single chip, the HSP50016, which provided the technology base used to separate telephone calls for cellular basestations. We continue that leadership with the recently announced HSP50216 Quad programmable down converter for use in Generation 2.5 cellular basestation designs.

     New generations of high performance digital signal processing communications integrated circuits require ever increasing performance from the analog-to-digital and digital-to-analog converters that convert digital signals to analog radio frequency signals for wireless applications. We currently market a broad family of 6- to 14-bit, CMOS analog-to-digital and digital-to-analog converters in multiple speed ranges and functional combinations in order to service wireless infrastructure applications.

     With more than 15 years of experience in the design and development of SLICs, we continue to expand our family portfolio of SLICs. SLICs, which are used in many telephone applications, serve two primary functions. First, they interface analog voice signals with digital processors. Second, they serve the simple, yet essential, function of ringing a telephone to signal an incoming call. Recently, we introduced an advanced ringing SLIC, which combined both functions into a single SLIC. Thus, the ringing SLIC acts as both an interface into the telephone and also rings the telephone. Our newest ringing SLIC product, a voice over internet protocol or VoIP product, enables the use of analog phones in the emerging Internet telephony market. Our SLIC family portfolio of advanced telecom linecard solutions are ideal for today's universal telecom exchange systems, including Plain Old Telephone Service, or POTS, Private Branch Exchanges, Central Office, Loop Carrier, Fiber in the Loop and Wireless Local Loop.

     Included in our broad portfolio are operational amplifiers, which are referred to as op amps, interface integrated circuits and multimedia and professional video integrated circuits. These include the industry standard BiCMOS high speed op amp and the low power instrumentation converter. This portfolio is sold to a broad range of customers in industrial, medical, computer, avionics and test and measurement instrumentation markets, primarily through distribution partners. These products typically have long life cycles and are designed into our customers' products thereby ensuring us long-term sales. Our end-user markets include wireless communications, video and image processing, high-speed satellite communications, test/measurement equipment and medical instrumentation.

     Power Management Integrated Circuits. We develop power system architectures and provide a portfolio of computer products, file server/storage system products, networking and VoIP products. Our power management products for computing applications operate in a voltage range of 1 to 30 volts and are designed into desktop personal computers, file servers and workstations. We have also developed new power management circuits for server networks supporting the Internet.

     Our highly successful HIP6000 family of pulse width modulator controller integrated circuits are used in about 30% of all personal computers that use Pentium, Pentium II and Pentium III class processors.

     We recently introduced an advanced architecture which delivers multiphase power to microprocessors. This is a requirement for Intel and AMD microprocessors above 800 MHz. This new platform of products consists of three controllers (HIP6301, HIP6302 and HIP6303) and three gate drivers (HIP6601, HIP6602 and HIP6603). We also offer a complete advanced configuration power interface solution for instant on and sleep mode capability used to save energy in personal computers.

     We provide complete power solutions for the file server and redundant array of independent disks, or RAID, market. Internet growth, especially e-commerce, is driving the need for high reliability/availability in these applications. Our family of hot plug products allows repair and maintenance of a file server and RAID without a complete shutdown of the file server.

     We are currently expanding our space-qualified portfolio by offering our Starpower(Trademark) family of radiation hardened power management products for commercial satellite applications. We are developing what we believe will be an industry-leading radiation hardened DC/DC Converter power module line.

     Our power management integrated circuits are also used in industrial control and automotive engine management systems.

     Defense. We are a leading supplier of radiation hardened and high-reliability semiconductor solutions for today's defense market. We have a history of success in custom products for many defense programs, and continue to supply programs such as Minuteman III, GPS, SINCGARS, SADARM, Sparrow, AMRAAM and Aegis. Our radiation hardened integrated circuit product portfolio includes logic, memories, signal processing components, microprocessors and custom devices, providing system designers with a full complement of products for radiation hardened systems. We also have a set of legacy digital product lines which serve both defense and commercial systems, with microprocessor, microcontroller, memory and data communications products.

DISCRETE POWER

     Our power portfolio represented 30.3% of our revenue for fiscal year 1999.

     We have designed a portfolio of high value products for power system architectures. We combine systems-level expertise with proprietary technologies that increase the likelihood that our products will be designed directly into our customers' products and achieve rapid and lasting market acceptance.

     In 1980, we invented IGBTs, or insulated gate bipolar transistors, and hold some of the fundamental patents that cover their production. We continue to develop next-generation IGBTs and recently introduced our new 600V SMPS, or switch mode power supply Series IGBT family of high-speed, high efficiency IGBTs specifically tailored for operation in today's switched mode power supplies. Our portfolio also includes radiation hardened N- and P-channel metal oxide semiconductor field effect transistors, or MOSFETs, for high-reliability applications such as satellites.

     Our computing discrete power products portfolio includes low voltage MOSFETs. These MOSFETs are designed to specifically enhance the performance of the power supply when used in conjunction with our power integrated circuits. Our industrial and automotive power discrete product portfolio includes IGBTs, MOSFETs, and high-speed rectifiers for motor drive and motor control, power supply, automotive, instrumentation, robotic, welding, and other high-reliability industrial applications. Our power management integrated circuits and discretes allow us to provide a complete power management solution for our customers. We supply our discrete power products to Asustek, Bosch, Compaq and Emerson and other customers who use our products for personal computer motherboard power, diesel fuel injection, body and chassis controls and industrial power supplies.

WIRELESS

     Our Wireless portfolio represented 3.5% of our revenue for fiscal year 1999. We are the leading developer of semiconductor solutions for the emerging wireless local area networking market. Our PRISM(Registered) family of chip sets address the growing demand for wireless networking for use in both the home and business. We believe we are the only supplier of an integrated wireless networking product solution, including reference designs and software.

     The PRISM II chip set is comprised of five highly integrated semiconductors. They are the 2.4GHz power amplifier, RF/IF up and down converter, quadrature modulator/demodulator, baseband processor and the medium access controller. These integrated circuits represent design and manufacturing competence in radio frequency, or RF, mixed signal and digital technologies. The 2.4GHz power amplifier, RF/IF up and down converter, and the quadrature modular/demodulator are designed and manufactured using a high performance RF silicon germanium process technology. The baseband processor and medium access controller are designed and manufactured using mixed signal and digital process technologies.

     Because we design all components of our wireless chip set, including reference designs and software, we believe we provide our customers with the best available performance and value. Providing our customers with a turnkey wireless data radio solution enables them to have the fastest time to market for their systems which we believe is a critical competitive advantage in this emerging market. More than 40 companies, including Nokia, Compaq, Samsung, Aironet and Sony, have adopted use of the PRISM(Registered) chip set in their products. We recently announced our PRISM II chip set, our second-generation chip set capable of delivering high-speed wireless networking at data rates of 11 megabits-per-second. The PRISM II chip set incorporates advanced integrated circuit design with silicon germanium process technology which makes the PRISM II chip set five times faster while reducing power consumption by 50% compared to the original the PRISM(Registered) chip set. Since the introduction of the PRISM II chip set, we are developing relationships with original equipment manufacturers, including among others, Compaq, Zoom, Nokia, Nortel, Siemens and 3Com, for use of the PRISM II chip set in a variety of wireless local area network applications for home and business.

CUSTOMERS AND APPLICATIONS

     We seek to capitalize on our core competencies by focusing on three targeted end markets: Communications, Power Management and Wireless.

     Our Communications end market includes signal processing and data communications, industrial and satellite products. Applications in this area are video including cable television systems and digital video, telephony including central office switching solutions, digital cellular telephones, ISDN controllers, modems and PBX systems, networking applications and space applications including commercial and military satellites and avionics. We sell to, among others, Cisco, Lucent, Alcatel, Dell and IBM.

     Our Power Management end market includes computing, automotive and industrial products. Applications in this area are computing applications including file servers, monitors, PC motherboards, printers and workstations, automotive applications including entertainment systems, electronic power steering and engine management systems and industrial automation and control. We sell to, among others, Asustek, Bosch, Dell, Emerson, IBM, Intel and Siemens.

     Our Wireless end market and its related applications comprises wireless local area networks. We sell to, among others, 3Com, Compaq, Nokia, Northern Telecom, Samsung, Siemens and Sony.

     Outside of our targeted end markets, our remaining category includes automotive integrated circuits and defense products. Applications in this category include automotive applications including fuel injection and ignition circuits and defense applications including smart munitions and tactical and strategic missiles. We sell to, among others, DaimlerChrysler, Siemens, Boeing, Lockheed Martin and Raytheon.

  SALES, MARKETING AND DISTRIBUTION

     In fiscal 1999, we derived about 66% of our sales from original equipment manufacturer, or OEM, customers through our global sales organizations and 34% of our sales through distributors. We operate sales organizations in the Americas, Europe and the Asia/Pacific region with about 240 employed salespersons. Our sales organizations are supported by logistics organizations. Product orders flow to our manufacturing facilities, where the product is made. Products are then shipped to the customer either directly or indirectly via our warehouses in the United States and Europe.

     We have dedicated direct sales organizations operating in the Americas, Europe and Asia/Pacific regions that serve our major OEM customers. We have strategically located our sales offices near these major OEM customers. We also have a large network of distributors and manufacturers' representatives to distribute our products around the world. We believe that maintaining a small, highly focused, direct sales force selling products for each of our targeted product areas, combined with an extensive network of distributors and manufacturer's representatives, is the most efficient way to serve our customer base. Our sales force is segmented by end-user markets, thereby ensuring each salesperson has an end-user market expertise and focus. We also maintain a dedicated marketing organization, which supports each product area on a regional basis.

     Typically, distributors handle a wide variety of products, including products that compete with our products, and fill orders for many customers. Some of our sales to distributors are made under agreements allowing for market price fluctuations and/or the right of return on some unsold merchandise. Virtually all distribution agreements contain an industry standard stock rotation provision allowing for minimum levels of inventory returns. In our experience, these inventory returns can usually be resold. Manufacturers' representatives generally do not offer products that compete directly with our products, but may carry complementary items manufactured by others. Manufacturers' representatives do not maintain a product inventory; instead, their customers place large quantity orders directly with us and are referred to distributors for smaller orders.

  RESEARCH AND DEVELOPMENT

     Manufacturing technology is a key determinant in the improvement of semiconductor products. Each new generation of process technology has resulted in products with higher speed, greater performance and lower costs of production. Infrastructure investments made in recent years will enable us to continue to achieve high volume, high-reliability and low-cost production using leading edge process technology. Our research and development efforts are focused on new product development and improvements in process technology in our growth areas which include communications, power management and wireless.

     Our expenditures for research and development in fiscal years 1997, 1998 and 1999 were $75.2 million, $75.1 million and $67.0 million, respectively. Each of our product areas maintain independent research and development organizations. We work closely with our major customers in many research and development situations to increase the likelihood that our products will be designed directly into the customers' products and achieve rapid and lasting market acceptance.

MANUFACTURING

     We fabricate wafers at three locations in the United States--Mountaintop, Pennsylvania, Palm Bay, Florida, and Findlay, Ohio. Each of the plants has two wafer manufacturing clean rooms. We also use a number of outside wafer fabrication foundries for the manufacture of device types where we do not have the necessary technologies resident in house. We also utilize advanced manufacturing processes of outside foundries for many of our PRISM(Registered) products.

     Our principal assembly and test facility is located in Kuala Lumpur, Malaysia. Established in 1974, this facility has 524,000 square feet on 22 acres of land. It has the capacity to assemble and test 350 million units of plastic integrated circuits, 25 million hermetically sealed ceramic packaged integrated circuit units and 500 million power semiconductor units each year. We also have limited assembly and test capability in Palm Bay, Florida. We use a number of assembly and test subcontractors for device types and packages that cannot be assembled and tested in Kuala Lumpur.

     Our previous owner made significant capital expenditures to increase capacity and improve our manufacturing efficiency. As a result, our wafer fabs and assembly and test facilities are among the most productive and efficient in the industry. We believe we can continue to maintain competitive cost, further increase productivity and enhance our process efficiency by investing in people and assets, where necessary.

     We utilize an extensive set of manufacturing processes to fabricate our products, including technologies such as: ULTRAFET(Registered), IGBT, BiCMOS, Power BiCMOS, High Frequency Bipolar, CMOS and Rad Hard Processes. The table below sets forth some information regarding our manufacturing facilities, products, wafer diameter and annual wafer capacity:

                            MANUFACTURING FACILITIES

                                                                                           ANNUAL CAPACITY
      LOCATION                     PRODUCTS/FUNCTIONS              WAFER DIAMETER      (6" EQUIVALENT WAFERS)
      --------                     ------------------              --------------    ---------------------------
FABRICATION
 FACILITIES:
Mountaintop,            MOSFETs, IGBTs, Rectifiers, Rad Hard             6", 8"                420,000
 Pennsylvania           Discretes

Findlay, Ohio           Standard Linear/Interface                            5"                120,000
                        integrated circuits,
                        Power integrated circuits

Palm Bay, Florida       Analog, Power integrated circuits,               4", 6"                175,000
                        Telecom SLICs, Rad Hard integrated
                        circuits

ASSEMBLY AND TEST
 FACILITIES:
Kuala Lumpur,           Assembly and testing of most of our
 Malaysia               products

Palm Bay, Florida       Assembly and testing of some of our
                        products used in military applications

     Our manufacturing processes use many raw materials, including silicon wafers, copper lead frames, mold compound, ceramic packages and various chemicals and gases. We obtain our raw materials and supplies from a large number of sources on a just-in-time basis. Although supplies for the raw materials used by us are currently adequate, shortages could occur in various essential materials due to interruption of supply or increased demand in the industry.

BACKLOG

     Our sales are made pursuant to purchase orders that are generally booked from one to six months in advance of delivery. Backlog is influenced by several factors including market demand, pricing and customer order patterns in reaction to product lead times. Although quantities actually purchased by customers may vary between booking and delivery to the extent customer needs or industry conditions change, our backlog has historically been a reliable indicator of our future revenues. Our backlog was about $223.2 million at June 27, 1997, about $188.5 million at July 3, 1998, $174.0 million at July 2, 1999 and $180.8 million at October 1, 1999. We expect to ship the backlog at October 1, 1999 within twelve months of that date.

     Approximately 30% of our revenue is generated under annual, fixed-price contracts with key customers. These contracts allow us to schedule production capacity in advance and allow our customers to manage their inventory levels consistent with just-in-time principles while shortening the cycle times required to produce ordered products. However, quantity and price agreements under these contracts are, as a matter of industry practice, difficult to maintain and implement.

SEASONALITY

     A lower percentage of our products is sold to the computer end-user or into the computer market than the percentage of products sold by other semiconductor manufacturers to the computer end-user or into the computer market. Sales in the computer market fluctuate more than in other semiconductor markets. As a result, we experience less seasonal fluctuation than the semiconductor industry as a whole. We typically experience lower revenue in the first fiscal quarter, primarily due in large part to slow demand from government customers, changeovers in automotive models and customer demand adjustments as a result of summer and holiday seasons around the world, particularly Europe. Revenue usually has a seasonal peak in our fourth fiscal quarter due to our customers' need to meet government delivery requirements.

COMPETITION

     Markets for our products are highly competitive. Although only a few companies compete with us in all of our product lines, we face significant competition within each of our product lines from major international semiconductor companies. Some of our competitors may have substantially greater financial and other resources with which to pursue engineering, manufacturing, marketing and distribution of their products. Competitors include manufacturers of standard semiconductors, application specific integrated circuits and fully customized integrated circuits, as well as customers who develop their own integrated circuit products.

     We compete in different product lines to various degrees on the basis of price, technical performance, product features, product system compatibility, customized design, availability, quality and sales and technical support. Our ability to compete successfully depends on elements both within and outside of our control, including successful and timely development of new products and manufacturing processes, product performance and quality, manufacturing yields and product availability, intellectual property protection obtained by us and our competitors, customer service, pricing, industry trends and general economic trends.

     The following chart sets forth our principal competitors by business unit:

              BUSINESS UNIT                           PRINCIPAL COMPETITORS
              -------------                           ---------------------

Analog & Mixed-Signal                       Analog Devices, Burr Brown, Linear
                                            Technology, Maxim, Semtech,

Discrete Power                              International Rectifier, ON
                                            Semiconductor, Siliconix,
                                            STMicroelectronics

Wireless                                    Lucent, Philips, Proxim

TRADEMARKS AND PATENTS

     We own rights to a number of trademarks and patents that are important to our business. Among others, we consider Intersil, PRISM(Registered), ULTRAFET(Registered) and CommLink to be trademarks that are material to our operations.

     Our corporate policy is to protect proprietary products by obtaining patents for these products when practicable. We currently possess about 1,400 patents.

EMPLOYEES

     Our worldwide workforce consisted of 5,778 employees (full- and part-time) as of October 1, 1999 of whom 793 were represented by collective bargaining arrangements. Of our employees, 4,743 were engaged in manufacturing, 511 were engaged in engineering, 323 were engaged in marketing and sales, 100 were engaged in administration and 101 were engaged in management information systems. Of our employees, 3,519 were employed in the Analog & Mixed-Signal area; 1,897 were employed in the Discrete Power area; and 362 were employed in the Wireless area. We believe that our relations with our employees are satisfactory.

PROPERTIES

     In the United States, our corporate headquarters as well as some manufacturing and warehouse operations are located in about 846,000 square feet of space in properties owned by us in Palm Bay, Florida. Additional manufacturing, warehouse and office facilities are housed in about 445,000 square feet and 270,000 square feet of space in properties owned by us in Mountaintop, Pennsylvania and Findlay, Ohio, respectively.

     In Kuala Lumpur, Malaysia, we own about 524,000 square feet of manufacturing and warehouse space located upon land leased by us under three long-term ground leases. The initial term of these leases will expire in 2086. The improvements located upon the leased land are owned by us.

     Our primary engineering activity takes place in Palm Bay, Florida and at our other manufacturing facilities. In addition to this, we have engineering activities taking place in leased facilities in Durham, North Carolina (Research Triangle Park), Branchburg, New Jersey and San Antonio, Texas.

     We maintain regional sales offices in Palm Bay, Florida; Burlington, Massachusetts; Dallas, Texas; San Jose, California; Munich, Germany; Milan, Italy; Camberly, United Kingdom; and Taipei, Taiwan and other sales offices around the world. All our offices are leased generally under short term leases, except our offices in Palm Bay, Florida.

     We believe that our facilities around the world, whether owned or leased, are well-maintained. Our manufacturing facilities contain sufficient production capacity to meet our needs for the foreseeable future.

ENVIRONMENTAL MATTERS

     Our operations are subject to environmental laws and regulations in the countries in which we operate that regulate, among other things, air and water emissions and discharges at our manufacturing facilities; the management and disposal of hazardous substances and wastes; the investigation and remediation of environmental contamination; and the release of contaminants into the environment at or from properties operated by us and at other sites. As with other companies engaged in like businesses, the nature of our operations exposes us to the risk of environmental liabilities or claims. We believe, however, that our operations are in substantial compliance with applicable environmental laws and regulations. Our costs to comply with environmental regulations were about $4.5 million, $6.3 million and $7.4 million in each of fiscal years 1997, 1998 and 1999, respectively.

     Our facilities in Findlay, Ohio have ongoing remediation projects to respond to some releases of hazardous substances that occurred prior to the consummation of the acquisition of Harris' semiconductor business. Our facilities in Mountaintop, Pennsylvania have groundwater and subsurface soil contamination from past operations, some of which occurred prior to Harris' acquisition of those facilities, for which remediation has been conducted, and additional remediation may be required. In addition, Harris' facilities in Palm Bay, Florida, a portion of which includes our business, are listed on the National Priorities List under the Comprehensive Environmental Response, Compensation and Liability Act. Remediation activities are ongoing in Palm Bay in accordance with Consent Decrees entered into by Harris with the United States Environmental Protection Agency. Under the Master Transaction Agreement, Harris has agreed to indemnify us for the cost of these projects at all of our facilities, including at Findlay, Ohio, Mountaintop, Pennsylvania, Kuala Lumpur, Malaysia and Palm Bay, Florida to the extent these costs are not currently allocated in the current balance sheet for the Semiconductor Business. Based on the historical costs of these projects and because the remediation projects are in advance stages, we do not believe that the future cleanup costs will be material, even without the indemnity.

     Future laws or regulations and changes in existing environmental laws or regulations may subject our operations to different, additional or more stringent standards. While historically the cost of compliance with environmental laws has not had a material adverse effect on our results of operations, business or financial condition, we cannot predict with certainty our future costs of compliance because of changing standards and requirements. We cannot assure you that material costs will not be incurred in connection with the future compliance with environmental laws or with future cleanup costs related to currently unknown contamination.

LEGAL PROCEEDINGS

     From time to time we are involved in legal proceedings arising in the ordinary course of business. A countersuit brought against Harris by Ericsson, a competitor of Harris in which patent infringement claims have been asserted is currently pending in the Sherman Division of the United States District Court for the Eastern District of Texas. The action was initially instituted by Harris against Ericsson on August 17, 1998 in Dallas, Texas. Ericsson countersued Harris, claiming infringement by Harris of four of its patents relating to telephone subscriber line interface circuits. On September 1, 1999, Ericsson joined us in this action. Ericsson seeks an injunction plus damages, including lost profits and/or a reasonable royalty, costs of suit, treble damages, prejudgment interest and attorneys' fees. However, to the extent our liability from this litigation, if any, arises out of the conduct of the semiconductor business by Harris prior to closing, this liability will be covered by Harris' agreement in connection with the acquisition of the semiconductor business to provide us with certain indemnities. We believe that there is no litigation pending that could have, individually or in the aggregate, a material adverse effect on our business, financial condition, results of operations or cash flows.

                                THE TRANSACTIONS

     The following contains summaries of the material agreements which we entered into in connection with the acquisition of the semiconductor business. The acquisition of the semiconductor business was funded in part by the proceeds of the sale of units, consisting of the Senior Subordinated Notes of Intersil and the warrants of Intersil Holding which are being registered under this prospectus. The descriptions in the summaries of the terms and provisions of the agreements are complete in all material respects, but for detailed information you should read the agreements themselves, copies of which have been filed or incorporated by reference as exhibits to the registration statement of which this prospectus is a part.

MASTER TRANSACTION AGREEMENT

     In accordance with the Master Transaction Agreement,

     o Harris transferred to us portions of the semiconductor business in exchange for (a) $520.0 million in cash, and (b) our subordinated promissory note, referred to as the 11.13% Seller Holding PIK Note, in the principal amount of $90.0 million, which permits us to pay interest in the form of additional notes, which we call pay-in-kind, or PIK, notes;

     o Harris paid about $9.0 million in cash to us to purchase shares of our 12% Series A Cumulative Compounding Preferred Stock and common stock;

     o we sold to Sterling Holding Company, LLC, referred to as Sterling, and to senior management and other key employees, referred to as the Management Investors, and certain other investors shares of 12% Series A Cumulative Compounding Preferred Stock and common stock for a total of about $81.0 million in cash;

     o we contributed cash in the amount of about $90.0 million to Intersil's capital as well as assets with a fair market value of about $90.0 million;

     o Citicorp Mezzanine Partners, L.P. contributed $30.0 million in cash to us in exchange for our subordinated promissory note, referred to as the 13.5% Subordinated Holding PIK Note due 2010, and warrants to purchase 5,555,560 shares of Class A Common Stock;

     o we contributed cash in the amount of $30.0 million received from Citicorp Mezzanine Partners, L.P. to Intersil's capital; and

     o Intersil borrowed $220.0 million available under its new senior credit facilities and received the gross proceeds of $200.0 million from the sale of 200,000 units, each unit consisting of $1,000 principal amounts of Senior Subordinated Notes of Intersil and one warrant to purchase
       27.7778 shares of Class A Common Stock of Intersil Holding.

     Under the terms of the Master Transaction Agreement, Intersil Holding and Intersil purchased from Harris portions of the semiconductor business for a purchase price that is further subject to a post-closing adjustment. The assets purchased by us include, among other things, some properties located at Palm Bay, Florida, Mountaintop, Pennsylvania, Findlay, Ohio and Kuala Lumpur, Malaysia (see "Business--Properties"), as well as, with some exceptions and limitations, all of the manufacturing equipment, motor vehicles, office furniture, inventory, governmental permits and licenses and other assets necessary to operate our business. In addition, purchased assets include:

     o contractual rights and obligations which primarily relate to the semiconductor business;

     o intellectual property rights; and

     o all of the capital stock and membership interests of four domestic and 12 foreign entities (corporations and limited liability companies) owned by Harris. We acquired eleven of the twelve foreign entities or their assets either directly or through a foreign subsidiary wholly owned by us. The twelfth foreign entity, a corporation which operates our assembly and test facility in Kuala Lumpur, Malaysia, was acquired by a British Virgin Islands corporation that is wholly owned by our wholly-owned Malaysian subsidiary. The acquisition of this twelfth foreign entity was made under a separate transaction agreement and was financed with funds both contributed by us and loaned by our wholly-owned Cayman Islands subsidiary to our Malaysian subsidiary (the loan proceeds from the Cayman Islands subsidiary consisting of funds contributed to this subsidiary by
       us) which in turn were loaned and contributed to the British Virgin Islands corporation.

     Among the liabilities we did not assume are the environmental liabilities relating to the operations of the semiconductor business and the transferred Harris subsidiaries prior to closing. The agreement provides that

Harris must indemnify us for any damages arising from these excluded liabilities. The agreement also provides that we must offer to employ all our employees on substantially the same terms and conditions as they were employed immediately before the acquisition of the semiconductor business. In addition, the agreement contains a provision that, subject to some limitations, forbids Harris for a period of five years after the consummation of the acquisition of the semiconductor business from engaging in business competing with most of our products in existence on the date the transactions were consummated.

     Under the terms of the Master Transaction Agreement, Harris entered into with us the Intellectual Property Agreement, the Patent Assignment and Services Agreement, the License Assignment Agreement, the Harris Trademark License Agreement, the Secondary Trademark Assignment and License Agreement, the Transition Services Agreement, the Shareholders' Agreement, the Registration Rights Agreement and the Royalty Agreement. See "Ownership of Capital Stock--Shareholders' Agreement" and "--Registration Rights Agreement."

INTELLECTUAL PROPERTY AGREEMENT

     Under the Intellectual Property Agreement, Harris assigned to us its entire ownership, right, title and interest in some intangible property rights existing under laws respecting copyright, maskwork and trade secret, which intangible property rights are owned by Harris and that were specific to the operations of the semiconductor business. Harris also granted to us a royalty-free, non-exclusive, worldwide license, with a limited right to sublicense, under certain copyrights, maskworks and trade secrets to make, have made, use and sell certain products, which copyrights, maskworks and trade secrets are specific to the products or are used in the semiconductor business. The Intellectual Property Agreement lists those licenses to software that are unassignable without the permission of the licensor.

PATENT ASSIGNMENT AND SERVICES AGREEMENT

     Under the Patent Assignment and Services Agreement, Harris assigned to us, subject to pre-existing license rights, about 1,400 patents. Harris also granted us a worldwide, royalty-free, non-exclusive license, without the right to sublicense, under some other applicable patents, for the life of such patents, to make, have made, use and sell certain of our products. Harris retained the rights to some patents for up to three years before assigning their entire right, title and interest therein to us (provided that the patents are not in litigation at the time, and no royalties are owed on licenses to the patents). During the interim preceding the assignment of these retained patents, Harris granted us a worldwide, royalty-free, non-exclusive license thereto, without the right to sublicense.

LICENSE ASSIGNMENT AGREEMENT

     Under the License Assignment Agreement, Harris assigned to us its entire right, title and interest in and to certain license agreements by and between Harris and third party licensors and licensees, which license agreements may be assigned without the consent of the third parties. The agreement provides that Harris will use commercially reasonable efforts, as requested by us in writing, to provide us with the economic benefit of certain other license agreements between Harris and third party licensors and licensees, which license agreements are material to the semiconductor business and require the consent of the third parties to assign. Harris will assign to us any revenue received under certain other royalty bearing license agreements between Harris and third party licensees, which agreements require the consent of the third party licensees to assign, and will use commercially reasonable efforts to obtain the consent of the third party licensees to these assignments.

     The agreement also provides that Harris will, at our written request and to the extent that Harris is authorized to do so and that the license is relevant to our business as of the Closing Date, grant us a sublicense under the License Agreement between Harris and Lemelson Medical, Education & Research Foundation, Limited Partnership dated April 30, 1999. The agreement with Lemelson Medical and subsequent sublicenses will authorize us to use the inventions identified in up to one hundred eighty patents and patent applications concerning chemical manufacturing, optical measurement and tracking of production lots, all of which are technologies used in manufacturing semiconductors. The License Assignment Agreement further provides that Harris will assign all remaining rights in the retained license agreements to us. The assignment of each retained license agreement is to occur at the time that all the amounts that are due, or are to become due under that retained license agreement, have been paid to Harris. In the event that a retained license agreement cannot be assigned at that time, Harris will use commercially reasonable efforts, as requested by us, to provide us with the economic benefit of that retained license agreement. The assignment of, or commercially reasonable efforts to provide us the economic benefit of, each retained license agreement is to occur at the time that all the amounts that are due, or are to become due under the retained license agreement, have been paid to Harris. The agreement still further provides that we accept the assignments or transfers effected under the License Assignment Agreement and assume the liabilities of Harris to each of the license agreements so assigned or transferred.

HARRIS TRADEMARK LICENSE AGREEMENT

     Under the Harris Trademark License Agreement, Harris granted to us non-exclusive, royalty-free licenses recognizing transitional use of some visible trademarks and product-embedded trademarks, which embedded trademarks will not be eliminated until the relevant product is discontinued.

AGREEMENT COVERING PRISM(REGISTERED) REVENUES

     Under an agreement covering PRISM(Registered) revenues, we agreed to pay Harris 2% of the revenue generated by the sales of the PRISM(Registered) chip sets for a period of five years after the closing of the transactions consummated under the Master Transaction Agreement.

SECONDARY TRADEMARK ASSIGNMENT AND LICENSE AGREEMENT

     Under the Secondary Trademark Assignment and License Agreement, Harris assigned to us some trademarks related to products of the semiconductor business and we granted back to Harris worldwide, non-exclusive, royalty-free licenses recognizing transitional use of some visible trademarks assigned by Harris to us. The agreement further provides that Harris will cooperate with us, at our expense, in any judicial or administrative proceedings contemplated or commenced by us under any of the trademarks assigned to us under this agreement.

TRANSITION SERVICES AGREEMENT

     Under the Transition Services Agreement, Harris will provide a number of business support services to us that will assist in the conversion of the semiconductor business to an independent entity. From the consummation of the acquisition for, in most instances, up to 8 months, Harris is obligated to make available to us:

     o data processing and communication services;

     o financial and administrative support; and

     o human resources and benefits services.

Generally, the agreement provides that Harris will invoice us for the cost of services provided, plus 5%, with some charges based on a fixed cost and other charges based on Harris' actual incurred costs.

     Under the Transition Services Agreement, we have also agreed to provide Harris with certain services for a period of 18 months and certain products for a period of 24 months related to the suppression products business. For the services and products to be provided by us to Harris, Harris has agreed to pay 5% on top of all costs except third-party costs.

OPTION AGREEMENT

     Under an Option Agreement, we granted to Intersil Prism, LLC an option to purchase assets to be used in the manufacture and sale of semiconductor solutions for the high-speed wireless local area networking market for a fixed purchase price equal to the purchase price paid by us for the assets plus associated capital expenses, research and development expenses and interest at ten percent (10%) per annum. The option itself was granted for a purchase price of $1,000,000 and is exercisable for eighteen months from August 13, 1999, subject to extension for an additional eighteen month period upon payment of a $2,000,000 fee or for the period necessary to obtain any required approvals without any fee. However, because the exercise of the option would be prohibited by the terms of the indenture governing the notes, the option may not be exercised while the notes are outstanding unless we obtain a consent from the noteholders. If the holder of the option exercises it, holders of the warrants and the warrants issued to Citicorp Mezzanine Partners, L.P. (or the holders of the Class A Common Stock issued upon exercise of the warrants) may participate in the purchase of these assets upon payment of their pro rata share of the option purchase price and the option exercise price.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS


     The following table sets forth certain information regarding the persons who are members of our Board of Directors, key employees or executive officers. Each of our directors has served as director since our formation on June 2, 1999 will continue to hold office until the relevant company's next annual meeting of shareholders or until a successor has been elected and qualified. Each of our officers has served as officer since our formation and will hold office until the relevant company's first meeting of directors after its next annual meeting of shareholders.


NAME                                        AGE                          TITLE
----                                        ---                          -----
Gregory L. Williams.......................  46    Chief Executive Officer, Director
W. Russell Morcom.........................  53    Vice President, General Manager, Discrete Power
George L. Gidzinski.......................  44    Vice President, General Manager, Analog and Mixed
                                                  Signal Business Unit
Daniel J. Heneghan........................  44    Vice President, Chief Financial Officer and
                                                  Secretary
Ray D. Odom...............................  46    Vice President, General Manager, Space & Defense
                                                  Products
Larry W. Sims.............................  42    Vice President, Marketing and Sales
James A. Urry.............................  45    Director
Gary E. Gist..............................  53    Director

     Gregory L. Williams, Chief Executive Officer, Director. Mr. Williams is our Chief Executive Officer. From October, 1998, to August, 1999, Mr. Williams was President of the semiconductor business at Harris. From January to October 1998, Mr. Williams was Vice President and General Manager of the Power Products Division at Harris. From 1984 to 1998, Mr. Williams also served as Vice President and Assistant General Manager of the Semiconductor Components Group, Vice President and General Manager of the Power Products Division, and Vice President and Director of Automotive World Marketing at Motorola Semiconductor, and from 1977 to 1984, Mr. Williams served with General Electric Company.

     W. Russell Morcom, Vice President, General Manager, Discrete Power. Mr. Morcom is our Vice President and General Manager, Discrete Power. From 1997 to August, 1999, Mr. Morcom was Vice President and General Manager, Operations and Quality of the semiconductor business at Harris. From 1991 to 1997, Mr. Morcom was Vice President and General Manager, Semiconductor Products Division of the semiconductor business of Harris.

     George L. Gidzinski, Vice President, General Manager, Analog and Mixed Signal Business Unit. Mr. Gidzinski is our Vice President and General Manager, Analog and Mixed Signal Business Unit. From 1998 until August, 1999, Mr. Gidzinski was Vice President and General Manager of the Power Products Business of the semiconductor business at Harris. From 1995 to 1998, Mr. Gidzinski served as Vice President of Intelligent Power Products of the semiconductor business at Harris and from 1991 to 1995, Mr. Gidzinski served as Vice President of Worldwide Marketing of the semiconductor business at Harris.


     Daniel J. Heneghan, Vice President, Secretary and Chief Financial
Officer. Mr. Heneghan is our Vice President, Secretary and Chief Financial Officer. From 1996 to August, 1999, Mr. Heneghan was Vice President and Controller of the semiconductor business at Harris. From 1994 to 1996, Mr. Heneghan was Vice President of Digital Products of the semiconductor business at Harris. Mr. Heneghan also served at various times as Division Controller of the semiconductor business at Harris, Director of Planning at Harris, Director of Finance at Harris and Senior Financial Analyst with Royal Crown Cola.


     Ray D. Odom, Vice President, General Manager, Space and Defense
Products. Mr. Odom is our Vice President and General Manager, Space and Defense Products. From July, 1998 to August, 1999, Mr. Odom was Vice President and General Manager, Space and Defense Products of the semiconductor business at Harris. From July, 1997 to June, 1998 Mr. Odom was Director, Space and Defense Products of the semiconductor business at Harris. From July 1994 to June 1997, Mr. Odom was Director of Palm Bay

Manufacturing of the semiconductor business at Harris. From February 1991 to June 1994, Mr. Odom was Director of Manufacturing of the Military and Aerospace Division of the semiconductor business at Harris.

     Larry W. Sims, Vice President, Marketing and Sales. Mr. Sims is our Vice President, Marketing and Sales. From August, 1998 to August, 1999, Mr. Sims was Vice President, Sales of the semiconductor business at Harris. Prior to joining Harris, Mr. Sims served in various sales management positions at Motorola Semiconductor.

     James A. Urry, Director. Mr. Urry is one of our directors. Mr. Urry has been with Citibank, N.A. since 1981 serving as a Vice President since 1986. He has been a Vice President of Citicorp Venture Capital Ltd., which is an affiliate of ours, since 1989. He is also a Director of Airxcel, Inc., AmeriSource Health Corporation, CORT Business Services, Brunner Mond Holdings CLARK Material Handling Corporation, Hancor Holding Corporation, IKS Corporation, Palomar Technological Companies and York International Corporation.

     Gary E. Gist, Director. Mr. Gist is one of our directors. Mr. Gist is the President and Chief Executive Officer of, and has been with, Palomar Technological Companies since 1995, a corporation made up of a diverse group of companies that focus on designing and manufacturing electronic products including the following companies: HID Corporation, AML Wireless Systems, Inc., Palomar Display Products, Inc., Palomar Products, Inc. and Palomar Technologies, Inc. Prior to 1995, he was Division Manager of the Technology Products Division of Hughes Industrial Electronics Company.

     Our Board of Directors will consist of five directors, determined as follows: our chief executive officer, one individual designated by Sterling, up to two independent directors designated by Sterling (to the extent permitted by applicable law as determined in Sterling's sole discretion) and, in the event the Board includes two independent directors designated by Sterling, one additional individual designated by Sterling. The holders of a majority of the outstanding shares of Class A Common Stock (including any shares of Class A Common Stock held by Sterling) have the right to veto the election of any independent directors designated by Sterling. Under our Shareholders' Agreement each of our stockholders (representing 100% of the ownership of the Class A Common Stock) agree to take all action necessary (including voting his, her or its shares, calling special meetings and executing and delivering written consents) to ensure our Board of Directors will be composed at all times as described in this paragraph.

DIRECTOR COMPENSATION AND ARRANGEMENTS

     Those directors who are employed by us or by Citicorp Venture Capital Ltd. do not receive compensation for their services as directors. Compensation for other directors has not yet been determined. Members of the Board of Directors are elected according to the voting agreements outlined in the Securities Purchase and Holders Agreement.

EXECUTIVE COMPENSATION

     The following table sets forth certain information concerning the compensation received by our five most highly compensated officers for services rendered in fiscal year 1999.

                           SUMMARY COMPENSATION TABLE
                                FISCAL YEAR 1999

                                                                                      LONG-TERM
                                                                                    COMPENSATION
                                                                               -----------------------
                                                                                 AWARDS      PAYOUTS
                                                                               ----------   ----------
                                            ANNUAL COMPENSATION                SECURITIES
                                --------------------------------------------   UNDERLYING                 ALL OTHER
          NAME AND                                           OTHER ANNUAL       OPTIONS        LTIP      COMPENSATION
     PRINCIPAL POSITION         SALARY($)   BONUS($)(1)   COMPENSATION($)(2)     (#)(3)     PAYOUTS($)      ($)(4)
     ------------------         ---------   -----------   ------------------   ----------   ----------   ------------
Gregory L. Williams .........    318,615       20,531            6,925           25,000            0        12,207
  Chief Executive Officer

W. Russell Morcom ...........    170,000      113,623           10,798            6,000       70,875        57,114
  Vice President--General
  Manager--Discrete Power

George L. Gidzinski .........    133,269       46,683            3,264            5,000       28,350        15,128
  Vice President--General
  Manager--Analog and Mixed
  Signal Business Unit

Daniel J. Heneghan ..........    121,980       44,121            1,920            3,500       24,924        23,774
  Vice President--Chief
  Financial
  Officer--Secretary

Larry W. Sims ...............    185,769      117,953           47,174                0            0         1,889
  Vice President--Marketing
  and Sales

------------------
(1) This category includes Annual Incentive Plan bonus for all officers and a sales incentive compensation bonus for Mr. Sims. It also includes awards for Mr. Williams and for Mr. Heneghan of $50 each, a bonus of $7,108 for Mr. Heneghan and disruption and signing bonuses, totaling $65,000, for Mr. Sims.

(2) Except for Mr. Sims, none of the executive officers named in the Summary Compensation Table received personal benefits in excess of the lesser of $50,000 or 10% of annual salary and bonus for fiscal year 1999. Mr. Sims' personal benefits for fiscal year 1999 included relocation expenses and applicable taxes. The other amounts reported represent dividend equivalent payments on outstanding performance shares granted under Harris' Stock Incentive Plan for which the performance period had not expired.

(3) All options granted were for Harris common stock under Harris' Stock Incentive Plan. We did not assume Harris' obligations under the Stock Incentive Plan.

(4) Amounts reported include:

    (A) Contributions to the Harris Retirement Plan for fiscal 1999: Mr. Williams--$3,959; Mr. Heneghan--$19,659; Mr. Gidzinski--$14,984; Mr.
        Sims--$1,293; and Mr. Morcom--$17,703.

    (B) Contributions to Harris' Supplemental Executive Retirement Plan for fiscal 1999: Mr. Williams--$5,943; Mr. Heneghan--$3,700; Mr. Gidzinski--$0; Mr. Sims--$0; and Mr. Morcom--$38,677.

    (C) The taxable portion of premiums on life insurance provided by Harris for fiscal 1999: Mr. Williams--$2,305; Mr. Heneghan--$415; Mr. Gidzinski--$144; Mr. Sims--$596; and Mr. Morcom--$734.

     The following table provides information with respect to individual grants made by Harris of options for shares of Harris common stock to the named executive officers during fiscal year 1999.

                                                              INDIVIDUAL GRANTS                        POTENTIAL REALIZABLE
                                          ----------------------------------------------------------         VALUE AT
                                                              PERCENT OF                                  ASSUMED ANNUAL
                                                                TOTAL                                     RATE OF STOCK
                                             NUMBER OF         OPTIONS                                  PRICE APPRECIATION
                                            SECURITIES         GRANTED        EXERCISE                      FOR OPTION
                                            UNDERLYING       TO EMPLOYEES        OR                          TERM (4)
                                              OPTIONS         IN FISCAL      BASE PRICE   EXPIRATION   --------------------
                  NAME                    GRANTED (#) (1)    YEAR (%) (2)      ($/SH)      DATE (3)     5% ($)     10% ($)
                  ----                    ---------------   --------------   ----------   ----------   --------   ---------
Gregory L. Williams.....................      25,000             3.17         34.0625      11/11/99     51,788     104,405
W. Russell Morcom.......................       6,000              .76         34.0625      11/11/99     12,429      25,057
George L. Gidzinski.....................       5,000              .63         34.0625      11/11/99     10,358      20,881
Daniel J. Heneghan......................       3,500              .44         34.0625      11/11/99      7,250      14,617
Larry W. Sims...........................           0                0               0             0          0           0

------------------
(1) All options granted were for Harris common stock pursuant to the Harris Stock Incentive Plan. We did not assume Harris' obligations under the Stock Incentive Plan.
(2) A total of 789,340 options were granted to Harris employees under the Harris Stock Incentive Plan in fiscal year 1999.
(3) Under the terms of the Harris Stock Incentive Plan, the options expire 10 years after they are granted; however, in the event a grantee ceases to be an employee of Harris, the options expire 90 days after the date the grantee ceases to be an employee of Harris.
(4) Represents the potential realizable value of the underlying shares of Harris common stock at the expiration date based on an assumed annual appreciation rate of 5% and 10%, each compounded annually. The actual value, if any, that may be realized will depend on the excess of the stock price over the exercise price on the date the options exercised, so there can be no assurance that the actual value realized will be at or near the value estimated in the table.

     The following table provides information with respect to the named executive officers concerning the exercise of Harris options during fiscal year 1999, and unexercised Harris options held as of the end of fiscal year 1999.


                                                                           NUMBER OF
                                                                           SECURITIES          VALUE OF
                                                                           UNDERLYING         UNEXERCISED
                                                                          UNEXERCISED        IN-THE-MONEY
                                                                            OPTIONS             OPTIONS
                                                                       AT FISCAL YEAR-END   AT FISCAL YEAR-
                                              SHARES         VALUE          (#) (3)           END ($) (4)
                                            AQUIRED ON      REALIZED      EXERCISABLE/       EXERCISABLE/
                 NAME                    EXERCISE (#) (1)   ($) (2)      UNEXERCISABLE       UNEXERCISABLE
                 ----                    ----------------   --------   ------------------   ---------------
Gregory L. Williams....................           0               0           0/25,000           0/132,813
W. Russell Morcom......................       3,186          45,201      19,500/10,500      231,469/44,906
George L. Gidzinski....................       1,200          12,300        2,846/6,800            0/31,775
Daniel J. Heneghan.....................       2,000          12,799        2,500/5,000       13,031/22,938
Larry W. Sims..........................           0               0                  0                   0


------------------
(1) Options exercised were for Harris common stock.

(2) Represents the difference between the market price per share of Harris common stock on the date of exercise and the exercise price.


(3) All unexercised options were for Harris common stock.

(4) Represents the difference between the market price per share of Harris common stock at fiscal year end and the exercise price.

EMPLOYMENT AGREEMENTS

     In connection with the Transactions, we and Intersil entered into an employment agreement with Mr. Williams for him to serve as our Chief Executive Officer and a member of our Board of Directors. His employment agreement provides for an annual base salary of $425,000, subject to increases and annual performance bonuses at the discretion of the Board of Directors. The agreement also provides for Mr. Williams to receive our standard benefits. The term of the agreement is 60 months, subject to automatic renewal for successive one year terms, unless either we give or Mr. Williams gives prior notice of non-renewal. Mr. Williams is subject to a noncompetition covenant during the term of his agreement and for a period of one year following termination or expiration of the agreement.

RETIREMENT AND SAVINGS PROGRAM

     We provide retirement benefits to substantially all employees primarily through a retirement plan having profit-sharing and savings elements. Contributions by us to the retirement plan are based on profits and employees' savings with no other funding requirements. We are able to make additional contributions to the fund at our discretion. We also have non-contributory defined benefit pension plans which are fully funded.

     Retirement benefits also include an unfunded limited healthcare plan for U.S.-based retirees and employees on long-term disability. We accrue the estimated cost of these medical benefits, which are not material, during an employee's active service life.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Citicorp Mezzanine Partners, L.P. contributed $30.0 million in cash to Intersil Holding in exchange for the 13.5% Subordinated PIK Note and a warrant to purchase about 5.6 million shares of Intersil Holding's Class A Common Stock. Intersil Holding contributed the $30.0 million from Citicorp Mezzanine Partners, L.P. to Intersil as a capital contribution. The general partner of Citicorp Mezzanine Partners, L.P. is an affiliate of Citicorp Venture Capital Ltd. Citicorp Venture Capital Ltd. owns an interest in Sterling, a stockholder of Intersil Holding.

     Under to the Master Transaction Agreement, the shareholders of Intersil Holding entered into a Shareholders' Agreement containing certain agreements among the shareholders regarding the capital stock and corporate governance of Intersil and Intersil Holding. See "Description of Capital Stock-Shareholder's Agreement."

     Intersil Holding, along with Intersil, purchased from Harris selected portions of the semiconductor business. Harris entered into with us various agreements, including the Intellectual Property Agreement, the Patent Assignment, the Secondary Trademark Assignment and License Agreement, the Transition Services Agreement, the Registration Rights Agreement and the Royalty Agreement. See "The Transactions."

     The terms of the agreements listed above were the result of arms-length negotiations and in our opinion are no less favorable to Intersil and Intersil Holding than those that could be obtained from non-affiliated parties.

                           OWNERSHIP OF CAPITAL STOCK

     The following table sets forth information regarding the beneficial ownership of the Intersil Holding preferred stock and Intersil Holding common stock. This table does not include (a) shares of Intersil Holding Class A Common Stock issuable upon conversion of Intersil Holding Class B Common Stock or (b) shares of Intersil Holding Class B Common Stock issuable upon conversion of Intersil Holding Class A Common Stock. A number of Intersil employees are expected to participate in an Employee Stock Option Plan under which they will be offered the opportunity to acquire Intersil Holding Class A Common Stock which would equal in the aggregate up to an additional 3% of the Intersil Holding common stock outstanding. See "--Employee Stock Option Plan." In addition, we granted to certain senior managers a sign-on bonus in the aggregate amount of about $574,000, in the form of options to purchase preferred stock of Intersil Holding. The option price is about $250 per share. The table includes shares or options that may be acquired by our employees under the Employee Stock Option Plan and the shares of preferred stock that may be acquired by certain senior managers upon exercise of the preferred stock options granted to these senior managers. The table does not include shares of Intersil Holding Class A Common Stock issuable upon conversion of the warrants and the warrants issued in connection with the 13.5% Subordinated Holding PIK Note.

                                                   NUMBER AND PERCENT OF SHARES OF INTERSIL HOLDING
                                         --------------------------------------------------------------------
                                         PREFERRED STOCK          CLASS A STOCK             CLASS B STOCK
                                         ----------------      --------------------      --------------------
NAME OF BENEFICIARY                      NUMBER   PERCENT        NUMBER     PERCENT        NUMBER     PERCENT
-------------------                      ------   -------      ----------   -------      ----------   -------
Sterling Holding Company, LLC            73,650    87.31%      11,088,837    41.69%      69,615,203    91.10%
(1)(3) ...............................
c/o Intersil Corporation
2401 Palm Bay Road NE
Palm Bay, FL 32905
Harris Corporation ...................   8,456     10.02%       2,263,028     8.51%       6,797,375     8.90%
1025 W. NASA Boulevard
Melbourne, Florida 32919
Gregory L. Williams ..................     407       .48%       3,347,315    12.59%              --       --
W. Russell Morcom ....................     515       .61%       1,025,247     3.85%              --       --
George L. Gidzinski ..................     104       .12%         684,564     2.57%              --       --
Daniel J. Heneghan ...................     121       .14%         582,634     2.19%              --       --
Larry W. Sims ........................     245       .29%         835,916     3.14%              --       --
James A. Urry (2) ....................     705       .84%           1,785      .01%         753,249      .99%
Gary E. Gist .........................      --        --               --       --               --       --
All directors, officers and other        2,958      3.51%      10,247,112    38.53%              --       --
management investors as a group (17
persons) (3) .........................

------------------

(1) An affiliate of Credit Suisse First Boston Corporation owns an interest in Sterling and could have the right to acquire up to 1,510,068 shares of Class A Common Stock and 1,410 shares of Intersil Holding preferred stock from Sterling in exchange for its interest in Sterling.


(2) James A. Urry, who is one of our directors, is affiliated with Sterling in the capacities described under "Management--Directors and Executive Officers" and footnote (3) below. All shares reported for Mr. Urry are held by Sterling, but do not include all shares held by Sterling, which Mr. Urry may be deemed to beneficially own as a result of his affiliation with Sterling. Mr. Urry disclaims beneficial ownership of all shares held by Sterling, except for those shares reported for Mr. Urry, which Mr. Urry has the right to acquire in exchange for an ownership interest in Sterling.

(Footnotes continued from previous page)

(3) Citicorp Venture Capital Ltd. owns an interest in Sterling and could have the right to acquire up to 62,184,690 shares of Intersil Holding common stock, consisting of 49% of the outstanding Class A Common Stock and the remainder of which would be shares of Class B Common Stock, and 55,472 shares of the preferred stock from Sterling in exchange for its interest in Sterling. Citicorp Mezzanine Partners, L.P., the general partner of which is an affiliate of Citicorp Venture Capital, contributed $30.0 million in cash to our company in exchange for the 13.5% Subordinated Holding PIK Note due 2010 and warrants to purchase 5,555,560 shares of our Class A Common Stock. We contributed the $30.0 million to Intersil as a capital contribution.

                               ------------------

     Sterling owns 88.3% of preferred stock, 47.0% of Class A Common Stock and 91.1% of Class B Common Stock of Intersil Holding and also owns 30.9% of Class A Common Stock and 95.8% of Class B Common Stock of Fairchild Semiconductor International, Inc. Fairchild Semiconductor Corporation is a wholly owned subsidiary of Fairchild Semiconductor International, Inc. See
"Business--Competition."

                            DESCRIPTION OF CAPITAL STOCK

INTERSIL HOLDING PREFERRED STOCK

     Intersil Holding's Certificate of Incorporation provides that Intersil Holding may issue 2,000,000 shares of preferred stock, 1,000,000 of which is designated as 12% Series A Cumulative Compounding Preferred Stock. Intersil Holding preferred stock has a stated value of $1,000 per share and is entitled to annual dividends when, as and if declared, which dividends are cumulative, whether or not earned or declared, and accrue at a rate of 12%, compounding annually. As of the date of this prospectus, 83,432 shares of Intersil Holding preferred stock were outstanding. The vote of a majority of the outstanding shares of the Intersil Holding preferred stock, voting as a separate class, is required to (1) create, authorize or issue any other class or series of stock entitled to a preference ahead of the Intersil Holding preferred stock regarding any dividend or upon distribution or any liquidation, distribution of assets, dissolution or winding up of Intersil Holding, or increase the authorized amount of any other class or series, or (2) amend Intersil Holding's Certificate of Incorporation if the amendment would adversely affect the relative rights and preferences of the holders of the Intersil Holding Preferred Stock. Except as described in the immediately preceding sentence or as otherwise required by law, the Intersil Holding Preferred Stock is not entitled to vote. Intersil Holding may not pay any dividend upon (except for a dividend payable in Junior Stock, as defined below), or redeem or otherwise acquire shares of, capital stock junior to the Intersil Holding Preferred Stock (including the Intersil Holding common stock) ("Junior Stock") unless all cumulative dividends on the Intersil Holding preferred stock have been paid in full. Upon liquidation, dissolution or winding up of Intersil Holding, holders of Intersil Holding preferred stock are entitled to receive out of the legally available assets of Intersil Holding, before any amount shall be paid to holders of Junior Stock, an amount equal to $1,000 per share of Intersil Holding preferred stock, plus all accrued and unpaid dividends to the date of final distribution. If the available assets are insufficient to pay the holders of the outstanding shares of Intersil Holding preferred stock in full the assets, or the proceeds from the sale of the assets, will be distributed ratably among the holders. The Intersil Holding preferred stock is not mandatorily redeemable prior to June 30, 2011. Intersil Holding may optionally redeem, in whole or in part, the Intersil Holding preferred stock at any time at a price per share of $1,000, plus accrued and unpaid dividends to the date of redemption. At the option of Intersil Holding, the Intersil Holding preferred stock may be exchanged for junior subordinated debentures of Intersil Holding.

INTERSIL HOLDING COMMON STOCK

     The Certificate of Incorporation of Intersil Holding provides that Intersil Holding may issue 250,000,000 shares of Intersil Holding common stock, divided into two classes consisting of 125,000,000 shares of Intersil Holding Class A Common Stock and 125,000,000 shares of Intersil Holding Class B Stock. As of the date of this prospectus 100,009,770 shares of Intersil Holding common stock were outstanding. The holders of Intersil Holding Class A Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of the shareholders. Except as required by law, the holders of Intersil Holding Class B Common Stock have no voting rights. Under the Certificate of Incorporation of Intersil Holding, either class of Intersil Holding common stock is convertible into an equal number of shares of the other class of Intersil Holding common stock. In the case of a conversion from Intersil Holding Class B Common Stock, which is nonvoting, into Intersil Holding Class A Common Stock, which is voting, the holder of shares to be converted must be permitted under applicable law to hold the total number of shares of voting stock which would be held upon conversion.

WARRANTS RELATING TO THE 13.5% SUBORDINATED HOLDING PIK NOTE

     Intersil Holding issued to Citicorp Mezzanine Partners, L.P. warrants to purchase Intersil Holding Class A Common Stock. These warrants are not the warrants covered by this prospectus. These warrants entitle the holder to purchase up to 5,555,560 shares of Class A Common Stock of Intersil Holding upon exercise of the warrants beginning on August 13, 2001 and ending on August 15, 2009 at an exercise price of $0.001 per share, subject to anti-dilution adjustments. If Intersil Holding prepays in full the 13.5% Subordinated Holding PIK Note due 2010 within 24 months after issuance these warrants will be exercisable for 3,333,336 shares of the Intersil Holding Class A Common Stock. See "Description of Certain Indebtedness--13.5% Subordinated Holding PIK Note due 2010."

SHAREHOLDERS' AGREEMENT

     The shareholders of Intersil Holding entered into a Securities Purchase and Holders Agreement (the "Shareholders' Agreement") containing certain agreements among the shareholders regarding the capital stock and corporate governance of us and Intersil.

     According to the Shareholders' Agreement, our board of directors and the board of directors of Intersil must be composed of up to five directors as follows: our chief executive officer; one individual designated by Sterling; up to two independent directors designated by Sterling (to the extent permitted by applicable law as determined by Sterling in its sole discretion), subject to the right of the majority of holders of the outstanding shares of Intersil Holding Class A Common Stock to veto the election of any independent director, provided that in the event that Sterling concludes that it is unable to designate, or elects not to designate for any reason, one or more of such independent directors or the election of any such independent director is not approved by the holders of a majority of the outstanding shares of Intersil Holding Class A Common Stock, these directorship(s) shall not be filled by the remaining members of the Board of Directors but shall remain vacant until the election of a director designated by Sterling to fill such vacancy in accordance with the Shareholders' Agreement. When our Board of Directors includes two independent directors, Sterling shall have the right to designate one additional individual. However, if Sterling at any time owns of record in excess of 50% of the Intersil Holding Class A Common Stock then outstanding, then our Board of Directors shall consist of our chief executive officer and up to four individuals designated by Sterling in its sole discretion.

     The Shareholders' Agreement contains certain provisions which, with some exceptions, restrict the ability of the shareholders to transfer any Intersil Holding common stock or Intersil Holding preferred stock. If holders of more than 50% of the Intersil Holding common stock approve the sale of Intersil or Intersil Holding, each shareholder has agreed to consent to the sale and, if the sale includes the sale of stock, each shareholder has agreed to sell all of the shareholder's Intersil Holding common stock and Intersil Holding preferred stock on the terms and conditions approved by holders of a majority of the Intersil Holding common stock then outstanding. In the event Intersil Holding proposes to issue and sell (other than in a public offering under a registration statement declared effective by the Securities and Exchange Commission) any shares of Intersil Holding common stock or any securities containing options or rights to acquire any shares of Intersil Holding common stock or any securities convertible into Intersil Holding common stock to Citicorp Venture Capital Ltd., Sterling or any of their respective affiliates, Intersil Holding must first offer to each of the other shareholders a pro rata portion of these shares. These preemptive rights are not applicable to the issuance of shares of Intersil Holding common stock upon the conversion of shares of one class of Intersil Holding common stock into shares of the other class. Subject to certain limitations, neither Sterling, nor any of its respective affiliates, may sell any of its shares of Intersil Holding preferred stock or Intersil Holding common stock without offering the other shareholders a pro rata opportunity to participate in the sale.

     The Shareholders' Agreement also provides for additional restrictions on transfer of shares by our executive officers and other employees, which we refer to as our management investors, including the right of Intersil Holding to repurchase some of the management investors' shares of Intersil Holding common stock upon termination of the shareholder's employment prior to August 2004, at a formula price, and the grant of a right of first refusal in favor of Intersil Holding in the event a management investor elects to transfer its shares of Intersil Holding common stock or Intersil Holding preferred stock. Our directors are not bound by the additional restrictions on management investors except to the extent that they are also officers of Intersil Holding.

1999 EQUITY COMPENSATION PLAN

     Intersil Holding adopted the 1999 Equity Compensation Plan, effective August 13, 1999 (the "Plan"). Under the Plan, Intersil Holding will be able to grant to our salaried officers and key employees options for up to 3,000,000 shares of Intersil Holding Class A Common Stock. The Plan will authorize Intersil Holding to grant either (1) options intended to constitute incentive stock options under the Internal Revenue Code of 1986, as amended, (2) non-qualified stock options, (3) shares of restricted stock, (4) stock appreciation rights or (5) phantom share awards. Under the Plan, a committee of the Board of Directors of Intersil Holding will determine the exercise price of each option granted, provided that the minimum exercise price is equal to the fair market value of the underlying stock on the date the option is granted. The maximum term of any option will be ten years from the date of grant for incentive stock options and ten years and one day from the date

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of grant for non-qualified stock options. Options granted will be exercisable at the determination of the Board of Directors of Intersil Holding, and the options will vest ratably over about five years. Within any one-year period, an employee may not receive options to purchase more than 1,000,000 shares of Intersil Holding Class A Common Stock. Options to acquire 2,350,000 shares of Intersil Holding Class A Common Stock were granted, effective as of August 14, 1999.

     In addition to options, the committee may award restricted stock, stock appreciation rights and phantom share awards under the Plan.

     A grant of restricted stock represents the right to become the owner of that stock upon the lapse of restrictions, which will usually require the performance of substantial additional services to Intersil Holding by the recipient of the grant. If the restrictions are not satisfied, the restricted stock is forfeited. If the restrictions are satisfied, the individual in question becomes the owner of those shares. In the interim, the individual is entitled to any dividends that may be paid on the restricted shares and is allowed to vote them. The individual cannot, however, sell, assign or otherwise transfer the subject shares.

     A stock appreciation right entitles the recipient to a payment, in cash or in shares of Intersil Holding Class A Common Stock of an amount equal to the excess of the fair market value of Intersil Holding Class A Common Stock on the date the stock appreciation right is exercised over the "exercise price" of the stock appreciation right, which will usually be the fair market value of the subject Intersil Holding Class A Common Stock on the date the stock appreciation right is granted.

     A phantom stock award entitles the recipient to a payment in cash or in shares of Intersil Holding Class A Common Stock of an amount equal to the appreciation in the value of the underlying Intersil Holding Class A Common Stock over the period from the grant of the phantom share award to the date of settlement specified in the award.

     The terms and conditions of grants of restricted stock, stock appreciation rights and phantom stock awards will be governed by the Plan and by the terms of the agreement making the grant or award, as determined by the committee of the Board of Directors.

     Any Intersil Holding Class A Common Stock awarded as restricted stock, awarded upon exercise of a stock appreciation right or awarded in settlement of a phantom stock award will count against the 3,000,000 share overall limit under the Plan and against the 1,000,000 individual annual limit.

REGISTRATION RIGHTS AGREEMENT

     In connection with their entry into the Shareholders' Agreement, Intersil Holding, Sterling, the management investors, Harris and the other shareholders of Intersil Holding entered into a Registration Rights Agreement (the "Registration Rights Agreement"). According to the Registration Rights Agreement, upon the written request of Sterling and subject to Intersil Holding's option to defer action for 180 days, Intersil Holding will prepare and file a registration statement with the Securities and Exchange Commission concerning the distribution of all or part of the shares held by Sterling and use its best efforts to cause such registration statement to become effective. If at any time Intersil Holding files a registration statement for the Intersil Holding common stock because of a request by Sterling or otherwise, Intersil Holding will use its best efforts to allow the other parties to the Registration Rights Agreement to have their shares of Intersil Holding common stock (or a portion of their shares under circumstances set forth in the Registration Rights Agreement) included in the registered offering of Intersil Holding common stock. Intersil Holding is not bound by this requirement if it is filing a registration statement on Form S-8, Form S-4 or any similar form filed in connection with an exchange offer or an offering solely to Intersil Holding's employees or existing shareholders, or a registration statement registering a unit offering consisting of a public offering of debt and equity securities of Intersil Holding in which
(i) not more than twenty percent of the gross proceeds received from the sale of those securities is attributed to the equity securities and (ii) after the public offering, Intersil Holding does not have a class of equity securities required to be registered under the Securities Exchange Act of 1934. Most registration expenses of the selling shareholders will be paid by Intersil Holding. Intersil Holding will not pay expenses relating to underwriting commissions, brokerage fees and transfer taxes applicable to the shares sold by the shareholders or in certain cases the fees and expenses of any accountants or other representatives retained by a selling shareholder.

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                      DESCRIPTION OF CERTAIN INDEBTEDNESS

     The following is a summary of certain indebtedness of Intersil and of Intersil Holding. To the extent such summary contains descriptions of documents relating to the notes, the senior credit facilities and other loan documents, such descriptions do not purport to be complete and are qualified in their entirety by reference to such documents, which are available upon request to us.

NOTES

     On August 13, 1999, Intersil and Intersil Holding issued 200,000 units, each unit consisting of $1,000 principal amount of Senior Subordinated Notes of Intersil and one warrant to purchase 27.7778 shares of Class A common stock of Intersil Holding, in connection with the unit offering for gross proceeds of approximately $200.0 million. The notes were issued under an indenture dated as of August 13, 1999 (the "Indenture") between Intersil and United States Trust Company of New York, as Trustee ("USTC"). The warrants were issued under the Warrant Agreement. The net proceeds of the unit offering, together with the net proceeds of certain other funds, were used to pay the cash consideration for the acquisition of the semiconductor business, issue the 11.13% Seller Holding PIK Note by Intersil Holding to Harris and pay related fees and expenses. See "The Transactions."

     The notes are initially in the principal amount of $200.0 million and mature on August 15, 2009. Interest on the notes accrues at 13 1/4% per annum and is payable semiannually in arrears on February 15 and August 15, commencing February 15, 2000. Subject to certain covenants set forth in the Indenture, Intersil may issue more notes under the Indenture in an unlimited principal amount. Any additional notes that are actually issued will be treated as issued and outstanding notes (and as the same class as the initial notes) for most purposes. The notes are unsecured senior subordinated obligations of Intersil, are subordinated in right of payment to all existing and future Senior Indebtedness (as defined in the Indenture) of Intersil, and are senior in right of payment to all future Subordinated Indebtedness (as defined in the Indenture) of Intersil. The notes are guaranteed by Intersil Holding and each Subsidiary Guaranty (as defined in the Indenture). The Guaranties are senior subordinated obligations of Intersil Holding and the relevant Subsidiary Guaranty.

     The notes are not redeemable at the option of Intersil prior to August 15, 2004, except that prior to August 15, 2002, Intersil may redeem, at its option, notes (including additional notes, if any) in an aggregate principal amount not to exceed 35% of the aggregate principal amount of the notes (including additional notes, if any) originally issued at a redemption price of 113 1/4% of the principal amount plus accrued and unpaid interest, with the net proceeds of one or more Equity Offerings (as defined in the Indenture) if: (1) at least 65% of the aggregate amount of the notes (including additional notes, if any) remains outstanding immediately after any redemption; and (2) each redemption occurs within 90 days after the date of the related Equity Offering. On or after August 15, 2004, the notes may be redeemed at the option of Intersil, in whole or in part, at the following redemption prices (expressed as percentages of principal amount at maturity), plus accrued and unpaid interest, if redeemed during the 12 months beginning August 15 of the years indicated below:

YEAR                                                          PERCENTAGE
----                                                          ----------
2004........................................................  106.625%
2005........................................................   104.969
2006........................................................   103.313
2007........................................................   101.656
2008 and thereafter.........................................   100.000

     Upon a Change of Control (as defined in the Indenture), each holder of notes may require Intersil to repurchase all or any portion of the holder's notes at a purchase price equal to 101% of the principal amount plus accrued and unpaid interest to the date of purchase.

     The Indenture contains certain covenants that, among other things, limit
(i) the incurrence of additional debt by Intersil and certain of its subsidiaries, (ii) the payment of dividends on capital stock of Intersil and the purchase, redemption or retirement of capital stock or subordinated indebtedness, (iii) investments, (iv) certain transactions with affiliates, (v) sales of assets, including capital stock of subsidiaries, and (vi) certain

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consolidations, mergers and transfers of assets. The Indenture also prohibits certain restrictions on distributions from certain subsidiaries. All of these limitations and prohibitions, however, are subject to a number of important qualifications.

     Under a registration rights agreement dated August 13, 1999 (the "Registration Rights Agreement") among Intersil Holding, Intersil and the initial purchasers, Intersil agreed to (a) file with the SEC, within 90 days after the issue date of the units, a registration statement (the "Exchange Offer Registration Statement") covering an offer to exchange the notes for new notes of Intersil with terms substantially identical to the notes, except that the new notes generally will not contain terms restricting the resale or transfer of the notes, and (b) use its best efforts to cause the Exchange Offer Registration Statement to become effective under the Securities Act within 150 days after the issuance of the units. Upon the effectiveness of the Exchange Offer Registration Statement, Intersil will offer the new notes in exchange for surrender of the notes. Intersil may be required under the Registration Rights Agreement to file a shelf registration statement to cover resales of the notes or the new notes, as the case may be. The notes and warrants will not trade separately until the commencement of the exchange offer or the effectiveness of the shelf registration statement, or an earlier date after October 12, 1999, as the initial purchasers may determine. Upon the failure by Intersil to comply with certain of its obligations under the Registration Rights Agreement, additional interest will be payable on the notes.

SENIOR CREDIT FACILITIES

     General. In connection with the transactions, Intersil entered into the senior credit facilities with a syndicate of certain financial institutions, as lenders, Credit Suisse First Boston, as the Administrative Agent, Salomon Smith Barney Inc., as Syndication Agent, and Morgan Guaranty Trust Company of New York, as Documentation Agent. The description below is only a summary of the principal terms of the senior credit facilities and related loan documents.

     The senior credit facilities provide for up to $275.0 million of aggregate borrowing capacity, consisting of:

     o a secured $205.0 million funded term loan (the "Tranche B Senior Term Facility"); and

     o a secured $70.0 million revolving line of credit, $15.0 million of which was funded at closing of the acquisition of the semiconductor business (the "Revolving Credit Facility").

     Use of the Senior Credit Facilities. Intersil used the proceeds from the senior credit facilities, together with $30.0 million of proceeds from the 13.5% Subordinated Holding PIK Note due 2010, $90.0 million of proceeds from the 11.13% Seller Holding PIK Note due 2010, the proceeds of the unit offering and the equity contribution from Intersil Holding, (i) to fund the acquisition of the semiconductor business, (ii) to pay related fees and expenses and (iii) for general corporate purposes.

     Guaranties; Security. Intersil's obligations under the senior credit facilities are unconditionally guaranteed, jointly and severally, by Intersil Holding and each of Intersil's existing and subsequently acquired or organized domestic subsidiaries. Intersil's obligations and those of the guarantors under the senior credit facilities are secured by a pledge of all of Intersil's capital stock and by substantially all of the assets of Intersil Holding, Intersil and each of Intersil's existing and subsequently acquired or organized domestic (and, to the extent no adverse tax consequences will result, foreign) subsidiaries. No foreign subsidiary is required to guarantee the senior credit facilities and less than two-thirds of the capital stock of certain foreign subsidiaries is required to be pledged to secure the senior credit facilities.

     Amortization; Interest; Fees; Maturity. The Senior Term Facility is subject to certain specified amortization payments required to be made in quarterly installments until final payment is made upon maturity. The Revolving Credit Facility is available until 2005 unless terminated earlier under the terms of the senior credit facilities.

     Borrowings under the senior credit facilities bear interest at a rate equal to, at Intersil's option, either (i) the base rate (which is based on the prime rate most recently announced by the Administrative Agent or the Federal Funds rate plus one-half of 1%) or (ii) the applicable London interbank offered rate, in each case

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plus the applicable margin. In addition, the senior credit facilities are subject to a commitment fee of 0.50% per annum of the undrawn portion of the Revolving Credit Facility, and letter of credit fees regarding each letter of credit outstanding under the senior credit facilities equal to (i) the applicable margin over the Adjusted LIBOR Rate (as defined in the Credit Agreement) in effect for loans under the Revolving Credit Facility and (ii) 0.25% per annum on the face amount of all outstanding letters of credit.

     Prepayments. The loans under the Senior Term Facility are required to be prepaid with certain asset and capital stock sales and dispositions, certain incurrences of indebtedness, certain offerings of common equity securities and by certain percentages of our annual Excess Cash Flow (as defined in the Credit Agreement). Voluntary prepayments may be made in whole or in part without premium or penalty.

     Covenants and Events of Default. The senior credit facilities contain, among other things, covenants restricting Intersil's ability and its subsidiaries' ability to dispose of assets, merge, pay dividends, repurchase or redeem capital stock and indebtedness (including the notes), incur indebtedness or guaranties, create liens, enter into agreements with negative pledge clauses, make certain investments or acquisitions, enter into sale and leaseback transactions, enter into transactions with affiliates, change Intersil's business or make fundamental changes, and otherwise restrict corporate actions. The senior credit facilities also contain a number of financial maintenance covenants.

     The senior credit facilities also include events of default usual for these types of credit facilities and transactions, including but not limited to nonpayment of principal or interest, violation of covenants, incorrectness of representations and warranties, cross defaults and cross acceleration, bankruptcy, material judgments, ERISA, actual or asserted invalidity of the guaranties or the security documents and certain changes of control of Intersil. The occurrence of any event of default could result in the acceleration of Intersil's and the guarantors' obligations under the senior credit facilities, which could materially and adversely affect you.

SUBSIDIARY CREDIT FACILITIES

     Certain of our subsidiaries may incur certain indebtedness. It is expected that the debt instruments evidencing the indebtedness will contain customary terms and conditions, covenants and events of default.

13.5% SUBORDINATED HOLDING PIK NOTE DUE 2010

     In connection with the Transactions, Intersil Holding issued to Citicorp Mezzanine Partners, L.P. the 13.5% Subordinated Holding PIK Note due 2010 in the original principal amount of $30.0 million. The 13.5% Subordinated Holding PIK Note due 2010 matures on July 15, 2010 and bears interest at an annual rate equal to 13.5%. To the extent any Intersil Holding Senior Debt prohibits Intersil Holding from paying interest due on the 13.5% Subordinated Holding PIK Note due 2010 in cash, the interest shall be paid by adding the interest to the then outstanding principal amount of the 13.5% Subordinated Holding PIK Note due 2010. This amount shall accrue interest as a portion of the principal amount of the 13.5% Subordinated Holding PIK Note due 2010 from the applicable interest payment date. Under the terms of the 13.5% Subordinated Holding PIK Note due 2010, interest on the 13.5% Subordinated Holding PIK Note due 2010 may not be deductible until paid. The 13.5% Subordinated Holding PIK Note due 2010 is subordinated to Intersil Holding obligations (including guarantees, if any, from time to time) under the senior credit facilities, the notes and certain other indebtedness of Intersil Holding, other than indebtedness which by its terms is junior in right of payment to the 13.5% Subordinated Holding PIK Note due 2010. The 13.5% Subordinated Holding PIK Note is senior to the 11.13% Seller Holding PIK Note. Intersil Holding may prepay the 13.5% Subordinated Holding PIK Note due 2010 at any time in whole or in part at 100% of the principal amount plus
(a) accrued and unpaid interest to the date of prepayment and (b) certain prepayment premiums set forth in the 13.5% Subordinated Holding PIK Note due 2010. See "Ownership of Capital Stock--Warrant."

11.13% SELLER HOLDING PIK NOTE DUE 2010

     In connection with the Transactions, Intersil Holding issued to Harris the Seller Holding PIK Note due 2010 in the original principal amount of $90.0 million. The Seller Holding PIK Note matures in 2010 and bears interest at an annual rate equal to 11.13%. Intersil Holding may pay interest on the 11.13% Seller

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Holding PIK Note by issuing additional 11.13% Seller Holding PIK Notes. Intersil
Holding may redeem the 11.13% Seller Holding PIK Note at any time in whole or in part at 100% of the principal amount plus accrued and unpaid interest to the date of redemption. In addition, upon a "change in control" Intersil Holding is required to redeem the 11.13% Seller Holding PIK Note at face value subject to some conditions. The 11.13% Seller Holding PIK Note contains some covenants in favor of the holder, including but not limited to: (1) restrictions on the payment by Intersil Holding and its subsidiaries of dividends and the purchase, redemption or prepayment by Intersil Holding and its subsidiaries of its capital stock or indebtedness which, by its terms or by operation of law, ranks junior in right of payment to the 11.13% Seller Holding PIK Note and (2) restrictions on subsidiaries entering into agreements (other than with respect to the 11.13% Seller Holding PIK Note) restricting their ability to pay dividends or make certain other distributions to Intersil Holding or any subsidiary of Intersil Holding. The 11.13% Seller Holding PIK Note is subordinated to Intersil
Holding's obligations (including guaranties, if any, from time to time) under Intersil's senior credit facilities and the notes and is subordinated to certain other indebtedness of Intersil Holding, other than indebtedness which by its terms is pari passu or junior in right of payment to the 11.13% Seller Holding PIK Note (the "Intersil Holding Senior Debt"). Until the Intersil Holding Senior Debt is paid in full, Intersil Holding may not make any payment of principal or interest to the 11.13% Seller Holding PIK Note Holder: (1) following the maturity of any Intersil Holding Senior Debt (either by lapse, acceleration or otherwise) that has not been paid in full; (2) following a payment default on Intersil Holding Senior Debt or (3) following a nonpayment default on Intersil Holding Senior Debt (until (a) the non-payment default shall have been cured or waived, (b) certain events of default relating to bankruptcy under the 11.13% Seller Holding PIK Note shall have occurred, (c) the senior credit facilities or notes shall have become due and payable upon acceleration or (d) 180 days shall have elapsed after notice of the non-payment default has been received by Intersil Holding). Except for certain events of bankruptcy, the consent of 11.13% Seller Holding PIK Note holders holding 25% or more of the principal amount of the 11.13% Seller Holding PIK Note is required to accelerate the payment of principal upon an event of default. If any Intersil Holding Senior Debt is outstanding at the time of an acceleration of the 11.13% Seller Holding PIK Note, the 11.13% Seller Holding PIK Note becomes due and payable upon the earlier of acceleration of the Intersil Holding Senior Debt or thirty days following notice of acceleration of the 11.13% Seller Holding PIK Note being given to the agent for Intersil Holding Senior Debt holders. An event of default under the 11.13% Seller Holding PIK Note includes, among other things, failure to pay principal or interest when due, failure to comply with the material terms of the 11.13% Seller Holding PIK Note following notice, failure to pay certain material indebtedness of Intersil Holding and certain events of bankruptcy or insolvency.

12% JUNIOR SUBORDINATED DEBENTURES DUE 2011

     At Intersil Holding's option, Intersil Holding may issue 12% Junior Subordinated Debentures due 2011 to holders of Intersil Holding preferred stock in exchange for shares of Intersil Holding preferred stock in the original principal amount of $1,000 per share of Intersil Holding preferred stock plus an amount per share equal to the full accrued and unpaid cumulative dividends. The 12% Junior Subordinated Debentures due 2011 will mature on June 30, 2011 and will bear interest at an annual rate equal to 12%. To the extent any Intersil Holding Senior Debt prohibits Intersil Holding from paying interest due on the 12% Junior Subordinated Debentures due 2011 in cash, the interest shall be paid by adding the interest to the then outstanding principal amount of the 12% Junior Subordinated Debentures due 2011. The amount shall accrue interest as a portion of the principal amount of the 12% Junior Subordinated Debentures due 2011 from the applicable interest payment date. The 12% Junior Subordinated Debentures due 2011 will be subordinated to Intersil Holding's obligations (including guaranties, if any, from time to time) under the senior credit facilities, the notes, the 11.13% Seller Holding PIK Note and certain other indebtedness, other than indebtedness which by its terms is pari passu or junior in right of payment to the 12% Junior Subordinated Debentures due 2011. The 12% Junior Subordinated Debentures due 2011 contain certain covenants in favor of the holder that are no more burdensome, in any material respect, to us than the covenants under the notes. Intersil Holding may prepay the 12% Junior Subordinated Debentures due 2011 at any time in whole or in part at 100% of the principal amount plus accrued and unpaid interest to the date of prepayment.

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                          DESCRIPTION OF THE WARRANTS

GENERAL


     The warrants were issued in connection with a Warrant Agreement dated August 13, 1999 (the "Warrant Agreement"), between us and United States Trust Company of New York, as warrant agent, and are being registered for resale by this prospectus.


     The following description is only a summary of the material provisions of the Warrant Agreement. We urge you to read the Warrant Agreement because it, and not this description, defines your rights as holders of these warrants. You may request copies of the Warrant Agreement at our address set forth under "Where You Can Find More Information."

BRIEF DESCRIPTION OF THE WARRANTS

     Each warrant:

          o when exercised, will entitle the holder to purchase 27.7778 shares of Class A Common Stock from us;

          o may be exercised at a price of $0.001 per share of Class A Common Stock; and

          o may be exercised beginning on August 14, 2000 and ending on August 15, 2009, which we refer to as the expiration date.

The exercise price and the number of shares of Class A Common Stock issuable upon exercise of a warrant are both subject to adjustment in some cases. See "--Adjustments" below. The warrants will initially entitle the holders to acquire, in the aggregate, 5,555,560 shares of Class A Common Stock.

     We will give notice of expiration not less than 90 nor more than 120 days prior to the expiration date to the registered holders of the then outstanding warrants. Even if we fail to give this notice, the warrants will still expire and become void on the expiration date. The warrants will not trade separately from the notes sold in connection with the warrants in the unit offering until the date of the commencement of an exchange offer or the effectiveness of a shelf registration statement for the notes sold in conjunction with the warrants in the unit offering or an earlier date as the initial purchasers may determine.

     At our option, fractional shares of Class A Common Stock may not be issued upon exercise of the warrants. If any fraction of a share of Class A Common Stock would otherwise be issuable upon the exercise of any of the warrants (or any specified portion of them), we will pay an amount in cash equal to the Current Market Value per share of Class A Common Stock, as determined on the day immediately preceding the date the warrant is presented for exercise, multiplied by that fraction, computed to the nearest whole cent.


     The "Current Market Value" per share of Class A Common Stock or any other security at any date means (i) if the security is not registered under the Exchange Act, (a) the value of the security, determined in good faith by the Board of Directors of Intersil Holding and certified in a board resolution, based on the most recently completed arm's-length transaction between Intersil Holding and a Person other than an Affiliate of Intersil Holding, the closing of which shall have occurred on that date or within the six-month period preceding that date, or (b) if no transaction shall have occurred on that date or within a six-month period of that date, the value of the security as determined by an independent financial expert or (ii) if the security is registered under the Exchange Act, the average of the daily closing bid prices (or the equivalent in an over-the-counter market) for each business day during the period commencing 15 business days before that date and ending on the date one day prior to that date, or if the security has been registered under the Exchange Act for less than 15 consecutive business days before that date, then the average of the daily closing bid prices (or the equivalent) for all of the business days before that date for which daily closing bid prices are available; provided, however, that if the closing bid price is not determinable for at least ten business days in that period, the "Current Market Value" of the security shall be determined as if the security were not registered under the Exchange Act.


     Certificates for warrants will be issued in fully registered form only. We refer to the registered certificates (including the warrants offered and sold to qualified institutional buyers in reliance on Rule 144A of the Securities Act) issued by us under the Warrant Agreement representing the warrants as warrant certificates. No service charge will be made for registration of transfer or exchange upon surrender of any warrant certificate at the office of the warrant agent maintained for that purpose. We may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any registration of transfer or exchange of warrant certificates.

     In the event a bankruptcy, reorganization or similar proceeding is commenced by or against us, a bankruptcy court may hold that unexercised warrants are executory contracts which may be subject to rejection by us with approval of the bankruptcy court. As a result, holders of the warrants may, even if sufficient funds are available, not be entitled to receive any consideration or may receive an amount less than they would be entitled to if they had exercised their warrants prior to the commencement of any bankruptcy, reorganization or similar proceeding.

GENERAL TERMS

  Exercise

     In order to exercise all or any of the warrants, the holder is required to surrender to the warrant agent the related warrant certificate and pay in full the exercise price for each share of Class A Common Stock or other securities issuable upon exercise of the warrants. The exercise price may be paid (i) in cash or by certified or official bank check or by wire transfer to an account designated by us for that purpose or (ii) without the payment of cash (the "Cashless Exercise").

     In the event that a holder chooses to exercise all or any of the warrants in a Cashless Exercise:

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          (1) we will reduce the number of shares of Class A Common Stock that would be obtainable upon the exercise of a warrant and payment of the exercise price in cash; and

          (2) the holder will receive a number of shares of Class A Common Stock equal to the product of (a) the number of shares of Class A Common Stock for which the warrant is exercisable as of the date of exercise (if the exercise price were being paid in cash) and (b) the Cashless Exercise Ratio (the "Cashless Exercise").


The "Cashless Exercise Ratio" equals a fraction, the numerator of which is the excess of the Current Market Value per share of Class A Common Stock on the day on which a warrant is exercised, or the exercise date, over the exercise price per share as of the exercise date and the denominator of which is the Current Market Value per share of the Class A Common Stock on the exercise date. Upon surrender of a warrant certificate representing more than one warrant in connection with the holder's option to elect a Cashless Exercise, the number of shares of Class A Common Stock deliverable upon a Cashless Exercise equals the number of shares of Class A Common Stock issuable upon the exercise of warrants that the holder specifies are to be exercised in a Cashless Exercise multiplied by the Cashless Exercise Ratio. All provisions of the Warrant Agreement are applicable to a surrender of a warrant certificate in connection with a Cashless Exercise for less than the full number of warrants represented.


  No Rights as Stockholders

     The holders of unexercised warrants are not entitled, by virtue of being holders, to receive dividends, to vote, to consent, to exercise any preemptive rights or to receive notice as our stockholders in respect of any stockholders meeting for the election of our directors or any other purpose, or to the exercise of any other rights whatsoever as our stockholders.

  Mergers, Consolidations, etc.

     In the event that we consolidate with, merge with or into, or sell all or substantially all of our assets to, any other individual, corporation, partnership, joint venture, limited liability company, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision of them or any other entity, which we refer to collectively as a Person, each warrant thereafter entitles the holder to receive upon exercise of the warrant, per share of Class A Common Stock for which the warrant is exercisable, the number of shares of common stock or other securities or property which the holder of a share of Class A Common Stock is entitled to receive upon completion of the consolidation, merger or sale of assets. However, if

          (1) we consolidate with, merge with or into, or sell all or substantially all of our assets to, another Person and, in connection therewith, the consideration payable to the holders of Class A Common Stock in exchange for their shares is payable solely in cash; or

          (2) there is a dissolution, liquidation or winding-up of us;

then the holders of the warrants will be entitled to receive distributions on an equal basis with the holders of Class A Common Stock or other securities issuable upon exercise of the warrants, as if the warrants had been exercised immediately prior to the event, less the exercise price. Upon receipt of the payment, if any, the warrants will expire and the rights of the holders will cease.

     In the case of any merger, consolidation or sale of assets, the surviving or acquiring person and, in the event of any dissolution, liquidation or winding-up of us, we must deposit promptly with the warrant agent the funds, if any, required to pay the holders of the warrants. After the funds and the surrendered warrant certificates are received, the warrant agent is required to deliver a check in the amount as is appropriate (or, in the case of consideration other than cash, other consideration as is appropriate) to any Persons as it may be directed in writing by the holders surrendering these warrants.

ADJUSTMENTS

     The number of shares of Class A Common Stock issuable upon the exercise of the warrants and the exercise price will be subject to adjustment in the following events:

          (1) the payment by us of certain dividends (or other distributions) on our common stock or including dividends or distributions payable in shares of this common stock or other shares of our capital stock;

          (2) subdivisions, combinations and certain reclassifications of the common stock;

          (3) the issuance to all holders of common stock of rights, options or warrants to subscribe for shares of common stock, or of securities convertible into or exchangeable or exercisable for shares of common stock, for a consideration per share which is less than the Current Market Value per share of the common stock;

          (4) the issuance of shares of common stock for a consideration per share which is less than the Current Market Value per share of the Class A Common Stock other than upon the conversion, exchange or exercise of convertible, exchangeable or exercisable securities of ours outstanding as of August 13, 1999 (to the extent in accordance with the terms of those securities as in effect on that date), and

          (5) the distribution to all holders of the common stock of any of our assets, debt securities or any rights or warrants to purchase securities (excluding those rights and warrants referred to in clause (3) above and cash dividends and other cash distributions from current or retained earnings other than the portion, if any, of the aggregate amount of all dividends paid by Intersil Holding on the common stock in any fiscal year that exceeds $10 million).

No adjustment to the number of shares of Class A Common Stock issuable upon the exercise of the warrants and the exercise price will be required in the following events:

          (1) the issuance of shares of common stock in bona fide public offerings that are underwritten or in which a placement agent is retained by us;

          (2) the issuance of options or shares of common stock to officers, directors or employees of Intersil or us;

          (3) the issuance of Class A Common Stock upon conversion of Class B Common Stock and the issuance of Class B Common Stock upon conversion of Class A Common Stock, in each case as provided in our Certificate of Incorporation as in effect on August 13, 1999; and

          (4) the issuance of shares of common stock in connection with acquisitions of products and businesses other than to our affiliates.

     In the event of a distribution to holders of common stock which results in an adjustment to the number of shares of Class A Common Stock or other consideration for which a warrant may be exercised, the holders of the warrants may, in certain circumstances, be deemed to have received a distribution subject to United States Federal income tax as a dividend. See "U.S. Federal Income Tax Considerations."

     No adjustment in the exercise price will be required unless the adjustment would require an increase or decrease of at least one percent in the exercise price; provided, however, that any adjustment which is not made as a result of this paragraph will be carried forward and taken into account in any subsequent adjustment.

AMENDMENT

     From time to time we and the warrant agent, without the consent of the holders of the warrants, may amend or supplement the Warrant Agreement, in order to cure defects or inconsistencies or make any change that does not adversely affect the rights of any holder. Any amendment or supplement to the warrant agreement that has an adverse effect on the interests of the holders of the warrants requires the written consent of the holders of a majority of the then outstanding warrants. The consent of each holder of the warrants affected is required for any amendment by which the exercise price would be increased or the number of shares of Class A Common Stock issuable upon exercise of warrants would be decreased (other than in connection with adjustments provided in the Warrant Agreement).

REGISTRATION RIGHTS

  Registration of Warrants

     The Warrant Agreement required us to file this registration statement covering the resale of the warrants by the warrant holders by November 10, 1999, and to use our best efforts to cause this registration statement to be declared effective under the Securities Act by January 10, 2000 and to remain effective until the earliest of:

          (1) the time by which all of the warrants have been sold under this registration statement,

          (2) two years after its effective date, and

          (3) the time by which the warrants can be sold without restriction under the Securities Act.

     Each holder of warrants that sells these warrants in connection with this registration statement generally will be required to be named as a selling security holder in the related prospectus and to deliver a prospectus to the purchaser, will be subject to certain of the civil liability provisions under the Securities Act in connection with these sales and will be bound by certain provisions of the Warrant Agreement which are applicable to the holder (including certain indemnification obligations). In addition, each holder of warrants will be required to deliver information to be used in connection with this registration statement in order to have its warrants included in this registration statement.

  Registration of Underlying Class A Common Stock

     The Warrant Agreement also required us to file this registration statement covering the issuance of shares of Class A Common Stock to the holders of the warrants upon exercise of the warrants by the warrant holders and to use our best efforts to cause this registration statement to be declared effective on or before August 14, 2000 and to remain effective until the earlier of:

          (1) the time by which all warrants have been exercised; and

          (2) the expiration date.

     During any consecutive 365-day period, we are entitled to suspend the availability of this registration statement for up to two 45 consecutive-day periods (except for the 45 consecutive-day period immediately prior to the expiration date) if our Board of Directors determines in the exercise of its reasonable judgment that there is a valid business purpose for the suspension and provides notice that this determination was made to the holders of the warrants; provided, however, that in no event are we required to disclose the business purpose for the suspension if we determine in good faith that the business purpose must remain confidential. There can be no assurance that we will be able to file, cause to be declared effective, or keep a registration statement continuously effective until all of the warrants have been exercised or have expired.

                UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

GENERAL


     The following discussion sets forth the opinion of Dechert Price & Rhoads ("Tax Counsel") regarding the material U.S. Federal income and estate tax aspects of the purchase, ownership and disposition of the warrants and Class A Common Stock obtained upon exercise of the warrants. As noted below, some matters regarding the treatment of the warrants are unclear and Tax Counsel does not render an opinion on these matters. This discussion contains general information only and is limited in the following ways:


     o The discussion only covers initial holders of the warrants and the Class A Common Stock obtained upon exercise of the warrants.

     o The discussion only covers holders of warrants and Class A Common Stock obtained upon exercise of the warrants that hold the warrants and Class A Common Stock as capital assets (that is, for investment purposes), and that do not have a special tax status.

     o The discussion covers only the general tax consequences to holders of the warrants and Class A Common Stock obtained upon exercise of the warrants. It does not cover tax consequences that depend upon a holder's individual tax circumstances.

     o The discussion is based on current law. Changes in the law may change the tax treatment of the warrants and Class A Common Stock obtained upon exercise of the warrants on a prospective or retroactive basis.

     o The discussion does not cover state, local or foreign law.

     o Whenever Class A Common Stock is discussed in this discussion, we are referring only to Class A Common Stock obtained upon the exercise of warrants.

     The tax consequences depend upon whether you are a U.S. holder or a non-U.S. holder. A U.S. holder is:

     o a citizen or resident of the United States;

     o a corporation or other entity taxable as a corporation created or organized under U.S. law (Federal or state);

     o an estate the income of which is subject to U.S. Federal income taxation regardless of its sources;

     o a trust if a U.S. court is able to exercise primary jurisdiction over administration of the trust and one or more U.S. persons have authority to control all substantial decisions of the trust; or

     o any other person whose worldwide income and gain is otherwise subject to U.S. Federal income taxation on a net basis.

     A non-U.S. holder is a holder that is not a U.S. holder.

TAX CONSEQUENCES TO U.S. HOLDERS

  Characterization


     o For the reasons described below, it is unclear whether the warrants will be treated for federal income tax purposes as warrants or as Class A Common Stock. Tax Counsel is unable to opine as to the tax treatment of the Warrants as warrants or common stock due to the inherently factual nature of the issue and the lack of clear legal authority.



     o Because of the nominal exercise price and the lack of any meaningful contingency, it is possible that the Warrants will be characterized as Class A Common Stock for U.S. federal income tax purposes from the date of issuance. Tax Counsel does not believe that a characterization of the Warrants as Class A Common Stock would materially adversely affect the holders.


     o Unless otherwise noted, this summary assumes that the warrants will be respected as warrants for U.S. Federal income tax purposes, and describes, as appropriate, differing U. S. Federal income tax treatment that would result if the warrants are treated as stock.

  Exercise


     o You will not recognize gain or loss upon exercise of a warrant (except with respect to the receipt of cash in lieu of fractional shares).



     o Your tax basis in the Class A Common Stock received in connection with the exercise of a warrant will equal your basis in the warrant immediately prior to the exercise plus the amount of cash paid upon exercise, or $1.39.


     o Your holding period in the Class A Common Stock received in connection with the exercise of a warrant will commence on the day after you exercise the warrant.

     o If the warrants are treated as Class A Common Stock from the date of issuance:

          -- you will not recognize any gain or loss in connection with the exercise of the warrant, and

          -- your holding period in the Class A Common Stock received in connection with the exercise of a warrant will include the entire period during which you held the warrant.


          -- your tax basis for the Class A Common Stock will equal your basis in the Warrant, or $1.36, and when you exercise the Warrant, will equal your basis in the Warrant plus the amount of cash paid upon exercise, or $1.39.


  Adjustments

     o The exercise price of the warrants may be adjusted pursuant to the antidilution provisions of the warrants under circumstances which are described in "Description of Warrants--Adjustments."

     o An adjustment in the exercise price of the warrants may result in constructive distributions that could be taxable as dividends. The consequences of this type of adjustment should be the same whether or not the warrants are treated as warrants or stock, as of the date of issuance.

     o If holders of warrants are treated as receiving a constructive distribution taxable as a dividend, the distribution:

          -- will be taxable as a dividend (i.e., ordinary income) to the extent of Intersil Holding's current and/or accumulated earnings and profits, as calculated for U.S. Federal income tax purposes,

          -- any excess will be treated as a return of capital (on a dollar-for-dollar basis) to the extent of your tax basis in the warrant, and

          -- any remaining balance will be treated as capital gain.

     o Only corporate holders generally will be eligible to take the dividends-received deduction

     o Your tax basis in the warrant generally will increase by the amount of the distribution taxable as a dividend.

  Disposition

     On a sale, exchange or other disposition of a warrant (whether or not the warrant is treated as a warrant or stock, as of the date of issuance) or Class A Common Stock acquired upon exercise of a warrant:

     o you will have taxable gain or loss equal to the difference between:

          -- the amount received on the sale, exchange or other disposition, and

          -- your tax basis in the warrant or Class A Common Stock.

     o any gain or loss will generally be capital gain or loss.

     o any capital gain or loss will be long-term capital gain or loss if your holding period in the warrant or Class A Common Stock is more than one
       (1) year at the time of sale, exchange or other disposition.

  Lapse

     Upon a lapse of a warrant, you will recognize a capital loss equal to your tax basis in the warrant. The result generally will be the same even if the warrant is treated as stock, as of the date of issuance.

  Information Reporting and Backup Withholding

     Under the tax rules concerning information reporting to the Internal Revenue Service:

     o Unless an exemption applies, you are required to provide us with a correct taxpayer identification number for our use in reporting information to the Internal Revenue Service. If you are an individual, this is your social security number. You are also required to comply with other Internal Revenue Service requirements concerning information reporting.

     o If you are subject to these requirements but do not comply, we are required to withhold 31% of all amounts payable to you. If we do withhold part of a payment, you may use the withheld amount as a credit against your Federal income tax liability.

     o All U.S. holders that are individuals are subject to these requirements. Certain U.S. holders, including all corporations, tax-exempt organizations and individual retirement accounts, are exempt from these requirements.

TAX CONSEQUENCES TO NON-U.S. HOLDERS

  Warrants and Class A Common Stock

     o As discussed above, except as otherwise noted, this summary assumes that the warrants will be respected as warrants for U.S. Federal income tax purposes.

     o Your tax basis in a warrant and tax basis and holding period for Class A Common Stock obtained upon the exercise of a warrant will be determined in accordance with the rules for U.S. holders, as described above.

     o Although we do not expect Intersil Holding to make any distributions with respect to the warrants or Class A Common Stock for the foreseeable future, if you are a non-U.S. holder, distributions (including constructive distributions) made with respect to the warrants or Class A Common Stock which are taxable as dividends generally will be subject to withholding tax at a rate of 30%, unless an applicable income tax treaty provides for a lesser rate and you comply with certain reporting rules so as to obtain a lesser rate.

     If, however, the dividend is effectively connected with the conduct of a trade or business in the United States by a non-U.S. holder, or, if a tax treaty applies, is attributable to a permanent establishment of the non-U.S. holder, the dividend will be subject to U.S. Federal income tax on a net income basis that applies to U.S. holders generally (and, to corporate holders under certain circumstances, the branch profits tax).

  Sale, Exchange or Redemption of Warrants and Class A Common Stock

     If you sell or otherwise dispose of a warrant or Class A Common Stock obtained upon exercise of the warrants, you generally will not be subject to U.S. Federal income tax on any gain unless:

     o The gain is effectively connected with a trade or business that you conduct in the U.S. or, if a tax treaty applies, is attributable to a U.S. permanent establishment of the non-U.S. holder.

     o You are an individual and are present in the U.S. for at least 183 days during the calendar year in which you dispose of the warrant or Class A Common Stock, and certain other conditions are satisfied.

     o You are required to pay tax pursuant to the provisions of U.S. tax law applicable to certain U.S. expatriates.

     o In the case of the disposition of Class A Common Stock (or warrants treated as stock) where Intersil Holding is or has been a "U.S. real property holding corporation" at any time within the shorter of the (i) 5-year period preceding such disposition, or (ii) non-U.S. holder's holding period in the Class A Common Stock. We believe that Intersil Holding is not, and will conduct its affairs in a manner so that it will not become, a U.S. real property holding corporation.

  U.S. Trade or Business

     If you are a corporation and hold a warrant or Class A Common Stock in connection with a trade or business that you are conducting in the U.S. or, if a tax treaty applies, the holding is attributable to a U.S. permanent establishment of yours, you may be subject to a branch profits tax on your earnings (with some adjustments) that are connected with your U.S. trade or business. This tax is imposed at a 30% rate, but may be reduced or eliminated by an applicable income tax treaty (subject to compliance with certain reporting rules).

  Estate Taxes

     o Warrants and Class A Common Stock held by an individual non-U.S. holder at the time of death will be included in the holder's gross estate for U.S. Federal estate tax purposes, unless an applicable estate tax or other tax treaty provides otherwise.

  Information Reporting and Backup Withholding

     Under applicable Treasury Regulations, if Intersil Holding pays a dividend on its Class A Common Stock, Intersil Holding generally must report annually to the Internal Revenue Service:

     o the amount of the dividend,

     o the name and address of the recipient of the dividend,

     o the amount of tax withheld, if any, regarding the dividend.

Intersil Holding generally must send a similar report to the recipient of the dividend.

     The Internal Revenue Service may make its reports available to tax authorities in the country in which the non-U.S. holder is a resident under the provisions of an applicable tax treaty or agreement.

     Dividends paid to a non-U.S. holder at an address within the U.S. may be subject to backup withholding at a rate of 31% if the non-U.S. holder fails to establish that it is entitled to an exemption or provide a correct taxpayer identification number and other information to the payor. Backup withholding will generally not apply to dividends paid to non-U.S. holders at an address outside the U.S. on or prior to December 31, 2000, unless the payor knows that the payee is a U.S. person. Under recently finalized Treasury Regulations, payments of dividends to non-U.S. holders at an address outside the U.S. on or after January 1, 2001 may be subject to backup withholding at a rate of 31% unless such non-U.S. holder satisfies various certification requirements.

     Similarly, if you dispose of a warrant or Class A Common Stock through a broker:

     o You must provide the broker appropriate certification of your non-U.S. status to avoid information reporting and backup withholding.

     o If you do not provide certification, and you use the U.S. office of a broker, you may be subject to information reporting and backup withholding.

     o If you do not provide certification, and you use the non-U.S. office of a broker, you will not be subject to backup withholding. However, you may be subject to information reporting depending on whether the broker has certain connections to the U.S.

     Backup withholding is not an additional tax. The tax liability of persons subject to backup withholding will be reduced by the amount of the tax withheld. If withholding results in an overpayment of taxes, a refund may be obtained, provided that the required information is furnished to the Internal Revenue Service.

You should consult your tax advisor about the tax rules concerning information reporting requirements and backup withholding, including the effect, if any, of those recently finalized Treasury Regulations referred to above.

THE FOREGOING SUMMARY IS INCLUDED FOR GENERAL INFORMATION ONLY. EACH HOLDER OF WARRANTS OR CLASS A COMMON STOCK SHOULD CONSULT WITH ITS OWN TAX ADVISOR AS TO THE SPECIFIC TAX CONSEQUENCES (INCLUDING APPLICABLE STATE, LOCAL AND FOREIGN TAX
LAWS) TO THE HOLDER OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE WARRANTS AND CLASS A COMMON STOCK.

                              PLAN OF DISTRIBUTION

     The warrants and the Warrant Shares may be sold from time to time to purchasers directly by the selling holders. Alternatively, the selling holders may from time to time offer the warrants or the Warrant Shares to or through underwriters, broker-dealers or agents, who may receive compensation in the form of underwriting discounts, concessions or commissions from the selling holders or the purchasers of the securities for whom they may act as agents. The selling holders and any underwriters, broker-dealers or agents that participate in the distribution of warrants or the Warrant Shares may be deemed to be "underwriters" within the meaning of the Securities Act and any profit on the sale of the securities and any discounts, commissions, concessions or other compensation received by any underwriter, broker-dealer or agent may be deemed to be underwriting discounts and commissions under the Securities Act.

     The warrants and the Warrant Shares may be sold from time to time in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at varying prices determined at the time of sale or at negotiated prices. The sale of the warrants and the Warrant Shares may be effected in transactions (which may involve crosses or block transactions) (i) on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale, (ii) in the over-the-counter market, (iii) in transactions otherwise than on these exchanges or in the over-the-counter market or (iv) through the writing of options. At the time a particular offering of the warrants or the Warrant Shares is made, a supplement to this prospectus (a "prospectus supplement"), if required, will be distributed which will set forth the aggregate amount of warrants or Warrant Shares being offered and the terms of the offering, including the name or names of any underwriters, broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling holders and any discounts, commissions or concessions allowed or reallowed or paid to broker-dealers. Each broker-dealer that receives the warrants or Warrant Shares for its own account pursuant to this prospectus must acknowledge that it will deliver the prospectus and any prospectus supplement in connection with any sale of the warrants or Warrant Shares.

     To comply with the securities laws of certain jurisdictions, if applicable, the warrants and Warrant Shares will be offered or sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in certain jurisdictions the warrants and Warrant Shares may not be offered or sold unless they have been registered or qualified for sale in these jurisdictions or an exemption from registration or qualification is available and is complied with.

     The selling holders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, which provisions may limit the timing of purchases and sales of any of the warrants or Warrant Shares by the selling holders. The foregoing may affect the marketability of these securities.

     Under the terms of the Warrant Agreement, certain expenses of the registration of the warrants and the Warrant Shares hereunder will be paid by Intersil Holding, including, without limitation, filing fees of the Commission and expenses of compliance with state securities or "blue sky" laws; provided, however, that the selling holders will pay all underwriting discounts, selling commissions and transfer taxes, if any, applicable to any sales pursuant to the registration statement. Intersil Holding has agreed to indemnify the selling holders against certain civil liabilities, including certain liabilities under the Securities Act, and the selling holders will be entitled to contribution in connection with any registration and any sales pursuant thereto. Intersil Holding will be indemnified by the selling holders severally against certain civil liabilities, including certain liabilities under the Securities Act, or will be entitled to contribution in connection with any registration and any sales pursuant to the registration statement.

                            SELLING SECURITY HOLDERS

     The selling security holders currently beneficially own a total of 200,000 warrants, which entitle them to purchase 5,555,560 shares of Class A Common Stock. See "Description of the Warrants." All 200,000 warrants are being registered by this prospectus and may be offered from time to time by the selling security holders. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to the securities.



     The following table sets forth the number of shares of Class A Common Stock beneficially owned by each of the selling security holders, as of December 31, 1999. None of the selling security holders has had a material relationship with Intersil Holding within the past three years other than as a result of the ownership of our shares, warrants or other securities[, except as provided]. No estimate can be given as to the number of shares or warrants that will be held by the selling security holders after completion of this offering because the selling security holders may offer all or some of the shares or warrants. Intersil Holding will not receive any of the proceeds from the sale of the warrants.



-------------------------------------------------------------------------------------------
                                                             # of Warrants Offered for
Name of Selling Security       # of Warrants Beneficially    Account of Beneficial Owner
Holders                        Owned Prior to _________      of Common Stocks
-------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------



                                 LEGAL MATTERS

     Certain legal matters regarding the warrants and Warrant Shares offered hereby will be passed upon for us by Dechert Price & Rhoads, Philadelphia, Pennsylvania.

                                    EXPERTS


     Ernst & Young LLP, independent auditors, have audited the Intersil Holding Corporation (Successor) consolidated balance sheet at August 14, 1999 and the consolidated financial statements of the semiconductor business of Harris (Predecessor) at July 3, 1998 and July 2, 1999, and for each of the three years in the period ended July 2, 1999, as set forth in their report. We have included our financial statements in the prospectus and elsewhere in the registration statement in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.


                      WHERE YOU CAN FIND MORE INFORMATION

     As a result of the exchange offer, we will become subject to the informational requirements of the Exchange Act. You may read and copy any reports or other information filed by us at the Securities and Exchange Commission's public reference room at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the SEC's regional offices located at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, IL 60661 and Seven World Trade Center, 13th Floor, New York, NY 10048. Copies of this material can be obtained from the Public Reference Section of the SEC upon payment of fees prescribed by the SEC. You may call the Securities and Exchange Commission at 1-800-SEC-0330 for further information contained in the public reference room. Our filings with the Securities and Exchange Commission will also be available to the public from commercial document retrieval services and at the Securities and Exchange Commission's Web site at "http://www.sec.gov."

     Our duty to file supplementary and periodic information, documents and reports under the Exchange Act shall be automatically suspended as to our fiscal year beginning July 2, 1999. Accordingly, we will cease to file supplementary and periodic information, documents and reports for our fiscal year beginning July 2, 1999.

     We have filed with the SEC a registration statement on Form S-1 under the Securities Act of 1933, covering the warrants to purchase 5,555,560 shares of Class A Common Stock of Intersil Holding Corporation (Registration No. 333-90857). This prospectus, which is a part of the registration statement, does not contain all of the information included in the registration statement. Any statement made in this prospectus concerning the contents of any contract, agreement or other document is not necessarily complete. For further information regarding our company and the warrants to purchase 5,555,560 shares of Class A Common Stock of Intersil Holding Corporation, please reference the registration statement, including its exhibits. If we have filed any contract, agreement or other document as an exhibit to the registration statement, you should read the exhibit for a more complete understanding of the documents or matter involved.

     Copies of the registration statement, including all related exhibits and schedules, may be inspected without charge at the public reference facilities maintained by the SEC, or obtained at prescribed rates from the Public Reference Section of the SEC at the address set forth above. In addition, you may request a copy of any of these filings, at no cost, by writing or telephoning us at the following address or phone number: Intersil Holding Corporation, 2401 Palm Bay Road NE, Palm Bay, Florida 32905; the telephone number at that address is (321) 724-7000.

                         INDEX TO FINANCIAL STATEMENTS

                          INTERSIL HOLDING CORPORATION


                                                               PAGE
                                                               ----
Independent Certified Public Accountants' Report............   F-2

Consolidated Statement of Operations and Comprehensive
  Income....................................................   F-3

Consolidated Balance Sheet..................................   F-4

Consolidated Statement of Cash Flows........................   F-5

Consolidated Statement of Shareholders' Equity..............   F-6

Notes to Consolidated Financial Statements..................   F-7

                INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS' REPORT


The Board of Directors
Intersil Holding Corporation

We have audited the accompanying consolidated balance sheet of Intersil Holding Corporation (successor) as of August 14, 1999 (successor period) and the consolidated balance sheets of the Harris Semiconductor Business ("Semiconductor Business") (Predecessor), which is wholly owned by Harris Corporation, as of July 2, 1999 and July 3, 1998 and the related consolidated statements of operations, comprehensive income and cash flows for each of the three fiscal years in the period ended July 2, 1999 and the six weeks ended August 13, 1999 (Predecessor period). Our audits also included the financial statement schedule listed at Item 16. These financial statements and financial statement schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

The accompanying Predecessor consolidated financial statements were prepared on the basis of presentation as described in Note A. The results of operations are not necessarily indicative of the results of operations that would be recorded by Semiconductor Business on a stand-alone basis.

In our opinion, the successor consolidated balance sheet referred to above presents fairly, in all material respects, the financial position of Intersil Holding Corporation as of August 14, 1999. Further, in our opinion, the Predecessor consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Semiconductor Business at July 2, 1999 and July 3, 1998 and the consolidated results of its operations and its cash flows for each of the three years in the period ended July 2, 1999 and for the six weeks ended August 13, 1999, on the basis described in Note A, in conformity with generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, present fairly in all material respects the information set forth therein.

Jacksonville, Florida                     Ernst & Young LLP
November 3, 1999

                          INTERSIL HOLDING CORPORATION

                      CONSOLIDATED STATEMENT OF OPERATIONS

                                               PREDECESSOR                             PREDECESSOR            |    SUCCESSOR
                               -------------------------------------------   -------------------------------- | ---------------
                                            FISCAL YEAR ENDED                13 WEEKS ENDED    6 WEEKS ENDED  |  7 WEEKS ENDED
                               -------------------------------------------   ---------------  --------------- | ---------------
                               JUNE 27, 1997   JULY 3, 1998   JULY 2, 1999   OCTOBER 2, 1998  AUGUST 13, 1999 | OCTOBER 1, 1999
                               -------------   ------------   ------------   ---------------  --------------- | ---------------
                                                                                                              |
                                                                              (UNAUDITED)                     |   (UNAUDITED)
                                                           (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)           |
REVENUE                                                                                                       |
  Product sales.............     $545,321        $576,836       $532,718        $122,549         $ 57,336     |    $ 76,548
COSTS AND EXPENSES                                                                                            |
  Cost of product sales.....      346,073         369,332        349,776          80,511           39,681     |      46,554
  Research and                                                                                                |
     development............       75,208          75,125         67,079          14,779            8,499     |       8,398
  Marketing.................       81,390          79,787         66,873          16,074            8,208     |       8,421
  Administrative and                                                                                          |
     general................       17,924          18,397         17,125           5,194            2,700     |       2,186
  Harris corporate expense                                                                                    |
     allocation.............        9,960           9,962          9,303           2,133            1,164     |          --
  Intangible amortization...        2,291           2,292          2,414             573              326     |       1,418
  In-process R&D charge.....           --              --             --              --               --     |      20,796
                                 --------        --------       --------        --------         --------     |    --------
Operating income (loss).....       12,475          21,941         20,148           3,285           (3,242)    |     (11,225)
  Interest, net.............         (595)           (914)        (1,231)           (217)            (111)    |       8,665
                                 --------        --------       --------        --------         --------     |    --------
  Income (loss) before                                                                                        |
     income taxes...........       13,070          22,855         21,379           3,502           (3,131)    |     (19,890)
  Income taxes (benefit)....        1,845           9,944         (6,027)           (987)            (102)    |         222
                                 --------        --------       --------        --------         --------     |    --------
  NET INCOME (LOSS).........       11,225          12,911         27,406           4,489           (3,029)    |     (20,112)
Preferred dividends.........           --              --             --              --               --     |      (1,369)
                                 --------        --------       --------        --------         --------     |    --------
Net income (loss) to common                                                                                   |
  shareholders..............     $ 11,225        $ 12,911       $ 27,406        $  4,489         $ (3,029)    |    $(21,481)
                                 --------        --------       --------        --------         --------     |    --------
                                 --------        --------       --------        --------         --------     |    --------
LOSS PER SHARE:                                                                                               |
  Basic.....................                                                                                  |    $  (0.22)
                                                                                                              |    --------
                                                                                                              |    --------
  Diluted...................                                                                                  |    $  (0.22)
                                                                                                              |    --------
                                                                                                              |    --------
WEIGHTED AVERAGE COMMON                                                                                       |
  SHARES OUTSTANDING (IN                                                                                      |
  MILLIONS):                                                                                                  |
  Basic.....................                                                                                  |       100.0
                                                                                                              |    --------
                                                                                                              |    --------
  Diluted...................                                                                                  |       100.0
                                                                                                              |    --------
                                                                                                              |    --------

                 CONSOLIDATED STATEMENT OF COMPREHENSIVE INCOME

                                             PREDECESSOR                             PREDECESSOR            |    SUCCESSOR
                             -------------------------------------------   -------------------------------- | ---------------
                                          FISCAL YEAR ENDED                13 WEEKS ENDED    6 WEEKS ENDED  |  7 WEEKS ENDED
                             -------------------------------------------   ---------------  --------------- | ---------------
                             JUNE 27, 1997   JULY 3, 1998   JULY 2, 1999   OCTOBER 2, 1998  AUGUST 13, 1999 | OCTOBER 1, 1999
                             -------------   ------------   ------------   ---------------  --------------- | ---------------
                                                                            (UNAUDITED)                     |   (UNAUDITED)
                                                                      (IN THOUSANDS)                        |
Net income (loss).........      $11,225        $12,911        $27,406         $ 4,489           $(3,029)    |    $(20,112)
Other comprehensive income                                                                                  |
  (loss):                                                                                                   |
  Currency translation                                                                                      |
     adjustments..........       (2,015)        (1,851)          (574)          1,681             2,475     |         426
                                -------        -------        -------         -------           -------     |    --------
Comprehensive income                                                                                        |
  (loss)..................      $ 9,210        $11,060        $26,832         $ 6,170           $  (554)    |    $(19,686)
                                -------        -------        -------         -------           -------     |    --------
                                -------        -------        -------         -------           -------     |    --------

                See Notes to Consolidated Financial Statements.

                          INTERSIL HOLDING CORPORATION

                           CONSOLIDATED BALANCE SHEET

                                                                    PREDECESSOR         |             SUCCESSOR
                                                            --------------------------- | ---------------------------------
                                                            JULY 3, 1998   JULY 2, 1999 | AUGUST 14, 1999   OCTOBER 1, 1999
                                                            ------------   ------------ | ---------------   ---------------
                                                                                        |                     (UNAUDITED)
                                                                                    (IN THOUSANDS)
ASSETS                                                                                  |
Current Assets                                                                          |
  Cash                                                        $     --       $     --   |    $  7,377          $ 33,820
  Trade receivables, less allowances for collection loss                                |
    ($571 in 1998, $582 in 1999, $755 as of August 14,                                  |
    1999 and $780 as of October 1, 1999)..................     110,675        100,674   |      83,042            84,777
  Inventories.............................................     180,232        153,822   |     153,044           156,384
  Prepaid expenses........................................       4,658          3,725   |       3,051             7,265
  Income tax receivable...................................         643          1,527   |         573               621
  Deferred income taxes...................................          --          3,476   |          --                --
                                                              --------       --------   |    --------          --------
      Total Current Assets................................     296,208        263,224   |     247,087           282,867
Other Assets                                                                            |
  Property, plant and equipment, less allowance for                                     |
    depreciation ($567,031 in 1998, $582,616 in 1999, -0-                               |
    as of August 14, 1999 and $8,740 as of October 1,                                   |
    1999).................................................     450,084        410,530   |     348,514           342,198
  Intangibles, less accumulated amortization ($17,760 in                                |
    1998, $19,929 in 1999, -0- as of August 14, 1999 and                                |
    $1,418 as of October 1, 1999).........................      44,219         45,368   |      90,715            89,297
  Other...................................................      19,759         42,057   |      21,463            22,358
                                                              --------       --------   |    --------          --------
      Total Other Assets..................................     514,062        497,955   |     460,692           453,853
                                                              --------       --------   |    --------          --------
Total Assets..............................................    $810,270       $761,179   |    $707,779          $736,720
                                                              --------       --------   |    --------          --------
                                                              --------       --------   |    --------          --------
LIABILITIES AND STOCKHOLDERS' EQUITY/BUSINESS EQUITY                                    |
Current Liabilities                                                                     |
  Trade account payables..................................    $ 33,305       $ 31,068   |    $ 29,365          $ 32,619
  Retirement plan accruals................................      15,448         13,640   |       2,445             5,865
  Accrued compensation....................................      29,022         19,283   |      15,842            23,571
  Accrued interest and sundry taxes.......................       4,257          3,193   |       3,877             8,733
  Other accrued items.....................................      13,403         16,418   |      27,222            33,440
  Distributor reserves....................................       6,189          6,542   |       6,512             7,073
  Unearned service income.................................         248            567   |         567               536
  Deferred income taxes...................................         126             --   |          --                --
  Long-term debt--current portion.........................         167            360   |       2,410             2,410
                                                              --------       --------   |    --------          --------
      Total Current Liabilities...........................     102,165         91,071   |      88,240           114,247
Other Liabilities                                                                       |
  Deferred income taxes...................................       5,126          7,022   |       8,199             8,199
  Long-term debt..........................................       3,902          4,207   |     541,525           543,349
Mandatorily Redeemable Preferred Stock--1,000,000 shares                                |
  designated 12% Series A Cumulative Compounding preferred                              |
  stock, $1,000 stated value; 2,000,000 shares authorized,                              |
  85,000 shares issued and outstanding at August 14, 1999                               |
  and October 1, 1999.....................................          --             --   |      85,000            86,369
Stockholders' Equity/Business Equity......................                              |
  Class A Common Stock, $.01 par value, voting;                                         |
    125,000,000 shares authorized, 23,800,000 shares                                    |
    issued and outstanding at August 14, 1999 and October                               |
    1, 1999...............................................          --             --   |         238               238
  Class B Common Stock, $.01 par value, non-voting;                                     |
    125,000,000 shares authorized, 76,200,000 shares                                    |
    issued and outstanding at August 14, 1999 and October                               |
    1, 1999...............................................          --             --   |         762               762
  Additional paid-in Capital..............................          --             --   |       4,611             3,242
  Business equity.........................................     701,012        661,388   |          --                --
  Retained deficit........................................          --             --   |     (20,796)          (20,112)
  Accumulated other comprehensive (loss) income...........      (1,935)        (2,509)  |          --               426
                                                              --------       --------   |    --------          --------
      Total Stockholders' Equity/Business Equity..........     699,077        658,879   |     (15,185)          (15,444)
                                                              --------       --------   |    --------          --------
      Total Liabilities and Stockholders' Equity/Business                               |
         Equity...........................................    $810,270       $761,179   |    $707,779          $736,720
                                                              --------       --------   |    --------          --------
                                                              --------       --------   |    --------          --------

                See Notes to Consolidated Financial Statements.

                          INTERSIL HOLDING CORPORATION

                      CONSOLIDATED STATEMENT OF CASH FLOWS

                                               PREDECESSOR                             PREDECESSOR            |    SUCCESSOR
                               -------------------------------------------   -------------------------------- | ---------------
                                            FISCAL YEAR ENDED                13 WEEKS ENDED    6 WEEKS ENDED  |  7 WEEKS ENDED
                               -------------------------------------------   ---------------  --------------- | ---------------
                               JUNE 27, 1997   JULY 3, 1998   JULY 2, 1999   OCTOBER 2, 1998  AUGUST 13, 1999 | OCTOBER 1, 1999
                               -------------   ------------   ------------   ---------------  --------------- | ---------------
                                                                              (UNAUDITED)                     |   (UNAUDITED)
                                                                        (IN THOUSANDS)                        |
OPERATING ACTIVITIES:                                                                                         |
  Net Income (loss)..........    $ 11,225        $12,911        $ 27,406        $  4,489         $ (3,029)    |    $(20,112)

Adjustments to reconcile net                                                                                  |
  income (loss) to net cash                                                                                   |
  provided by operating                                                                                       |
  activities                                                                                                  |
    Depreciation.............      50,218         65,036          78,217          19,014            8,747     |       8,740
    Amortization.............       2,295          2,295           2,414             573              326     |       1,418
    Write-off of in-process                                                                                   |
      technology.............          --             --              --              --               --     |      20,796
    Non-current deferred                                                                                      |
      income taxes...........        (981)          (461)          1,896           1,415           (4,756)    |          --
  Changes in assets and                                                                                       |
    liabilities:                                                                                              |
    Trade receivables........       3,164          1,270          10,001          13,187           14,532     |      (1,735)
    Inventories..............      (7,720)        (9,859)         26,410           5,708           (1,649)    |      (3,340)
    Prepaid expenses.........       1,746            506             933             172              674     |      (4,214)
    Trade payables and                                                                                        |
      accrued liabilities....          24        (14,399)        (13,950)        (16,333)         (18,705)    |      27,927
    Unearned service                                                                                          |
      income.................          94            (32)            319            (163)              --     |         (31)
    Income taxes.............         (84)        (3,866)         (4,486)           (264)           4,430     |         (48)
    Other....................      (5,405)        (5,070)        (17,911)        (15,059)           2,812     |      (1,686)
                                 --------        -------        --------        --------         --------     |    --------
      Net cash provided by                                                                                    |
         operating                                                                                            |
         activities..........      54,576         48,331         111,249          12,739            3,382     |      27,715

INVESTING ACTIVITIES:                                                                                         |
Cash paid for acquired                                                                                        |
  business...................          --             --          (1,335)             --               --     |          --
Plant and equipment..........    (173,304)       (90,184)        (38,563)        (13,101)          (1,887)    |      (2,424)
                                 --------        -------        --------        --------         --------     |    --------
      Net cash used in                                                                                        |
         investing                                                                                            |
         activities..........    (173,304)       (90,184)        (39,898)        (13,101)          (1,887)    |      (2,424)

FINANCING ACTIVITIES:                                                                                         |
  Proceeds from borrowings...       1,450          2,750             800              --               --     |          --
  Payments of borrowings.....         (48)           (83)           (302)            (41)             (32)    |         (65)
  Net cash transfer and                                                                                       |
    billings from (to)                                                                                        |
    parent...................     116,105         41,844         (67,030)            443           (1,198)    |          --
                                 --------        -------        --------        --------         --------     |    --------
      Net cash provided by                                                                                    |
         (used in) financing                                                                                  |
         activities..........     117,507         44,511         (66,532)            402           (1,230)    |         (65)
Effect of exchange rates on                                                                                   |
  cash and cash equivalents..       1,221         (2,658)         (4,819)            (40)           1,177     |       1,217
                                 --------        -------        --------        --------         --------     |    --------
      Net increase in cash...          --             --              --              --            1,442     |      26,443
      Cash at the beginning                                                                                   |
         of the period.......          --             --              --              --               --     |       7,377
                                 --------        -------        --------        --------         --------     |    --------
      Cash at the end of the                                                                                  |
         period..............    $     --        $    --        $     --        $     --         $  1,442     |    $ 33,820
                                 --------        -------        --------        --------         --------     |    --------
                                 --------        -------        --------        --------         --------     |    --------

                See Notes to Consolidated Financial Statements.

                          INTERSIL HOLDING CORPORATION

                 CONSOLIDATED STATEMENT OF SHAREHOLDERS' EQUITY

                                                                                ACCUMULATED
                                    COMMON STOCK      ADDITIONAL   RETAINED        OTHER
                                  -----------------    PAID-IN     EARNINGS    COMPREHENSIVE   BUSINESS
                                  CLASS A   CLASS B    CAPITAL     (DEFICIT)      INCOME        EQUITY       TOTAL
                                  -------   -------   ----------   ---------   -------------   ---------   ---------
                                                                    (IN THOUSANDS)
Initial capitalization at August
  14, 1999......................   $238      $762       $4,611     $     --        $ --        $      --   $   5,611
Net income (loss) (unaudited)...     --        --           --      (20,112)         --               --     (20,112)
Accretion of undeclared
  dividends on preferred stock
  (unaudited)...................     --        --       (1,369)          --          --               --      (1,369)
Foreign currency translation
  (unaudited)...................     --        --           --           --         426               --         426
                                   ----      ----       ------     --------        ----        ---------   ---------
Balances at October 1, 1999
  (unaudited)...................   $238      $762       $3,242     $(20,112)       $426        $      --   $ (15,444)
                                   ====      ====       ======     ========        ====        =========   =========

                See Notes to Consolidated Financial Statements.

                          INTERSIL HOLDING CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

             YEARS ENDED JUNE 27, 1997, JULY 3, 1998, JULY 2, 1999,
                         6 WEEKS ENDED AUGUST 13, 1999,
           UNAUDITED 13 WEEKS ENDED OCTOBER 2, 1998 AND THE UNAUDITED
                         7 WEEKS ENDED OCTOBER 1, 1999

NOTE A--ORGANIZATION AND BASIS OF PRESENTATION

ORGANIZATION

     Intersil Holding Corporation (Intersil Holding) was formed on August 13, 1999 through a series of transactions, in which Intersil Holding and its wholly-owned subsidiary, Intersil Corporation (Intersil), acquired the Semiconductor Business (Semiconductor Business or Predecessor) of Harris Corporation (Harris). Intersil Holding currently has no operations but holds common stock related to its investment in Intersil and certain indebtedness related to the Semiconductor Business acquisition (Harris acquisition). Intersil and its wholly-owned domestic and foreign subsidiaries include the operations of the Predecessor.

BASIS OF PRESENTATION

     The Successor consolidated balance sheet as of August 14, 1999 reflects the initial capitalization of Intersil Holding and the acquisition of the Semiconductor Business. The consolidated balance sheets as of July 3, 1998 and July 2, 1999 and the consolidated statements of operations, comprehensive income and cash flows for the fiscal years ended June 27, 1997, July 3, 1998, July 2, 1999 and the 6 weeks ended August 13, 1999 include the accounts of Semiconductor Business, the Predecessor company.

     Accordingly, the consolidated financial statements include the power, communications, space and defense product lines of Harris' Semiconductor Business that were purchased in the transaction. The transaction did not include Harris' semiconductor suppression business or photomask operations or certain patents in the memory field that were retained by Harris. The Semiconductor Business, which was wholly-owned by Harris, designs, manufactures and sells discrete semiconductors and standard and custom integrated circuits to the semiconductor markets. The Semiconductor Business' manufacturing facilities perform manufacturing operations related to other Harris Semiconductor Product Lines. The Semiconductor Business was not a separate legal entity and the assets and liabilities associated with the Semiconductor Business were components of a larger business.

     The Predecessor's consolidated statements of operations include all revenues and costs attributable to the Semiconductor Business. For cost of sales, material costs are directly attributable to a product line and are charged accordingly. Indirect costs are assigned using activety based costing. Operating expenses (engineering, marketing, and administration & general) have been allocated to the product lines based on sales or labor, as appropriate. Harris Corporate expense allocations are based on a percentage of the Semiconductor Business' net sales. Interest expense is provided on direct borrowings of the Semiconductor Business. Interest expense of Harris has not been allocated to the Semiconductor Business.

     All of the allocations and estimates in the Predecessor's combined statements of operations are based on assumptions that management believes are reasonable under the circumstances. However, these allocations and estimates are not necessarily indicative of the costs that would have resulted if the Semiconductor Business had been operated on a stand alone basis.

     The Semiconductor Business sells products to other affiliated operations of Harris. Sales to these operations were not material.

     The accompanying unaudited financial statements for the 13 weeks ended October 2, 1998 and the 7 weeks ended October 1, 1999, reflect all adjustments, all of which are of a normal recurring nature, necessary in the opinion of management for a fair presentation of the results for these interim periods and are not necessarily indicative of full-year results.

                          INTERSIL HOLDING CORPORATION
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

             YEARS ENDED JUNE 27, 1997, JULY 3, 1998, JULY 2, 1999,
                         6 WEEKS ENDED AUGUST 13, 1999,
           UNAUDITED 13 WEEKS ENDED OCTOBER 2, 1998 AND THE UNAUDITED
                         7 WEEKS ENDED OCTOBER 1, 1999

NOTE A--ORGANIZATION AND BASIS OF PRESENTATION--(CONTINUED)

ACQUISITION OF HARRIS' SEMICONDUCTOR BUSINESS

     The total purchase price of the Semiconductor Business acquisition was $630 million, which included transaction costs of approximately $7.8 million and deferred financing costs of $12.2 million (Note H). The consideration paid by Intersil Holding was $520.0 million in cash of which $420.0 million was financed through borrowings from the senior credit facilities, the 13 1/4% Senior Subordinated Notes and 13.5% Subordinated Holding PIK Note and the issuance of a $90.0 million "Pay-In-Kind" (PIK) note to Harris.

     The acquisition was accounted for using the purchase method of accounting and accordingly, the operating results of the Semiconductor Business have been included in Intersil's consolidated financial statements since the date of acquisition. The total purchase price was allocated to the assets and liabilities of the Semiconductor Business based upon their approximate fair value. The fair value of the net assets acquired exceeded the purchase price resulting in negative goodwill. This negative goodwill was allocated to the identified intangibles and property and equipment based on their relative fair values as follows (in millions).

Purchase price:

  Cash paid to Harris..................      $520.0
  13.5% Subordinated PIK Note..........        90.0
  Transaction costs and fees...........        20.0
                                             ------
Total purchase price...................      $630.0
                                             ======

                                                           ALLOCATION OF
                                          FAIR VALUE OF     EXCESS FAIR      ADJUSTED
                                         ACQUIRED ASSETS       VALUE        FAIR VALUE
                                         ---------------   -------------   -------------
Net current assets.....................      $160.9                --         $160.9
Other..................................         9.0                --            9.0
Property and equipment.................       486.0           $(137.5)         348.5
Developed Technology...................        80.0             (22.6)          57.4
Customer base..........................        33.0              (9.3)          23.7
In-process research and development....        29.0              (8.2)          20.8
Assembled workforce....................        13.5              (3.8)           9.7
                                             ------           -------         ------
                                             $811.4           $(181.4)        $630.0
                                             ======           =======         ======
Excess fair value of net assets
  acquired over purchase price.........      $181.4
                                             ======

     The preliminary appraisal of the acquired business included $20.8 million of purchased in-process research and development, which was related to various products under development. This valuation represents the 10 years after-tax cash flow of this in-process technology using a discount rate of 20%. The acquired technology had not yet reached technological feasibility and had no future alternative uses. Accordingly, it was written off at the time of the acquisition. The remaining identified intangibles (developed technology, customer base and assembled workforce) are being amortized over 5 to 11 years.

     The allocation of the purchase price is based on a preliminary valuation, which is subject to change, although management does not believe the final valuation will be materially different.

     In connection with the acquisition of the Semiconductor Business, Intersil formulated a restructuring plan and will involuntarily terminate the employment of 372 employees of the Semiconductor Business. At

                          INTERSIL HOLDING CORPORATION
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

             YEARS ENDED JUNE 27, 1997, JULY 3, 1998, JULY 2, 1999,
                         6 WEEKS ENDED AUGUST 13, 1999,
           UNAUDITED 13 WEEKS ENDED OCTOBER 2, 1998 AND THE UNAUDITED
                         7 WEEKS ENDED OCTOBER 1, 1999

NOTE A--ORGANIZATION AND BASIS OF PRESENTATION--(CONTINUED)

August 13, 1999, Intersil recorded $11.0 million in severance benefits and this is included in the allocation of the acquisition cost. The severance includes the following:

                     LOCATION                       NO. OF EMPLOYEES      AMOUNTS
                     --------                       ----------------   -------------
                                                             (IN MILLIONS)
Europe............................................         17              $ 5.6
Malaysia..........................................        262                1.9
North America.....................................         93                3.5
                                                          ---              -----
                                                          372              $11.0
                                                          ===              =====

     As of October 1, 1999, the restructuring liability was $8.8 million. For the seven weeks ended October 1, 1999, approximately $2.2 million of these restructuring costs had been paid out. Intersil Holding will complete the restructing plan by the end of fiscal year 2000.

     The following unaudited information presents pro forma financial information, after giving effect to certain adjustments including amortization of intangible assets acquired, as if the Acquisition of the Semiconductor Business had occurred at July 3, 1998 for the 13 weeks ended October 2, 1998 and July 2, 1999 for the 13 weeks ended October 1, 1999. These pro forma results have been prepared for comparative purposes only and do not purport to represent what Intersil Holding's results of operations would actually have been had the transactions in fact occurred on the date specified, nor do they purport to project the results of operations for any future period.

                                                                PRO FORMA
                                                 ----------------------------------------
                                                     13 WEEKS               13 WEEKS
                                                       ENDED                  ENDED
                                                  OCTOBER 2, 1998        OCTOBER 1, 1999
                                                 -----------------      -----------------
                                                 (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
Product sales..................................        $122.5                 $133.9
Net loss.......................................        $ (4.2)                $(27.0)
Net loss to common shareholders................        $ (6.8)                $(29.6)
Loss per share:
  Basic and diluted............................        $(0.07)                $(0.30)

NOTE B--SIGNIFICANT ACCOUNTING POLICIES

     FISCAL YEAR--The 1997 fiscal year includes the 52 weeks ended June 27, 1997; fiscal year 1998 includes the 53 weeks ended July 3, 1998; and fiscal year 1999 includes the 52 weeks ended July 2, 1999.

     INVENTORIES--Inventories are carried at the lower of standard cost, which approximates actual cost, determined by the First-In-First-Out (FIFO) method, or market.

     PLANT AND EQUIPMENT--Machinery and equipment are carried on the basis of cost. The estimated useful lives of buildings range between 5 and 50 years. The estimated useful lives of machinery and equipment range between 3 and 10 years. Depreciation is computed by the straight-line method using the estimated useful life of the asset.

     REVENUE RECOGNITION--Revenue is recognized from sales to all customers, including distributors, when a product is shipped. Sales to distributors are made under distributor agreements which provide the distributors rights of return and price protection on unsold merchandise held by the distributors. Accordingly, sales are reduced for estimated returns from distributors and estimated future price reductions of unsold merchandise

                          INTERSIL HOLDING CORPORATION
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

             YEARS ENDED JUNE 27, 1997, JULY 3, 1998, JULY 2, 1999,
                         6 WEEKS ENDED AUGUST 13, 1999,
           UNAUDITED 13 WEEKS ENDED OCTOBER 2, 1998 AND THE UNAUDITED
                         7 WEEKS ENDED OCTOBER 1, 1999

NOTE B--SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED)

held by distributors. Product sales to two distributors for the fiscal years ended June 27, 1997, July 3, 1998, July 2, 1999, thirteen weeks ended October 2, 1998, six weeks ended August 13, 1999 and seven weeks ended October 1, 1999 amounted to 20.5%, 19.0%, 16.6%, 19.1%, 29.3% and 7.8%, respectively, of total product sales.

     RESEARCH AND DEVELOPMENT--Research and development costs, consisting of the cost of designing, developing, and testing new or significantly enhanced products, are expensed as incurred.

     RETIREMENT BENEFITS--Intersil Holding provides retirement benefits to substantially all employees primarily through a retirement plan having profit-sharing and savings elements. Contributions by Intersil Holding to the retirement plan are based on profits and employees' savings with no other funding requirements. Intersil Holding may make additional contributions to the fund at its discretion.

     Retirement benefits also include an unfunded limited health-care plan for U.S.-based retirees and employees on long-term disability. Intersil Holding accrues the estimated cost of these medical benefits, which are not material, during an employee's active service life.

     Retirement plans expense was $17.4 million in 1997, $15.6 million in 1998, $14.8 million in 1999, $4.1 million for the thirteen weeks ended October 2, 1998, $1.4 million for the six weeks ended August 13, 1999 and $2.5 million for the seven weeks ended October 1, 1999.

     INCOME TAXES--Intersil Holding follows the liability method of accounting for income taxes and for the Predecessor financial statements was included with its parent, Harris, in a consolidated federal income tax return. Harris required each of its businesses to provide taxes on financial statement pre-tax income or loss at applicable statutory tax rates. United States local amounts receivable or payable for current and prior years' income taxes were treated as intercompany transactions and were recorded in the Semiconductor Business equity. International current income taxes payable and deferred income taxes resulting from temporary differences between the financial statements and the tax basis of assets and liabilities of the Intersil Holding's international subsidiaries are separately classified on the balance sheets.

     ASSET IMPAIRMENT--Intersil Holding accounts for long-lived asset impairment under Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." The Company recognizes impairment losses on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amounts. The impairment loss is measured by comparing the fair value of the asset to its carrying amount. Fair value is estimated based on discounted future cash flows. Long-lived assets to be disposed of are recorded at the lower of their carrying amount or estimated fair value less cost to sell.

     INTANGIBLES--Intangibles resulting from acquisitions are being amortized by the straight-line method over 5 to 40 years. Recoverability of intangibles is assessed using estimated undiscounted cash flows of related operations. Intangibles that are not expected to be recovered through future undiscounted cash flows are charged to expense when identified. Amounts charged to expense are amounts in excess of the fair value of the intangible asset. Fair value is determined by calculating the present value of estimated expected future cash flows using a discount rate commensurate with the risks involved.

     START-UP--In April 1998, the American Institute of Certified Public Accountants issued Statement of Position 98-5 "Reporting on the Costs of Start-Up Activities." The Company is required to adopt the provisions of this Statement no later than its fiscal year 2000. This Statement provides guidance on the financial reporting of start-up and organization costs and requires such costs, as defined, to be expensed as

                          INTERSIL HOLDING CORPORATION
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

             YEARS ENDED JUNE 27, 1997, JULY 3, 1998, JULY 2, 1999,
                         6 WEEKS ENDED AUGUST 13, 1999,
           UNAUDITED 13 WEEKS ENDED OCTOBER 2, 1998 AND THE UNAUDITED
                         7 WEEKS ENDED OCTOBER 1, 1999

NOTE B--SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED)

incurred, as start-up costs are currently expensed as incurred, adoption of this Statement is not expected to have a material impact on the Company's results of operations or financial condition.

     FUTURES AND FORWARD CONTRACTS--When Intersil Holding sells products outside the United States or enters into purchase commitments, the transactions are frequently denominated in currencies other than U.S. dollars. To minimize the impact on revenue and cost from currency fluctuations, Intersil Holding enters into currency exchange agreements that qualify for hedge accounting treatment. It is Intersil Holding's policy not to speculate in foreign currencies. Currency exchange agreements are designated as, and are effective as, hedges of foreign currency commitments. In addition, these agreements are consistent with the designated currency of the underlying transaction and mature on or before the underlying transaction. Gains and losses on currency exchange agreements that qualify as hedges are deferred and recognized as an adjustment of the carrying amount of the hedged asset, liability or commitment. Gains and losses on currency exchange agreements that do not qualify as hedges are recognized in income based on changes in the fair market value of the currency exchange agreement.

     FOREIGN CURRENCY TRANSLATION--The functional currency for the Malaysian subsidiary is the U.S. dollar, and for other international subsidiaries it is the local currency. Assets and liabilities are translated at current rates of exchange, and income and expense items are translated at the weighted average exchange rate for the year. The resulting translation adjustments are recorded as a separate component of Shareholder's equity (Business Equity in the Predecessor's financial statements). Cumulative translation gains (losses) were $(1.9) million, $(2.5) million, $0 and $0.4 million at July 3, 1998, $2.5 million at July 2, 1999, August 13, 1999 and October 1, 1999, respectively.

     LOSS PER SHARE--Loss per share is computed and presented in accordance with SFAS No. 128, "Earnings per Share" and the Securities and Exchange Commission Staff Accounting Bulletin No. 98. Net loss per common share is presented for the seven weeks ended October 1, 1999 only because it is not meaningful for earlier periods since the Company did not have common stock outstanding for any of the earlier periods.

     USE OF ESTIMATES--These statements have been prepared in conformity with generally accepted accounting principles and require management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

NOTE C--ACCOUNTING PRONOUNCEMENTS

     In June 1998, the Financial Accounting Standards Board issued FAS No. 133, "Accounting for Derivative Instruments and Hedging Activities". The statement establishes standards for recording derivative financial instruments and the recognition of gains or losses resulting from changes in the fair values of those instruments. Intersil Holding plans to adopt the new standard no later than the first quarter of fiscal 2001. However, Intersil Holding has not determined the anticipated impact of FAS No. 133.

                          INTERSIL HOLDING CORPORATION
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

             YEARS ENDED JUNE 27, 1997, JULY 3, 1998, JULY 2, 1999,
                         6 WEEKS ENDED AUGUST 13, 1999,
           UNAUDITED 13 WEEKS ENDED OCTOBER 2, 1998 AND THE UNAUDITED
                         7 WEEKS ENDED OCTOBER 1, 1999

NOTE D--INVENTORIES

     Inventories are summarized below (in thousands):

                                                 (PREDECESSOR)             (SUCCESSOR)
                                              -------------------   -------------------------
                                               JULY 3,    JULY 2,    AUGUST 14,   OCTOBER 1,
                                                1998       1999        1999          1999
                                              --------   --------   ----------   ------------
                                                                                 (UNAUDITED)
Finished products..........................   $ 64,644   $ 58,041    $ 59,708      $ 57,137
Work in process............................    125,647    102,457     104,262       109,903
Raw materials and supplies.................     14,423     11,441       9,137         8,735
                                              --------   --------    --------      --------
                                               204,714    171,939     173,107       175,775
Less inventory reserve.....................    (24,482)   (18,117)    (20,063)      (19,391)
                                              --------   --------    --------      --------
                                              $180,232   $153,822    $153,044      $156,384
                                              ========   ========    ========      ========

     At July 2, 1999, August 14, 1999 and October 1, 1999 Intersil Holding was committed to purchase $22.5 million, $22.8 million and $22.8 million, respectively of inventory from suppliers. Management believes the cost of this inventory approximates current market value.

NOTE E--PLANT AND EQUIPMENT

     Plant and equipment are summarized below (in thousands):

                                                (PREDECESSOR)              (SUCCESSOR)
                                            ---------------------   -------------------------
                                              JULY 3,     JULY 2,    AUGUST 14,   OCTOBER 1,
                                               1998        1999        1999          1999
                                            ----------   --------   ----------   ------------
                                                                                 (UNAUDITED)
Land.....................................   $    3,966   $  3,966    $  6,539      $  6,034
Buildings................................      262,490    266,364     100,511       100,337
Machinery and equipment..................      750,659    722,816     241,464       244,567
                                            ----------   --------    --------      --------
                                             1,017,115    993,146     348,514       350,938
Less allowances for depreciation.........      567,031    582,616          --         8,740
                                            ----------   --------    --------      --------
                                            $  450,084   $410,530    $348,514      $342,198
                                            ==========   ========    ========      ========

NOTE F--INTANGIBLES

     Intangibles are summarized below (in thousands):

                                                               (PREDECESSOR)           (SUCCESSOR)
                                                             -----------------   ------------------------
                                               PERIOD OF     JULY 3,   JULY 2,   AUGUST 14,   OCTOBER 1,
                                             AMORTIZATION     1998      1999        1999         1999
                                             -------------   -------   -------   ----------   -----------
                                                                                              (UNAUDITED)
Developed technology......................     11 years      $    --   $    --    $ 57,369      $57,369
Customer base.............................      7 years           --        --      23,665       23,665
Assembled workforce.......................      5 years           --        --       9,681        9,681
Goodwill..................................     40 years       61,979    65,297          --           --
                                                             -------   -------    --------      -------
                                                              61,979    65,297      90,715       90,715
Less accumulated amortization.............                    17,760    19,929          --        1,418
                                                             -------   -------    --------      -------
                                                             $44,219   $45,368    $ 90,715      $89,297
                                                             =======   =======    ========      =======

                          INTERSIL HOLDING CORPORATION
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

             YEARS ENDED JUNE 27, 1997, JULY 3, 1998, JULY 2, 1999,
                         6 WEEKS ENDED AUGUST 13, 1999,
           UNAUDITED 13 WEEKS ENDED OCTOBER 2, 1998 AND THE UNAUDITED
                         7 WEEKS ENDED OCTOBER 1, 1999

NOTE G--LOSS PER SHARE

     The following table sets forth the computation of basic and diluted loss per share:

                                                                (SUCCESSOR)
                                                              ---------------
                                                              OCTOBER 1, 1999
                                                                 --------
                                                                (UNAUDITED)
Numerator
  Net loss (numerator for basic and diluted earnings per
     share).................................................     $(21,481)
                                                                 ========
Denominator:
  Denominator for basic earnings per share-weighted average
     common shares..........................................      100,000
  Effect of dilutive securities:
     Warrants...............................................           --
                                                                 --------
  Denominator for diluted earnings per share-adjusted
     weighted average shares................................      100,000
                                                                 ========
Basic loss per share........................................     $  (0.22)
                                                                 ========
Diluted loss per share......................................     $  (0.22)
                                                                 ========

     The effect of dilutive securities is not included in the computation for the seven weeks ended October 1, 1999 because to do so would be antidilutive.

NOTE H--LONG-TERM DEBT

LONG-TERM DEBT

     Long-term debt consists of the following (in thousands):

                                           (PREDECESSOR)                      (SUCCESSOR)
                                   -----------------------------   ---------------------------------
                                   JULY 3, 1998    JULY 2, 1999    AUGUST 14, 1999   OCTOBER 1, 1999
                                   -------------   -------------   ---------------   ---------------
                                                                                       (UNAUDITED)
13.25% Senior Subordinated            $   --          $   --          $199,700          $199,700
  Notes..........................
Tranche B Senior Term Facility...         --              --           205,000           205,000
11.13% Seller Holding PIK Note...         --              --            90,000            91,345
13.5% Subordinated Holding PIK
  Note...........................         --              --            29,700            30,244
Revolving Credit Facility........         --              --            15,000            15,000
Other............................      4,069           4,567             4,535             4,470
                                      ------          ------          --------          --------
                                       4,069           4,567           543,935           545,759
Less: current portion............        167             360             2,410             2,410
                                      ------          ------          --------          --------
                                      $3,902          $4,207          $541,525          $543,349
                                      ======          ======          ========          ========

                          INTERSIL HOLDING CORPORATION
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

             YEARS ENDED JUNE 27, 1997, JULY 3, 1998, JULY 2, 1999,
                         6 WEEKS ENDED AUGUST 13, 1999,
           UNAUDITED 13 WEEKS ENDED OCTOBER 2, 1998 AND THE UNAUDITED
                         7 WEEKS ENDED OCTOBER 1, 1999

NOTE H--LONG-TERM DEBT--(CONTINUED)

     Schedule future principal payments under Intersil Holding's and Intersil's indebtedness are as follows:

2000......................................................  $  2,410
2001......................................................     2,454
2002......................................................     2,466
2003......................................................     2,479
2004......................................................     2,438
Thereafter................................................   533,512
                                                            --------
                                                            $545,759
                                                            ========

  13.25% Senior Subordinated Notes and Warrants

     On August 13, 1999, in connection with the acquisition of the Semiconductor Business, Intersil completed an offering of 200,000 units consisting of $200 million of its 13.25% Senior Subordinated Notes due 2009 and warrants to purchase 5,555,560 shares of Class A Common Stock of Intersil Holding. Each unit consisted of $1,000 principal amount of 13.25% Senior Subordinated Notes of Intersil and one warrant to purchase 27.7778 shares of Class A Common Stock of Intersil Holding. The total gross proceeds from the sale of the 13.25% Senior Subordinated Notes were $194.0 million, net of $6.0 million of deferred financing fees. The $6.0 million deferred financing fees will be treated as additional interest related to the 13.25% Senior Subordinated Notes and amortized over the life of the 13.25% Senior Subordinated Notes on an effective yield method.

     The 13.25% Senior Subordinated Notes are unsecured and are fully and unconditionally guaranteed by Intersil Holding and all of Intersil's current and future domestic subsidiaries. The 13.25% Senior Subordinated Notes are not guaranteed by Intersil's foreign subsidiaries. The 13.25% Senior Subordinated Notes require semi-annual interest payments beginning on February 15, 2000 through maturity on August 15, 2009. The 13.25% Senior Subordinated Notes may be redeemed at the option of Intersil Holding after August 15, 2004 upon the payment of certain redemption premiums, although up to 35% of the 13.25% Senior Subordinated Notes can be redeemed prior to August 15, 2002 with the proceeds of certain equity offerings and upon the payment of certain redemption premiums. The 13.25% Senior Subordinated Notes contain various restrictive covenants, including limitations on the incurrence of additional indebtedness, restrictions and limitations on payment of dividends, make investments, engage in transactions with affiliates, consolidate, merge or transfer assets and restrictions and limitations on the sales of certain assets, among others. The 13.25% Senior Subordinated Notes also require the maintenance of certain ratios.

     Each warrant entitles the holder to purchase 27.7778 shares of Intersil Holding Class A Common Stock at a price of $.001 per share. The warrants are exercisable beginning on the first anniversary of their issue date (August 13, 1999) and expire on August 15, 2009. Warrant holders have no holding rights. The warrants were preliminarily valued at $0.3 million and will be treated as additional interest related to the 13.25% Senior Subordinated Notes and amortized over the life of the 13.25% Senior Subordinated Notes on an effective yield method.

  Senior Credit Facilities

     In connection with the Acquisition of the Semiconductor Business, Intersil entered into senior credit facilities with a syndicate of financial institutions. The senior credit facilities include a $205.0 million funded term loan facility (the "Tranche B Senior Term Facility") and a revolving line of credit (the "Revolving Credit Facility"). The Revolving Credit Facility has maximum borrowings of up to $70.0 million, of which

                          INTERSIL HOLDING CORPORATION
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

             YEARS ENDED JUNE 27, 1997, JULY 3, 1998, JULY 2, 1999,
                         6 WEEKS ENDED AUGUST 13, 1999,
           UNAUDITED 13 WEEKS ENDED OCTOBER 2, 1998 AND THE UNAUDITED
                         7 WEEKS ENDED OCTOBER 1, 1999

NOTE H--LONG-TERM DEBT--(CONTINUED)

$15.0 million was funded on August 13, 1999 in connection with the acquisition of the Semiconductor Business. The total gross proceeds from the issuance of the Tranche B Senior Term Facility and the Revolving Credit Facility were $212.90 million, net of $6.2 million of deferred financing fees and $0.9 million debt issuance costs. The $6.2 million deferred financing fees will be treated as additional interest related to the senior credit facilities and amortized over the life of the senior credit facilities on an effective yield method. The $0.9 million debt issuance costs will be amortized over the life of the senior credit facilities.

     The Tranche B Senior Term Facility bears interest at LIBOR + 4%. The Tranche B Senior Term Facility matures in 2005 and requires 1% of the original principal amount to be repaid in each of the first five years in quarterly installments. Beginning September 2004, 24% of the original principal amount will be repaid each quarter, for four quarters. The senior credit facilities are subject to an annual commitment fee of .50% of the undrawn portion of the Revolving Credit Facility.

     The Revolving Credit Facility bears interest ranging from LIBOR + 2.00% to LIBOR + 3.25%, depending on the results of applicable ratios. The Revolving Credit Facility matures in 2005.

     The senior credit facilities are unconditionally guaranteed, jointly and severally, by Intersil Holding, Intersil and existing and subsequently acquired or organized domestic subsidiaries. The senior credit facilities contain various restrictive covenants, including, incurrence of indebtedness, payment of dividends, make certain investments and acquisitions, dispose of assets, among others. The senior credit facilities also require the maintenance of certain ratios.

  Pay-In-Kind (PIK) Notes

     On August 13, 1999, in connection with the Acquisition of the Semiconductor Business, Intersil Holding issued to Harris a $90.0 million 11.13% Seller Holding PIK Note which matures in 2010. The 11.13% Seller Holding PIK Note bears interest at an annual rate equal to 11.13%. Intersil Holding may pay interest on the 11.13% Seller Holding PIK Note by issuing additional 11.13% PIK notes. Intersil Holding may redeem the 11.13% Seller Holding PIK Note at any time. In addition, Intersil Holding will be required to redeem the 11.13% Seller Holding PIK Note upon a change in control. The 11.13% Seller Holding PIK Note contains various restrictive covenants and is subordinated to Intersil Holding's guarantee of Intersil's 13.25% Senior Subordinated Notes and senior credit facilities. Intersil and its subsidiaries are not a guarantor of the 11.13% Seller Holding PIK Note.

     Also, on August 13, 1999, Intersil Holding issued to Citicorp Mezzanine Partners, L.P. a $30.0 million 13.5% Subordinated Holding PIK Note. The 13.5% Subordinated Holding PIK Note matures on July 15, 2010 and bears interest at an annual rate equal to 13.5%. To the extent Intersil Holding's senior debt prohibits Intersil Holding from paying cash interest on the 13.5% Subordinated Holding PIK Note, this interest shall be paid by adding the accrued interest to the principal amount of the 13.5% Subordinated Holding PIK Note. Intersil Holding may redeem the 13.5% Subordinated Holding PIK Note at any time in whole or in part at 100% of the principal amount plus accrued and unpaid interest and certain prepayment premiums. The 13.5% Subordinated Holding PIK Note contains various restrictive covenants. The 13.5% Subordinated Holding PIK Note is subordinated to Intersil Holding's guarantee of Intersil's Notes and senior credit facilities. Intersil and its subsidiaries are not a guarantor of the 13.5% Subordinated Holding PIK Note.

                          INTERSIL HOLDING CORPORATION
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

             YEARS ENDED JUNE 27, 1997, JULY 3, 1998, JULY 2, 1999,
                         6 WEEKS ENDED AUGUST 13, 1999,
           UNAUDITED 13 WEEKS ENDED OCTOBER 2, 1998 AND THE UNAUDITED
                         7 WEEKS ENDED OCTOBER 1, 1999

NOTE H--LONG-TERM DEBT--(CONTINUED)

     The other debt consists of 5 loans made by agencies of the Commonwealth of Pennsylvania with maturity dates ranging from 2003 to 2017 and are secured by Intersil's manufacturing facility in Montaintop, Pennsylvania, which has a net carrying value of $4.5 million at August 13, 1999 and October 1, 1999. The weighted average interest rate for this debt was 3.0% at July 3, 1998, July 2, 1999, August 13, 1999 and October 1, 1999.

NOTE I--PREFERRED STOCK

     Intersil Holding has 2.0 million shares of preferred stock authorized, stated value of $1,000 per share, 1.0 million of which may be designated as 12% Series A Cumulative Compounding Preferred Stock. On August 13, 1999, Intersil Holding sold 85,000 shares of its 12% Series A Cumulative Compounding Preferred Stock to certain buyers including, Sterling Intersil Holding Company LLC (75,088 shares), Harris (8,500 shares) and certain members of management (1,412 shares). The $85.0 million proceeds were used as a cash equity contribution from Intersil Holding to Intersil for the Acquisition of the Semiconductor Business.

     The Series A Preferred Stock is (i) non-voting, (ii) entitled to cumulative dividends whether or not declared or earned, at a rate of 12%, compounding annually, (iii) to have approval rights of new issuances of any other class or series of stock entitled to a preference ahead of Intersil Holding preferred stock, (iv) able to amend Intersil Holding's certificate of incorporation if the amendment adversely affects the rights and preferences of the preferred stock holders, (v) entitled to $1,000 per share, plus accrued and unpaid dividends in the event of liquidation before any distribution to holders of Intersil Holding common stock, (vi) optionally redeemable by Intersil Holding in whole or in part at a price per share of $1,000 plus accrued and unpaid dividends, and (vii) mandatorily redeemable on June 30, 2011, at a price per share equal to $1,000 plus accrued and unpaid dividends.

     The total mandatory redemption value of the shares outstanding at August 13, 1999 and October 1, 1999, in the amounts of $85.0 million and $86.4 million ($1.4 million accretion of undeclared dividends), respectively, is classified in Intersil Holding's balance sheet as Mandatorily Redeemable Preferred Stock.

NOTE J--LEASE COMMITMENTS

     Total rental expense amounted to $6.7 million in 1997, $6.3 million in 1998, $6.3 million in 1999, $1.6 million for the thirteen weeks ended October 2, 1998, $0.6 million for the 6 weeks ended August 13, 1999 and $0.7 million for the seven weeks ended October 1, 1999. Future minimum rental commitments under leases, primarily used for land at Intersil's Malaysian facility and office buildings at Intersil's International locations, amounted to approximately $18.7 million at July 2, 1999. Intersil's Malaysian manufacturing facility leases land under leases expiring from 2072 to 2081. The commitments for the years following 1999 are: 2000--$4.0 million, 2001--$2.6 million, 2002--$1.6 million, 2003--$1.3 million, 2004--$1.3 million, and $7.9 million thereafter.

                          INTERSIL HOLDING CORPORATION
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

             YEARS ENDED JUNE 27, 1997, JULY 3, 1998, JULY 2, 1999,
                         6 WEEKS ENDED AUGUST 13, 1999,
           UNAUDITED 13 WEEKS ENDED OCTOBER 2, 1998 AND THE UNAUDITED
                         7 WEEKS ENDED OCTOBER 1, 1999

NOTE K--BUSINESS EQUITY

     Changes in the business equity of the Predecessor's financial statements are summarized as follows (in thousands):

                                                      (PREDECESSOR)                            (PREDECESSOR)
                                       -------------------------------------------   ---------------------------------
                                                    FISCAL YEAR ENDED                13 WEEKS ENDED     6 WEEKS ENDED
                                       -------------------------------------------   ---------------   ---------------
                                       JUNE 27, 1997   JULY 3, 1998   JULY 2, 1999   OCTOBER 2, 1998   AUGUST 13, 1999
                                       -------------   ------------   ------------   ---------------   ---------------
                                                                                       (UNAUDITED)
Balance at beginning of year........     $520,858        $646,173       $699,077        $699,077          $658,879
Net income (loss)...................       11,225          12,911         27,406           4,489            (3,029)
Foreign currency translation
  adjustments.......................       (2,015)         (1,851)          (574)          1,681             2,475
Net cash transfers and billings from
  (to) Harris Corporation...........      116,105          41,844        (67,030)            443            (1,198)
Purchase price elimination..........           --              --             --              --          (657,127)
                                         --------        --------       --------        --------          --------
Balance at end of period............     $646,173        $699,077       $658,879        $705,690          $     --
                                         ========        ========       ========        ========          ========

NOTE L--COMMON STOCK

     Intersil Holding is authorized to issue 250.0 million shares of Intersil Holding common stock, par value $0.01 per share, divided into two classes consisting of 125.0 million shares of Intersil Holding Class A Common Stock and
125.0 million shares of Intersil Holding Class B Common Stock. Holders of Class A Common Stock are entitled to one vote for each share held and holders of Class B Common Stock have no voting rights. A holder of either class of Intersil Holding common stock may convert any or all shares into an equal number of shares of the other class of Intersil Holding common stock.

     On August 13, 1999, Intersil Holding sold 23.8 million shares of Class A Common Stock and 76.2 million shares of Class B Common Stock for approximately $5.0 million. The $5.0 million proceeds, along with the $85.0 million proceeds from the sale of Series A Preferred Stock was used as a cash equity contribution from Intersil Holding to Intersil for the acquisition of the Semiconductor Business.

     On August 13, 1999, in connection with Intersil Holding's issuance of the 13.5% Subordinated Holding PIK Note, Intersil Holding issued to Citicorp Mezzanine Partners, L.P. warrants to purchase 5,555,560 shares of Intersil Holding Class A Common at an exercise price of $.001 per share, subject to certain anti-dilution adjustments. If Intersil Holding's prepays in full the 13.5% Subordinated Holding PIK Note within 24 months after issuance, the warrants will be exercisable for 3,333,336 shares of Intersil Holding Class A Common Stock. The warrants were valued at $0.3 million and will be treated as additional interest related to the 13.5% Subordinated Holding PIK Note and amortized over the life of the 13.5% Subordinated Holding PIK Note on an effective yield method.

                          INTERSIL HOLDING CORPORATION
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

             YEARS ENDED JUNE 27, 1997, JULY 3, 1998, JULY 2, 1999,
                         6 WEEKS ENDED AUGUST 13, 1999,
           UNAUDITED 13 WEEKS ENDED OCTOBER 2, 1998 AND THE UNAUDITED
                         7 WEEKS ENDED OCTOBER 1, 1999

NOTE M--INCOME TAXES

     The provisions for income taxes are summarized below (Pro Forma for predecessor financial statements) (in thousands):

                                         (PREDECESSOR)                            (PREDECESSOR)               (SUCCESSOR)
                          -------------------------------------------   ---------------------------------   ---------------
                                       FISCAL YEAR ENDED                13 WEEKS ENDED     6 WEEKS ENDED     7 WEEKS ENDED
                          -------------------------------------------   ---------------   ---------------   ---------------
                          JUNE 27, 1997   JULY 3, 1998   JULY 2, 1999   OCTOBER 2, 1998   AUGUST 13, 1999   OCTOBER 1, 1999
                          -------------   ------------   ------------   ---------------   ---------------   ---------------
                                                                          (UNAUDITED)                         (UNAUDITED)
United States
  (benefit)............      $(2,595)        $4,221        $(6,626)         $(1,085)           $(399)            $ --
International..........        4,768          4,910          1,605              263              352              222
State and local
  (benefit)............         (328)           813         (1,006)            (165)             (55)              --
                             -------         ------        -------          -------            -----             ----
                             $ 1,845         $9,944        $(6,027)         $  (987)           $(102)            $222
                             =======         ======        =======          =======            =====             ====

     In the year 2000, the Malaysian taxing authority will convert its income tax system to a self-assessment system. The new self-assessment system will require Malaysian corporate taxpayers to begin making estimated tax payments in year 2000 based on year 2000 estimated taxable income. Currently, Malaysian corporate taxpayers submit tax payments following the year of assessment. In fiscal year 1999, the Semiconductor Business made Malaysian taxing payments based on fiscal year 1998's taxable income. As a result of the change in the Malaysian taxing system, the Semiconductor Business will not be required to make tax payments on its fiscal year 1999 Malaysian taxable income, and therefore has not provided a tax provision for Malaysian taxes for the fiscal year ended July 2, 1999, which would have amounted to approximately $15.1 million. The Malaysian tax holiday is effective for Intersil's fiscal year ended July 2, 1999 only, and does not impact the 6 weeks ended August 13, 1999 and the 7 weeks ended October 1, 1999.

     The components of International deferred income tax assets (liabilities) are as follows (in thousands):

                                        (PREDECESSOR)                                    (SUCCESSOR)
                        ---------------------------------------------   ---------------------------------------------
                            JULY 3, 1998            JULY 2, 1999           AUGUST 14, 1999         OCTOBER 1, 1999
                        ---------------------   ---------------------   ---------------------   ---------------------
                        CURRENT   NON-CURRENT   CURRENT   NON-CURRENT   CURRENT   NON-CURRENT   CURRENT   NON-CURRENT
                        -------   -----------   -------   -----------   -------   -----------   -------   -----------
                                                                                                     (UNAUDITED)
Receivables..........    $(663)     $    --     $   --      $    --     $   --     $     --     $   --     $     --
Fixed Assets.........       --           --         --           --         --           --         --       13,296
NOL Carryforward.....       --           --         --           --         --           --         --        3,217
Credit Carryforward..       --           --         --           --         --           --         --        4,700
Depreciation.........       --       (5,126)        --       (7,022)        --      (12,953)        --      (12,899)
All other--net.......      537           --      3,476           --         --        4,754         --           --
Valuation Allowance..       --           --         --           --         --           --         --      (16,513)
                         -----      -------     ------      -------     ------     --------     ------     --------
                         $(126)     $(5,126)    $3,476      $(7,022)    $   --     $ (8,199)    $   --     $ (8,199)
                         =====      =======     ======      =======     ======     ========     ======     ========

                          INTERSIL HOLDING CORPORATION
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

             YEARS ENDED JUNE 27, 1997, JULY 3, 1998, JULY 2, 1999,
                         6 WEEKS ENDED AUGUST 13, 1999,
           UNAUDITED 13 WEEKS ENDED OCTOBER 2, 1998 AND THE UNAUDITED
                         7 WEEKS ENDED OCTOBER 1, 1999

NOTE M--INCOME TAXES--(CONTINUED)

     A reconciliation of the statutory United States income tax rate to the effective income tax rate follows:

                                       (PREDECESSOR)                            (PREDECESSOR)               (SUCCESSOR)
                        -------------------------------------------   ---------------------------------   ---------------
                                     FISCAL YEAR ENDED                13 WEEKS ENDED     6 WEEKS ENDED     7 WEEKS ENDED
                        -------------------------------------------   ---------------   ---------------   ---------------
                        JUNE 27, 1997   JULY 3, 1998   JULY 2, 1999   OCTOBER 2, 1998   AUGUST 13, 1999   OCTOBER 1, 1999
                        -------------   ------------   ------------   ---------------   ---------------   ---------------
                                                                        (UNAUDITED)                         (UNAUDITED)
Statutory U.S. income
  tax rate...........        35.0%          35.0%          35.0%            35.0%             35.0%             35.0%
State taxes..........        (1.6)           2.3           (3.1)            (3.1)              1.1               1.5
International
  income.............       (21.4)           5.2          (61.9)           (61.9)            (29.7)              5.0
Research credits.....        (4.8)          (2.9)          (2.7)            (2.7)              2.2               1.8
In-Process R&D.......          --             --             --               --                --             (25.4)
Subpart F............          --             --             --               --                --              (2.4)
Valuation Allowance..          --             --             --               --                --             (16.2)
Goodwill
  amortization.......         6.1            3.5            4.0              4.0              (4.9)               --
Other items..........          .8             .4            0.5              0.5              (0.5)             (0.4)
                            -----          -----          -----            -----             -----             -----
Effective income tax
  rate...............        14.1%          43.5%         (28.2)%          (28.2)%             3.2%             (1.1)%
                            =====          =====          =====            =====             =====             =====

     United States income taxes have not been provided on undistributed earnings of international subsidiaries because of Intersil Holding's intention to reinvest these earnings. The determination of unrecognized deferred U.S. tax liability for the undistributed earnings of international subsidiaries is not practicable.

     Pretax income (loss) of international subsidiaries was $21.1 million in 1997, $10.2 million in 1998, $41.9 million in 1999, $.6 million for the 13 weeks ended October 2, 1998, $(1.6) million for the 6 weeks ended August 13, 1999 and $1.1 million for the 7 weeks ended October 1, 1999.

     Income taxes paid (received) were $2.4 million in 1997, $14.8 million in 1998, $3.4 million in 1999, $2.0 million for the 13 weeks ended October 2, 1998, $.2 million for the 6 weeks ended August 13, 1999 and $.2 million for the 7 weeks ended October 1, 1999.

NOTE N--GEOGRAPHIC INFORMATION

     Intersil Holding operates exclusively in the semiconductor industry. Substantially all revenues result from the sale of semiconductor products. All intercompany revenues and balances have been eliminated.

     A summary of the operations by geographic area is summarized below (in thousands):

                                         (PREDECESSOR)                            (PREDECESSOR)               (SUCCESSOR)
                          -------------------------------------------   ---------------------------------   ---------------
                                       FISCAL YEAR ENDED                13 WEEKS ENDED     6 WEEKS ENDED     7 WEEKS ENDED
                          -------------------------------------------   ---------------   ---------------   ---------------
                          JUNE 27, 1997   JULY 3, 1998   JULY 2, 1999   OCTOBER 2, 1998   AUGUST 13, 1999   OCTOBER 1, 1999
                          -------------   ------------   ------------   ---------------   ---------------   ---------------
                                                                          (UNAUDITED)                         (UNAUDITED)
United States
  operations
  Net sales............     $531,246        $563,180       $519,555        $121,966          $ 54,664          $ 74,094
  Long-lived assets....      380,143         386,333        371,448         369,985           366,386           331,406
International
  Net sales............       14,075          13,656         13,163             583             2,672             2,454
  Long-lived assets....      102,683         122,397        121,330         148,863           118,277           123,388

                          INTERSIL HOLDING CORPORATION
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

             YEARS ENDED JUNE 27, 1997, JULY 3, 1998, JULY 2, 1999,
                         6 WEEKS ENDED AUGUST 13, 1999,
           UNAUDITED 13 WEEKS ENDED OCTOBER 2, 1998 AND THE UNAUDITED
                         7 WEEKS ENDED OCTOBER 1, 1999

NOTE N--GEOGRAPHIC INFORMATION--(CONTINUED)

     Export sales included in U.S. Operations were, $234.6 million in 1997, $258.4 million in 1998, $254.8 million in 1999, $72.1 million for the 13 weeks ended October 2, 1998, $33.5 million for the 6 weeks ended August 13, 1999 and $48.7 million for the 7 weeks ended October 1, 1999.

NOTE O--FINANCIAL INSTRUMENTS

     The carrying values of accounts receivable, notes receivable, accounts payable, short-term debt and long-term debt approximates fair value.

     Intersil Holding markets its products for sale to customers, including distributors, primarily in the United States, Europe and Asia/Pacific. Credit is extended based on an evaluation of the customer's financial condition, and collateral is generally not required. Intersil Holding maintains an allowance for losses based upon the expected collectibility of all accounts receivable. Intersil Holding believes it is adequately reserved with regard to receivables from its domestic and international customers.

     Intersil Holding uses foreign exchange contracts and options to hedge intercompany accounts and off-balance-sheet foreign currency commitments. Specifically, these foreign exchange contracts offset foreign currency denominated inventory and purchase commitments from suppliers, accounts receivable from and future committed sales to customers and firm committed operating expenses. Management believes the use of foreign currency financial instruments should reduce the risks that arise from doing business in international markets. Contracts are generally one year or less. At July 2, 1999, August 13, 1999 and October 1, 1999, open foreign exchange contracts were $22.0 million, $6.1 million and $14.0 million, respectively (as described below), all of which were to hedge off-balance-sheet commitments. Additionally, for the year ended July 2, 1999, the Semiconductor Business purchased and sold $120.7 million of foreign exchange forward contracts.

     Deferred gains and losses are included on a net basis in the Consolidated Balance Sheet as other assets and are recorded in income as part of the underlying transaction when it is recognized. At July 2, 1999, Intersil Holding had deferred foreign exchange contract losses on future commitments of approximately $28.6 million. There were no deferred foreign exchange contract losses at August 14, 1999.

     Total open foreign exchange contracts at July 2, 1999, August 14, 1999 and October 1, 1999, are described in the table below:

JULY 2, 1999

COMMITMENTS TO BUY FOREIGN CURRENCIES

                                                    CONTRACT AMOUNT
                                               --------------------------                    MATURITIES
CURRENCY                                       FOREIGN CURRENCY    U.S.     DEFERRED GAINS   (IN MONTHS)
--------                                       ----------------   -------   --------------   -----------
                                                                    (IN THOUSANDS)
Malaysian Ringgit...........................        80,589        $19,000       $2,208           1-2

COMMITMENTS TO SELL FOREIGN CURRENCIES

                                                    CONTRACT AMOUNT
                                               --------------------------                    MATURITIES
CURRENCY                                       FOREIGN CURRENCY    U.S.     DEFERRED GAINS   (IN MONTHS)
--------                                       ----------------   -------   --------------   -----------
                                                                    (IN THOUSANDS)
French Franc................................        10,900        $ 1,857        $138            1-2
British Pound...............................           691          1,094           2              1

                          INTERSIL HOLDING CORPORATION
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

             YEARS ENDED JUNE 27, 1997, JULY 3, 1998, JULY 2, 1999,
                         6 WEEKS ENDED AUGUST 13, 1999,
           UNAUDITED 13 WEEKS ENDED OCTOBER 2, 1998 AND THE UNAUDITED
                         7 WEEKS ENDED OCTOBER 1, 1999

NOTE O--FINANCIAL INSTRUMENTS--(CONTINUED)

AUGUST 14, 1999

COMMITMENTS TO BUY FOREIGN CURRENCIES

                                                    CONTRACT AMOUNT
                                               --------------------------      DEFERRED      MATURITIES
CURRENCY                                       FOREIGN CURRENCY    U.S.     GAINS (LOSSES)   (IN MONTHS)
--------                                       ----------------   -------   --------------   -----------
                                                                    (IN THOUSANDS)
Euro.........................................         808         $   865        $ (5)            1
French Franc.................................       5,300             865          (6)            1
British Pound................................         202             327          (2)            1
Malaysian Ringgit............................       8,504           2,000         238             1

COMMITMENTS TO SELL FOREIGN CURRENCIES

                                                    CONTRACT AMOUNT
                                               --------------------------      DEFERRED      MATURITIES
CURRENCY                                       FOREIGN CURRENCY    U.S.     GAINS (LOSSES)   (IN MONTHS)
--------                                       ----------------   -------   --------------   -----------
                                                                    (IN THOUSANDS)
Euro.........................................          808        $   865        $(5)             1
French Franc.................................        5,300            860         --              1
British Pound................................          202            321         (4)             1

OCTOBER 1, 1999 (UNAUDITED)

COMMITMENTS TO BUY FOREIGN CURRENCIES

                                                    CONTRACT AMOUNT
                                               --------------------------      DEFERRED      MATURITIES
CURRENCY                                       FOREIGN CURRENCY    U.S.         GAINS        (IN MONTHS)
--------                                       ----------------   -------   --------------   -----------
                                                                    (IN THOUSANDS)
Malaysian Ringgit............................       16,906        $ 4,000        $449             1

COMMITMENTS TO SELL FOREIGN CURRENCIES

                                                    CONTRACT AMOUNT
                                               --------------------------      DEFERRED      MATURITIES
CURRENCY                                       FOREIGN CURRENCY    U.S.     GAINS (LOSSES)   (IN MONTHS)
--------                                       ----------------   -------   --------------   -----------
                                                                    (IN THOUSANDS)
French Franc.................................       20,000        $ 3,212        $22            3-6
Deutsche Mark................................        8,000          4,306         27            3-6
British Pound................................        1,520          2,491        (12)           3-5

                          INTERSIL HOLDING CORPORATION
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

             YEARS ENDED JUNE 27, 1997, JULY 3, 1998, JULY 2, 1999,
                         6 WEEKS ENDED AUGUST 13, 1999,
           UNAUDITED 13 WEEKS ENDED OCTOBER 2, 1998 AND THE UNAUDITED
                         7 WEEKS ENDED OCTOBER 1, 1999

NOTE P--SUBSEQUENT EVENT--EQUITY COMPENSATION PLAN

     On November 5, 1999, to be effective August 14, 1999, Intersil Holding adopted the 1999 Equity Compensation Plan (the "Plan") for salaried officers and key employees. The Plan authorizes the grant of options for up to 3.0 million shares of Intersil Holding Class A Common Stock and can include (i) options intended to constitute incentive stock options ("ISOs") under the Internal Revenue Code, (ii) non-qualified stock options, (iii) restricted stock, (iv) stock appreciation rights, and (v) phantom share awards. The exercise price of each option granted under the Plan shall be as determined by a committee of the Board of Directors (the "Board"). The maximum term of any option shall be ten years from the date of grant for incentive stock options and ten years and one day from the date of grant for non-qualified stock options. Options granted under the Plan are exercisable at the determination of the Board, currently vesting ratably over approximately 5 years. Employees receiving options under the Plan may not receive in any one year period options to purchase more than 1,000,000 shares of common stock. On November 5, 1999, Intersil Holding granted approximately 2.3 million options to acquire Intersil Holding Class A Common Stock at a price of $1.50 per share. The Company plans to account for its Equity Compensation Plan in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees."

NOTE Q--FINANCIAL INFORMATION FOR GUARANTOR AND NON-GUARANTOR SUBSIDIARIES

     Intersil Holding is a holding company for Intersil. All of the operations are conducted through Intersil and its wholly-owned domestic and foreign subsidiaries. On August 13, 1999, in connection with the Harris acquisition, Intersil issued the Notes and Senior Credit Facilities (Note F), which are fully and unconditionally guaranteed on a joint and several basis by Intersil Holding (Parent), Intersil and all of Intersil's wholly-owned current and future domestic subsidiaries (the "Guarantor Subsidiaries"). Intersil's wholly-owned foreign subsidiaries are not guarantors (the "Non-Guarantor Subsidiaries"). In management's opinion, separate financial statements of the Guarantor Subsidiaries and the Non-Guarantor Subsidiaries are not material to investors.

     The condensed consolidating financial information presented below includes the predecessor consolidated balance sheets as of July 3, 1998 and July 2, 1999 and the predecessor consolidated statements of income and cash flows for the fiscal years ended June 27, 1997, July 3, 1998, July 2, 1999, the 13 weeks ended October 2, 1998 and the 6 weeks ended August 13, 1999 for the Predecessor Guarantor and Non-Guarantor Subsidiaries. The condensed consolidated balance sheets as of August 14, 1999 and October 1, 1999 and the condensed consolidated statements of income and cash flows for the 7 weeks ended October 1, 1999 reflect the Parent, Guarantor Subsidiaries and Non-Guarantor Subsidiaries.

                          INTERSIL HOLDING CORPORATION

          SUPPLEMENTAL CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS

                            YEAR ENDED JUNE 27, 1997

                                                                       PREDECESSOR
                                                ---------------------------------------------------------
                                                                  FOREIGN
                                                 GUARANTOR     NON-GUARANTOR   ELIMINATING
                                                SUBSIDIARIES   SUBSIDIARIES      ENTRIES     CONSOLIDATED
                                                ------------   -------------   -----------   ------------
                                                                     (IN THOUSANDS)
REVENUE
  Product sales...............................    $555,110       $398,745       $(408,534)     $545,321

COSTS AND EXPENSES
  Cost of product sales.......................     400,997        338,666        (393,590)      346,073
  Research and development....................      74,636            572              --        75,208
  Marketing...................................      62,138         19,252              --        81,390
  Administrative and general..................      16,927            997              --        17,924
  Harris corporate expense allocations........      10,854           (894)             --         9,960
  Goodwill amortization.......................       2,291             --              --         2,291
                                                  --------       --------       ---------      --------
Operating income (loss).......................     (12,733)        40,152         (14,944)       12,475
  Interest, net...............................      26,693         (5,174)        (22,114)         (595)
                                                  --------       --------       ---------      --------
  Income (loss) before income taxes...........     (39,426)        45,326           7,170        13,070
  Income taxes (benefit)......................     (11,658)         6,298           7,205         1,845
                                                  --------       --------       ---------      --------
  NET INCOME (LOSS)...........................    $(27,768)      $ 39,028       $     (35)     $ 11,225
                                                  ========       ========       =========      ========

                          INTERSIL HOLDING CORPORATION

          SUPPLEMENTAL CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS

                            YEAR ENDED JULY 3, 1998

                                                                       PREDECESSOR
                                                ---------------------------------------------------------
                                                                  FOREIGN
                                                 GUARANTOR     NON-GUARANTOR   ELIMINATING
                                                SUBSIDIARIES   SUBSIDIARIES      ENTRIES     CONSOLIDATED
                                                ------------   -------------   -----------   ------------
                                                                     (IN THOUSANDS)
REVENUE
  Product sales...............................    $609,136       $418,721       $(451,021)     $576,836

COSTS AND EXPENSES
  Cost of product sales.......................     402,892        388,729        (422,289)      369,332
  Research and development....................      74,466            659              --        75,125
  Marketing...................................      61,525         18,262              --        79,787
  Administrative and general..................      18,022            375              --        18,397
  Harris corporate expense allocations........      10,941           (979)             --         9,962
  Goodwill amortization.......................       2,292             --              --         2,292
                                                  --------       --------       ---------      --------
Operating income (loss).......................      38,998         11,675         (28,732)       21,941
  Interest net................................      40,793         (5,325)        (36,382)         (914)
                                                  --------       --------       ---------      --------
  Income (loss) before income taxes...........      (1,795)        17,000           7,650        22,855
  Income taxes (benefit)......................        (887)        (1,418)         12,249         9,944
                                                  --------       --------       ---------      --------
  NET INCOME (LOSS)...........................    $   (908)      $ 18,418       $  (4,599)     $ 12,911
                                                  ========       ========       =========      ========

                          INTERSIL HOLDING CORPORATION

          SUPPLEMENTAL CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS

                            YEAR ENDED JULY 2, 1999

                                                                       PREDECESSOR
                                                ---------------------------------------------------------
                                                                  FOREIGN
                                                 GUARANTOR     NON-GUARANTOR   ELIMINATING
                                                SUBSIDIARIES   SUBSIDIARIES      ENTRIES     CONSOLIDATED
                                                ------------   -------------   -----------   ------------
                                                                     (IN THOUSANDS)
REVENUE
  Product sales...............................    $524,142       $480,981       $(472,405)     $532,718

COSTS AND EXPENSES
  Cost of product sales.......................     379,282        337,287        (366,793)      349,776
  Research and development....................      67,316           (237)             --        67,079
  Marketing...................................      47,429         19,444              --        66,873
  Administrative and general..................      18,437         (1,312)             --        17,125
  Harris corporate expense allocations........      10,115           (812)             --         9,303
  Goodwill amortization.......................       2,414             --              --         2,414
                                                  --------       --------       ---------      --------
Operating income (loss).......................        (851)       126,611        (105,612)       20,148
  Interest, net...............................      33,894         (4,975)        (30,150)       (1,231)
                                                  --------       --------       ---------      --------
  Income (loss) before income taxes...........     (34,745)       131,586         (75,462)       21,379
  Income taxes (benefit)......................     (39,176)        10,313          22,836        (6,027)
                                                  --------       --------       ---------      --------
  NET INCOME (LOSS)...........................    $  4,431       $121,273       $ (98,298)     $ 27,406
                                                  ========       ========       =========      ========

                          INTERSIL HOLDING CORPORATION

          SUPPLEMENTAL CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS

                      THIRTEEN WEEKS ENDED OCTOBER 2, 1998
                                  (UNAUDITED)

                                                                       PREDECESSOR
                                                ---------------------------------------------------------
                                                                  FOREIGN
                                                 GUARANTOR     NON-GUARANTOR   ELIMINATING
                                                SUBSIDIARIES   SUBSIDIARIES      ENTRIES     CONSOLIDATED
                                                ------------   -------------   -----------   ------------
                                                                     (IN THOUSANDS)
REVENUE
  Product sales...............................    $124,194        $94,542       $(96,187)      $122,549

COSTS AND EXPENSES
  Cost of product sales.......................     100,986         90,330       (110,805)        80,511
  Research and development....................      18,585             34         (3,840)        14,779
  Marketing...................................      12,362          4,354           (642)        16,074
  Administrative and general..................       3,644           (344)         1,894          5,194
  Harris corporate expense allocations........       2,915           (197)          (585)         2,133
  Goodwill amortization.......................         573             --             --            573
                                                  --------        -------       --------       --------
Operating income (loss).......................     (14,871)           365         17,791          3,285
  Interest, net...............................        (211)          (242)           236           (217)
                                                  --------        -------       --------       --------
  Income (loss) before income taxes...........     (14,660)           607         17,555          3,502
  Income taxes (benefit)......................      (8,133)         1,153          5,993           (987)
                                                  --------        -------       --------       --------
  NET INCOME (LOSS)...........................    $ (6,527)       $  (546)      $ 11,562       $  4,489
                                                  ========        =======       ========       ========

                          INTERSIL HOLDING CORPORATION

          SUPPLEMENTAL CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS

                        SIX WEEKS ENDED AUGUST 13, 1999

                                                                       PREDECESSOR
                                                ---------------------------------------------------------
                                                                  FOREIGN
                                                 GUARANTOR     NON-GUARANTOR   ELIMINATING
                                                SUBSIDIARIES   SUBSIDIARIES      ENTRIES     CONSOLIDATED
                                                ------------   -------------   -----------   ------------
                                                                     (IN THOUSANDS)
REVENUE
  Product sales...............................    $ 39,470       $129,546       $(111,680)     $57,336
COSTS AND EXPENSES
  Cost of product sales.......................      37,484        139,292        (137,095)      39,681
  Research and development....................       8,511            (12)                       8,499
  Marketing...................................       6,288          1,920                        8,208
  Administrative and general..................       2,698           (142)            144        2,700
  Harris corporate expense allocations........       1,393            (85)           (144)       1,164
  Intangible amortization.....................         326             --              --          326
                                                  --------       --------       ---------      -------
Operating income (loss).......................     (17,230)       (11,427)         25,415       (3,242)
  Interest, net...............................        (161)            50              --         (111)
                                                  --------       --------       ---------      -------
  Income (loss) before income taxes...........     (17,069)       (11,477)         25,415       (3,131)
  Income taxes (benefit)......................      (4,943)           (15)          4,856         (102)
                                                  --------       --------       ---------      -------
  NET INCOME (LOSS)...........................    $(12,126)      $(11,462)      $  20,559      $(3,029)
                                                  ========       ========       =========      =======

                          INTERSIL HOLDING CORPORATION

          SUPPLEMENTAL CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS

                       SEVEN WEEKS ENDED OCTOBER 1, 1999
                                  (UNAUDITED)

                                                                    SUCCESSOR
                                       -------------------------------------------------------------------
                                                                   FOREIGN
                                                  GUARANTOR     NON-GUARANTOR   ELIMINATING
                                       PARENT    SUBSIDIARIES   SUBSIDIARIES      ENTRIES     CONSOLIDATED
                                       -------   ------------   -------------   -----------   ------------
                                                                 (IN THOUSANDS)
REVENUE
  Product sales......................  $    --     $ 82,848        $68,979       $(75,279)      $ 76,548
COSTS AND EXPENSES
  Cost of product sales..............       --       51,197         63,903        (68,546)        46,554
  Research and development...........       --        8,398             --             --          8,398
  Marketing..........................       --        4,277          4,144             --          8,421
  Administrative and general.........       --        2,186             --             --          2,186
  Harris corporate expense
     allocations.....................       --           --             --             --             --
  Intangible amortization............       --        7,322        (15,996)        10,092          1,418
  In-process R&D charge..............       --       20,796             --             --         20,796
                                       -------     --------        -------       --------       --------
Operating income (loss)..............       --      (11,328)        16,928        (16,825)       (11,225)
  Interest, net......................    1,889        8,605          2,267         (4,096)         8,665
  Equity in subsidiary (income)
     loss)...........................    5,272           --             --         (5,272)            --
                                       -------     --------        -------       --------       --------
  Income (loss) before income
     taxes...........................   (7,161)     (19,933)        14,661         (7,457)       (19,890)
  Income taxes (benefit).............       --          268          1,801         (1,847)           222
                                       -------     --------        -------       --------       --------
  NET INCOME (LOSS)..................   (7,161)     (20,201)        12,860         (5,610)       (20,112)
                                       -------     --------        -------       --------       --------
  Preferred dividends................    1,369        1,369             --         (1,369)         1,369
                                       -------     --------        -------       --------       --------
  Net income (loss) to common
     shareholders....................  $(8,530)    $(21,570)       $12,860       $ (4,241)      $(21,481)
                                       =======     ========        =======       ========       ========

                          INTERSIL HOLDING CORPORATION

               SUPPLEMENTAL CONDENSED CONSOLIDATING BALANCE SHEET

                                  JULY 3, 1998

                                                                       PREDECESSOR
                                                ---------------------------------------------------------
                                                                  FOREIGN
                                                 GUARANTOR     NON-GUARANTOR   ELIMINATING
                                                SUBSIDIARIES   SUBSIDIARIES      ENTRIES     CONSOLIDATED
                                                ------------   -------------   -----------   ------------
                                                                     (IN THOUSANDS)
ASSETS
  Trade receivables, net......................    $108,895       $  1,780              --      $110,675
  Intercompany balances.......................      51,685        (26,498)      $ (25,187)           --
  Inventories.................................      60,370        158,702         (38,840)      180,232
  Other current assets........................       4,630            671              --         5,301
  Property, plant and equipment, net..........     327,098        122,986              --       450,084
  Intangibles, net............................      44,219             --              --        44,219
  Investment in subsidiaries..................      21,383         65,881         (87,264)           --
  Other non-current assets....................      10,350          9,409              --        19,759
                                                  --------       --------       ---------      --------
     Total Assets.............................    $628,630       $332,931       $(151,291)     $810,270
                                                  ========       ========       =========      ========
LIABILITIES AND BUSINESS EQUITY
  Accounts payable............................    $ 21,362       $ 11,943              --      $ 33,305
  Compensation and benefits...................      39,599          4,871              --        44,470
  Other current liabilities...................      35,701          2,310       $ (13,621)       24,390
  Other non-current liabilities...............       9,028             --              --         9,028
  Business Equity.............................     522,940        313,807        (137,670)      699,077
                                                  --------       --------       ---------      --------
     Total Liabilities and Business Equity....    $628,630       $332,931       $(151,291)     $810,270
                                                  ========       ========       =========      ========

                          INTERSIL HOLDING CORPORATION

               SUPPLEMENTAL CONDENSED CONSOLIDATING BALANCE SHEET

                                  JULY 2, 1999

                                                                       PREDECESSOR
                                                ---------------------------------------------------------
                                                                  FOREIGN
                                                 GUARANTOR     NON-GUARANTOR   ELIMINATING
                                                SUBSIDIARIES   SUBSIDIARIES      ENTRIES     CONSOLIDATED
                                                ------------   -------------   -----------   ------------
                                                                     (IN THOUSANDS)
ASSETS
  Trade receivables, net......................    $ 97,043       $  3,631             --       $100,674
  Intercompany balances.......................    (139,993)        19,554       $120,439             --
  Inventories.................................      86,986         86,049        (19,213)       153,822
  Other current assets........................       7,782            946             --          8,728
  Property, plant and equipment, net..........     291,645        118,885             --        410,530
  Intangibles, net............................      45,368             --             --         45,368
  Investment in subsidiaries..................      10,907         72,195        (83,102)            --
  Other non-current assets....................      39,721          2,336             --         42,057
                                                  --------       --------       --------       --------
     Total Assets.............................    $439,459       $303,596       $ 18,124       $761,179
                                                  ========       ========       ========       ========
LIABILITIES AND BUSINESS EQUITY
  Accounts payable............................    $ 21,503       $  9,565             --       $ 31,068
  Compensation and benefits...................      26,120          6,803             --         32,923
  Other current liabilities...................      42,778         (8,254)      $ (7,444)        27,080
  Other non-current liabilities...............      11,229             --             --         11,229
  Business Equity.............................     337,829        295,482         25,568        658,879
                                                  --------       --------       --------       --------
     Total Liabilities and Business Equity....    $439,459       $303,596       $ 18,124       $761,179
                                                  ========       ========       ========       ========

                          INTERSIL HOLDING CORPORATION

               SUPPLEMENTAL CONDENSED CONSOLIDATING BALANCE SHEET

                                AUGUST 14, 1999

                                                                     SUCCESSOR
                                        --------------------------------------------------------------------
                                                                     FOREIGN
                                                    GUARANTOR     NON-GUARANTOR   ELIMINATING
                                         PARENT    SUBSIDIARIES   SUBSIDIARIES      ENTRIES     CONSOLIDATED
                                        --------   ------------   -------------   -----------   ------------
                                                                   (IN THOUSANDS)
ASSETS
  Cash................................  $     --     $  5,932       $  1,445       $      --      $  7,377
  Trade receivables, net..............        --       79,242          3,800              --        83,042
  Intercompany balances...............        --     (155,306)       (29,102)        184,408            --
  Inventories.........................        --      147,441          5,643             (40)      153,044
  Other current assets................        --        9,898           (903)         (5,371)        3,624
  Property, plant and equipment,
    net...............................        --      252,796         95,718              --       348,514
  Intangibles, net....................        --       90,715             --              --        90,715
  Investment in subsidiaries..........   210,011       23,240             68        (233,319)           --
  Other non-current assets............        --       20,086            752             625        21,463
                                        --------     --------       --------       ---------      --------
    Total Assets......................  $210,011     $474,044       $ 77,421       $ (53,697)     $707,779
                                        ========     ========       ========       =========      ========
LIABILITIES AND BUSINESS EQUITY
  Accounts payable....................  $     --     $ 16,532       $ 11,390       $   1,443      $ 29,365
  Compensation and benefits...........        --       13,164          5,186             (63)       18,287
  Other current liabilities...........        --       41,774         (1,593)            407        40,588
  Long-term debt......................   119,700      421,825             --              --       541,525
  Other non-current liabilities.......        --       (7,370)         5,933           9,636         8,199
  Preferred stock.....................    85,000           --             --              --        85,000
  Common Stock........................     1,000           --             --              --         1,000
  Additional paid in capital..........     4,311          300             --              --         4,611
  Retained deficit....................        --      (12,181)        56,505         (65,120)      (20,796)
                                        --------     --------       --------       ---------      --------
    Total Liabilities and
       Stockholders' Equity...........  $210,011     $474,044       $ 77,421       $ (53,697)     $707,779
                                        ========     ========       ========       =========      ========

                          INTERSIL HOLDING CORPORATION

               SUPPLEMENTAL CONDENSED CONSOLIDATING BALANCE SHEET

                                OCTOBER 1, 1999
                                  (UNAUDITED)

                                                                     SUCCESSOR
                                        --------------------------------------------------------------------
                                                                     FOREIGN
                                                    GUARANTOR     NON-GUARANTOR   ELIMINATING
                                         PARENT    SUBSIDIARIES   SUBSIDIARIES      ENTRIES     CONSOLIDATED
                                        --------   ------------   -------------   -----------   ------------
                                                                   (IN THOUSANDS)
ASSETS
  Cash................................  $     --     $ 26,734          7,086       $      --      $ 33,820
  Trade receivables, net..............        --       82,211          2,566              --        84,777
  Intercompany balances...............        --       29,655        (22,162)         (7,493)           --
  Inventories.........................        --      133,535         33,330         (10,481)      156,384
  Other current assets................        --       14,309         (2,757)         (3,666)        7,886
  Property, plant and equipment,
    net...............................        --      243,719         98,479              --       342,198
  Intangibles, net....................        --       89,297             --              --        89,297
  Investment in subsidiaries..........   211,900      306,502         95,613        (614,015)           --
  Other non-current assets............        --       20,153          1,475             730        22,358
                                        --------     --------       --------       ---------      --------
    Total Assets......................  $211,900     $946,115       $213,630       $(634,925)     $736,720
                                        ========     ========       ========       =========      ========
LIABILITIES AND BUSINESS EQUITY
  Accounts payable....................  $     --     $ 21,856       $ 10,763       $      --      $ 32,619
  Compensation and benefits...........        --       22,882          6,554              --        29,436
  Other current liabilities...........        --       52,930           (738)             --        52,192
  Long-term debt......................   121,589      421,760             --              --       543,349
  Other non-current liabilities.......        --        8,199             --              --         8,199
  Preferred stock.....................    86,369           --             --              --        86,369
  Common stock........................     1,000           --             --              --         1,000
  Additional paid in capital..........     2,942          300             --              --         3,242
  Retained deficit....................        --      418,188        197,051        (634,925)      (19,686)
                                        --------     --------       --------       ---------      --------
    Total Liabilities and
       Stockholders' Equity...........  $211,900     $946,115       $213,630       $(634,925)     $736,720
                                        ========     ========       ========       =========      ========

                          INTERSIL HOLDING CORPORATION

          SUPPLEMENTAL CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS

                            YEAR ENDED JUNE 27, 1997

                                                                               PREDECESSOR
                                                        ---------------------------------------------------------
                                                                          FOREIGN
                                                         GUARANTOR     NON-GUARANTOR   ELIMINATING
                                                        SUBSIDIARIES   SUBSIDIARIES      ENTRIES     CONSOLIDATED
                                                        ------------   -------------   -----------   ------------
                                                                             (IN THOUSANDS)
OPERATING ACTIVITIES
  Net income (loss)...................................    $(27,768)      $ 39,028        $   (35)      $ 11,225
Adjustments to reconcile net income (loss) to net cash
  provided by operating activities
  Depreciation and amortization.......................      36,857         15,656             --         52,513
  Changes in working capital..........................      31,934         16,339        (57,435)        (9,162)
                                                          --------       --------        -------       --------
    Net cash provided by (used in) operating
      activities......................................      41,023         71,023        (57,470)        54,576

INVESTING ACTIVITIES:
Plant and equipment...................................    (134,875)       (38,429)            --       (173,304)
                                                          --------       --------        -------       --------
    Net cash used in investing activities.............    (134,875)       (38,429)            --       (173,304)

FINANCING ACTIVITIES:
  Proceeds from borrowings............................       1,450             --             --          1,450
  Payments of borrowings..............................         (48)            --             --            (48)
  Net cash transfer and billings from (to) parent.....      92,450        (33,815)        57,470        116,105
                                                          --------       --------        -------       --------
    Net cash provided by financing activities.........      93,852        (33,815)        57,470        117,507
Effect of exchange rates on cash and cash
  equivalents.........................................          --          1,221             --          1,221
                                                          --------       --------        -------       --------
    Net increase in cash..............................          --             --             --             --
    Cash at the beginning of the period...............          --             --             --             --
                                                          --------       --------        -------       --------
    Cash at the end of the period.....................    $     --       $     --        $    --       $     --
                                                          ========       ========        =======       ========

                          INTERSIL HOLDING CORPORATION

          SUPPLEMENTAL CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS

                            YEAR ENDED JULY 3, 1998

                                                                               PREDECESSOR
                                                        ---------------------------------------------------------
                                                                          FOREIGN
                                                         GUARANTOR     NON-GUARANTOR   ELIMINATING
                                                        SUBSIDIARIES   SUBSIDIARIES      ENTRIES     CONSOLIDATED
                                                        ------------   -------------   -----------   ------------
                                                                             (IN THOUSANDS)
OPERATING ACTIVITIES:
  Net income (loss)...................................    $   (908)       $18,418       $  (4,599)     $ 12,911
Adjustments to reconcile net income (loss) to net cash
  provided by operating activities
  Depreciation and amortization.......................      51,295         16,036              --        67,331
  Changes in working capital..........................    (154,815)        12,669         110,235       (31,911)
                                                          --------        -------       ---------      --------
    Net cash provided by (used in) operating
      activities......................................    (104,428)        47,123         105,636        48,331

INVESTING ACTIVITIES:
Plant and equipment...................................     (49,762)       (40,422)             --       (90,184)
                                                          --------        -------       ---------      --------
    Net cash used in investing activities.............     (49,762)       (40,422)             --       (90,184)

FINANCING ACTIVITIES:
  Proceeds from borrowings............................       2,750             --              --         2,750
  Payments of borrowings..............................         (83)            --              --           (83)
                                                          --------        -------       ---------      --------
  Net cash transfer and billings from (to) parent.....     151,523         (4,043)       (105,636)       41,844
    Net cash provided by financing activities.........     154,590         (4,043)       (105,636)       44,511
Effect of exchange rates on cash and cash
  equivalents.........................................          --         (2,658)             --        (2,658)
                                                          --------        -------       ---------      --------
    Net increase in cash..............................          --             --              --            --
    Cash at the beginning of the period...............          --             --              --            --
                                                          --------        -------       ---------      --------
    Cash at the end of the period.....................    $     --        $    --       $      --      $     --
                                                          ========        =======       =========      ========

                          INTERSIL HOLDING CORPORATION

          SUPPLEMENTAL CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS

                            YEAR ENDED JULY 2, 1999

                                                                               PREDECESSOR
                                                        ---------------------------------------------------------
                                                                          FOREIGN
                                                         GUARANTOR     NON-GUARANTOR   ELIMINATING
                                                        SUBSIDIARIES   SUBSIDIARIES      ENTRIES     CONSOLIDATED
                                                        ------------   -------------   -----------   ------------
                                                                             (IN THOUSANDS)
OPERATING ACTIVITIES:
  Net income (loss)...................................   $   4,431       $ 121,273      $(98,298)      $ 27,406
Adjustments to reconcile net income (loss) to net cash
  provided by operating activities
  Depreciation and amortization.......................      59,615          21,016            --         80,631
  Changes in working capital..........................     147,981          19,084      (163,853)         3,212
                                                         ---------       ---------      --------       --------
    Net cash provided by (used in) operating
      activities......................................     212,027         161,373      (262,151)       111,249

INVESTING ACTIVITIES:
Cash paid for acquired business.......................      (1,335)             --            --         (1,335)
Plant and equipment...................................     (21,648)        (16,915)           --        (38,563)
                                                         ---------       ---------      --------       --------
    Net cash used in investing activities.............     (22,983)        (16,915)           --        (39,898)

FINANCING ACTIVITIES:
  Proceeds from borrowings............................         800              --            --            800
  Payments of borrowings..............................        (302)             --            --           (302)
  Net cash transfer and billings from (to) parent.....    (189,542)       (139,639)      262,151        (67,030)
                                                         ---------       ---------      --------       --------
    Net cash provided by financing activities.........    (189,044)       (139,639)      262,151        (66,532)
Effect of exchange rates on cash and cash
  equivalents.........................................          --          (4,819)           --         (4,819)
                                                         ---------       ---------      --------       --------
    Net increase in cash..............................          --              --            --             --
    Cash at the beginning of the period...............          --              --            --             --
                                                         ---------       ---------      --------       --------
    Cash at the end of the period.....................   $      --       $      --      $     --       $     --
                                                         =========       =========      ========       ========

                          INTERSIL HOLDING CORPORATION

          SUPPLEMENTAL CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS

                      THIRTEEN WEEKS ENDED OCTOBER 2, 1998
                                  (UNAUDITED)

                                                                               PREDECESSOR
                                                        ---------------------------------------------------------
                                                                          FOREIGN
                                                         GUARANTOR     NON-GUARANTOR   ELIMINATING
                                                        SUBSIDIARIES   SUBSIDIARIES      ENTRIES     CONSOLIDATED
                                                        ------------   -------------   -----------   ------------
                                                                             (IN THOUSANDS)
OPERATING ACTIVITIES:
  Net income (loss)...................................    $ (6,528)       $  (545)      $  11,562      $  4,489
Adjustments to reconcile net income (loss) to net cash
  provided by operating activities
  Depreciation and amortization.......................      14,832          4,755              --        19,587
  Non-current deferred income taxes...................     (56,952)            --          58,367         1,415
  Changes in working capital..........................    (154,375)       (41,274)        182,897       (12,752)
                                                          --------        -------       ---------      --------
    Net cash provided by (used in) operating
      activities......................................    (203,023)       (37,064)        252,826        12,739

INVESTING ACTIVITIES:
Plant and equipment...................................      (9,469)        (3,632)             --       (13,101)
                                                          --------        -------       ---------      --------
    Net cash used in investing activities.............      (9,469)        (3,632)             --       (13,101)

FINANCING ACTIVITIES:
  Proceeds from borrowings............................          --             --              --            --
  Payments of borrowings..............................      (4,069)            --           4,028           (41)
  Net cash transfer and billings from (to) parent.....     216,561         40,736        (256,854)          443
                                                          --------        -------       ---------      --------
    Net cash provided by (used in) financing
      activities......................................    (212,492)        40,736        (252,826)          402
Effect of exchange rates on cash and cash
  equivalents.........................................          --            (40)             --           (40)
                                                          --------        -------       ---------      --------
    Net increase in cash..............................          --             --              --            --
    Cash at the beginning of the period...............          --             --              --            --
                                                          --------        -------       ---------      --------
    Cash at the end of the period.....................    $     --        $    --       $      --      $     --
                                                          ========        =======       =========      ========

                          INTERSIL HOLDING CORPORATION

          SUPPLEMENTAL CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS

                        SIX WEEKS ENDED AUGUST 13, 1999

                                                                         PREDECESSOR
                                                  ---------------------------------------------------------
                                                                    FOREIGN
                                                   GUARANTOR     NON-GUARANTOR   ELIMINATING
                                                  SUBSIDIARIES   SUBSIDIARIES      ENTRIES     CONSOLIDATED
                                                  ------------   -------------   -----------   ------------
                                                                       (IN THOUSANDS)
OPERATING ACTIVITIES:
  Net income (loss).............................   $ (11,462)      $ (12,126)     $  20,559      $(3,029)
Adjustments to reconcile net income (loss) to
  net cash provided by operating activities
  Depreciation and amortization.................       2,380           6,693             --        9,073
  Non-current deferred income taxes.............          --           4,815         (9,571)      (4,756)
  Changes in working capital....................     210,864         128,451       (337,221)       2,094
                                                   ---------       ---------      ---------      -------
    Net cash provided by (used in) operating
       activities...............................     201,782         127,833       (326,233)       3,382
INVESTING ACTIVITIES:
Plant and equipment.............................      (1,020)           (867)            --       (1,887)
                                                   ---------       ---------      ---------      -------
    Net cash used in investing activities.......      (1,020)           (867)            --       (1,887)
FINANCING ACTIVITIES:
  Payments of borrowings........................          --           4,535         (4,567)         (32)
  Net cash transfer and billings from (to)
    parent......................................    (200,497)       (131,501)       330,800       (1,198)
                                                   ---------       ---------      ---------      -------
    Net cash provided by (used in) financing
       activities...............................    (200,497)       (126,966)       326,233       (1,230)
Effect of exchange rates on cash and cash
  equivalents...................................       1,177              --             --        1,177
                                                   ---------       ---------      ---------      -------
Net increase in cash............................          --              --             --        1,442
Cash at the beginning of the period.............          --              --             --           --
                                                   ---------       ---------      ---------      -------
Cash at the end of the period...................   $   1,442       $      --      $      --      $ 1,442
                                                   =========       =========      =========      =======

                          INTERSIL HOLDING CORPORATION

          SUPPLEMENTAL CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS

                       SEVEN WEEKS ENDED OCTOBER 1, 1999
                                  (UNAUDITED)

                                                                     SUCCESSOR
                                        --------------------------------------------------------------------
                                                                     FOREIGN
                                                    GUARANTOR     NON-GUARANTOR   ELIMINATING
                                         PARENT    SUBSIDIARIES   SUBSIDIARIES      ENTRIES     CONSOLIDATED
                                        --------   ------------   -------------   -----------   ------------
                                                                   (IN THOUSANDS)
OPERATING ACTIVITIES:
  Net income (loss)...................  $ (1,889)    $(20,201)       $12,860       $ (10,882)     $(20,112)
Adjustments to reconcile net income
  (loss) to net cash provided by
  operating activities
  Depreciation and amortization.......        --        7,628          2,530              --        10,158
  Changes in working capital..........     1,889       30,573         (5,675)         10,882        37,669
                                        --------     --------        -------       ---------      --------
    Net cash provided by (used in)
       operating activities...........        --       18,000          9,715              --        27,715
INVESTING ACTIVITIES:
Plant and equipment...................        --        2,867         (5,291)             --        (2,424)
                                        --------     --------        -------       ---------      --------
    Net cash used in investing
       activities.....................        --        2,867         (5,291)             --        (2,424)
FINANCING ACTIVITIES:
  Payments of borrowings..............        --          (65)            --              --           (65)
  Net cash transfer and billings from
    (to) parent.......................        --           --             --              --            --
                                        --------     --------        -------       ---------      --------
    Net cash provided by financing
       activities.....................        --          (65)            --              --           (65)
Effect of exchange rates on cash and
  cash equivalents....................        --           --          1,217              --         1,217
                                        --------     --------        -------       ---------      --------
Net increase in cash..................        --       20,802          5,641              --        26,443
Cash at the beginning of the period...        --        5,932          1,445              --         7,377
                                        --------     --------        -------       ---------      --------
Cash at the end of the period.........  $     --     $ 26,734        $ 7,086       $      --      $ 33,820
                                        ========     ========        =======       =========      ========

                                     [LOGO]

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following expenses (other than the SEC filing fee) are estimated:

SEC Registration Fee........................................  $         5
Accounting Fees.............................................  $ 1,259,294
Printing and Engraving Expenses.............................  $   249,261
Legal Fees and Expenses (other than blue sky)...............  $ 3,376,065
Blue Sky Fees and Expenses..................................  $        --
Transfer Agent and Registrar Fees...........................  $   893,375
Miscellaneous Expense.......................................  $14,222,005
                                                              -----------
     Total..................................................  $20,000,000
                                                              ===========

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     As permitted by the Delaware General Corporation Law, the Certificate of Incorporation of the Issuer provides that directors of the Issuer shall not be personally liable to the Issuer or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Issuer or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, relating to prohibited dividends or distributions or the repurchase or redemption of stock, or (iv) for any transaction from which the director derives an improper personal benefit. In addition, the By-laws of the Issuer provide for indemnification of the Issuer's officers and directors to the fullest extent permitted under Delaware law. Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify any persons, including officers and directors, who were or are, or are threatened to be made, parties to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person was an officer, director, employee or agent of such corporation or is or was serving at the request of such corporation as an officer, director, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interests and, for criminal proceedings, had no reasonable cause to believe that his conduct was unlawful. A Delaware corporation may indemnify officers and directors in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses that such officer or director actually and reasonably incurred. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling an Issuer pursuant to the foregoing provisions, the Issuer has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

     The directors and officers of the Registrant are insured against certain liabilities under the Registrant's directors' and officers' liability insurance.

     The foregoing summary of the Delaware General Corporation Law and of the Certificate of Incorporation and By-laws of the Issuer is qualified in its entirety by reference to the relevant provisions of the Delaware General Corporation Law and of the Issuer's Certificate of Incorporation and By-laws, which are filed as exhibits to this Registration Statement.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES

     On August 13, 1999, pursuant to an Amended and Restated Master Transaction Agreement, Intersil and Intersil Holding acquired selected portions of the semiconductor business of Harris (the "Acquisition"). In connection with the Acquisition, (i) Intersil Holding issued an 11.13% subordinated promissory note to Harris in the principal amount of $90.0 million; (ii) Harris paid about $9.0 million in cash to Intersil Holding to purchase shares of 12% Series A Cumulative Compounding Preferred Stock ("Intersil Holding Preferred Stock") and shares of common stock ("Intersil Holding Common Stock"); (iii) Intersil Holding sold to Sterling Holding Company, LLC shares of Intersil Holding Preferred Stock and Intersil Holding Common Stock and to senior management and other key employees and certain other investors shares of Intersil Holding Common Stock for a total of about $81.0 million in cash; (iv) Citicorp Mezzanine Partners, L.P. contributed $30.0 million in cash to Intersil Holding in exchange for a 13.5% subordinated promissory note and warrants to purchase about 5.6 million shares of Class A Common Stock of Intersil Holding. In addition, Intersil Holding granted to certain senior managers a sign-on bonus in the aggregate amount of about $574,000, in the form of options to purchase Intersil Holding Preferred Stock. Intersil Holding has determined that the issuance of the subordinated notes, the Intersil Holding Preferred Stock, the Intersil Holding Common Stock, the warrants and the options to purchase Intersil Holding Preferred Stock were exempt from registration under Section 4(2) of the Securities Act of 1933, as amended.

     Also in connection with the Acquisition, Intersil commenced an offering of Senior Subordinated Notes due 2009, the old notes, to "qualified institutional buyers" (as defined in Rule 144A under the Securities Act). That offering was consummated on August 13, 1999 with the sale of 200,000 units, each unit consisting of one 13 1/4% Senior Subordinated Note due 2009 of Intersil with a principal amount of $1,000 and one Warrant (a "Warrant") to purchase 27.7778 shares of Intersil Holding's Class A Common Stock. An exchange offer registration statement was filed by Intersil on November 10, 1999 with respect to a proposed exchange of the old notes for registered notes having substantially identical terms, the new notes. This Registration Statement is filed to register the Warrants and the shares of Common Stock issuable upon exercise of the Warrants.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a) Exhibits:

     Incorporated by reference to the Exhibit Index following page II-5 hereto.

     (b) Financial Statement Schedules:

     Schedule I Condensed Financial Information of Registrant

     The information required by Schedule I is included in the notes to the Financial Statements.

                                  SCHEDULE II
                       VALUATION AND QUALIFYING ACCOUNTS
                                (IN THOUSANDS $)

                                                            ADDITIONS
                                                             CHARGED    ADDITIONS
                                               BALANCE AT   TO COSTS     CHARGED    DEDUCTION    BALANCE
                                               BEGINNING       AND      TO OTHER      FROM      AT END OF
                                               OF PERIOD    EXPENSES    ACCOUNTS    RESERVES     PERIOD
                                               ----------   ---------   ---------   ---------   ---------
Valuation and qualifying accounts deducted
  from the assets to which they apply:

ALLOWANCE FOR UNCOLLECTIBLE ACCOUNTS
  1999.......................................   $   571      $   487      $ --       $   476     $   582
  1998.......................................   $ 1,336      $   324      $ --       $ 1,089     $   571
  1997.......................................   $   757      $   336      $300       $    57     $ 1,336

INVENTORY RESERVE
  1999.......................................   $24,482      $ 8,373      $257       $14,995     $18,117
  1998.......................................   $31,736      $ 9,846      $120       $17,220     $24,482
  1997.......................................   $25,385      $10,007      $ 46       $ 3,702     $31,736

DISTRIBUTOR RESERVES
  1999.......................................   $ 6,189      $52,965      $ --       $52,612     $ 6,542
  1998.......................................   $11,278      $66,062      $ --       $71,151     $ 6,189
  1997.......................................   $ 7,520      $65,374      $ --       $61,616     $11,278

     All other schedules for which provision is made in the applicable accounting regulation of the Securities and Exchange Commission are not required under the related instructions or are inapplicable and therefore have been omitted.

ITEM 17.  UNDERTAKINGS

     (a) The undersigned registrant hereby undertakes:

          (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

             (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

             (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

          (2) that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

          (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, as amended, the above-named Registrant has duly caused this Amendment No. 3 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Palm Bay, State of Florida, on the 7th day of January, 2000.


                                      INTERSIL HOLDING CORPORATION


                                      By: GREGORY L. WILLIAMS
                                          -------------------------------------
                                          Gregory L. Williams
                                          Chief Executive Officer and Director



     Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 3 to the Registration Statement has been signed below by the following persons in the capacities indicated on January 7, 2000.



                      SIGNATURE                                               TITLE
                      ---------                                               -----
GREGORY L. WILLIAMS                                        Chief Executive Officer and Director
-----------------------------------------------------      (principal executive officer)
Gregory L. Williams

                          *                                Secretary, Chief Financial Officer and
-----------------------------------------------------      Vice President
Daniel J. Heneghan                                         (principal financial and accounting officer)

                          *                                Director
-----------------------------------------------------
James A. Urry

                          *                                Director
-----------------------------------------------------
Gary E. Gist

By: GREGORY L. WILLIAMS
    -------------------------------------------------
    Gregory L. Williams
    Attorney-in-Fact

                                 EXHIBIT INDEX

EXHIBIT
  NO.                            DESCRIPTION
-------                          -----------
 2.01* Amended and Restated Master Transaction Agreement dated as of June 2, 1999, by and among Intersil Holding Corporation ("Holding"), Intersil Corporation ("Intersil") and Harris Corporation ("Harris").
 2.02* Agreement Concerning Deferred Closings dated as of August 13, 1999, by and among Harris and Intersil.
 2.03* Transition Services Agreement dated as of August 13, 1999, by and among Intersil and Harris.
 2.04* Share Sale Agreement dated August 13, 1999, between Harris Airport Systems (Malaysia) Sdn. Bhd., Harris Solid State (Malaysia) Sdn. Bhd. and Sapphire Worldwide Investments, Inc.
 2.05* Agreement for the Sale and Purchase of the Business and Assets of Harris Semiconductor Limited dated as of August 13, 1999, between Harris Semiconductor Limited and Intersil Limited.
 2.06* Asset Purchase Agreement dated as of August 20, 1999, between Harris Semiconductor Design & Sales Pte. Ltd. and Intersil Pte. Ltd.
 2.07* Purchase Agreement of Corporate Quotas of a Limited Liability Company, dated as of August 13, 1999, between Harris Semiconductor BV, Harris Semiconductor Limited and Intersil.
 2.08* Assignment of Shares, dated as of August 13, 1999, between Intersil and Harris for the transfer by Harris of all of its shares of Harris Semiconducteurs, Sarl to Intersil.
 2.09* Share Transfer Agreement, dated as of August 1, 1999, between Harris and Intersil for the transfer of stock of Harris Semiconductor Y.H.
 2.10* Equity Purchase Agreement, dated as of August 13, 1999, between Harris Advanced Technology (Malaysia) Sdn. Bhd. and Harris Airport Systems (M) Sdn. Bhd.
 2.11* Agreement Re: China Subsidiaries, dated as of August 13, 1999, between Harris and Intersil.
 2.12* Agreement Re: Anshan Joint Venture, dated as of August 13, 1999, between Harris Advanced Technology (Malaysia) Sdn. Bhd. and Harris Airport Systems (M) Sdn. Bhd.
 2.13* Agreement Re: Guangzhou Joint Venture, dated as of August 13, 1999, between Harris Advanced Technology (Malaysia) Sdn. Bhd. and Harris Airport Systems (M) Sdn. Bhd.
 2.14* Agreement Re: Suzhou Harris, dated as of August 13, 1999, between Harris Advanced Technology (Malaysia) Sdn. Bhd. and Harris Airport Systems (M) Sdn. Bhd.
 2.15* Intellectual Property Agreement, dated as of August 13, 1999, among Harris, Harris Semiconductor Patents, Inc. and Holding.
 2.16* Patent Assignment and Services Agreement, dated as of August 13, 1999, among Harris, Harris Semiconductor Patents, Inc. and Holding.
 2.17* License Assignment Agreement, dated as of August 13, 1999, among Harris, Harris Semiconductor Patents, Inc. and Holding.
 2.18* Harris Trademark License Agreement, dated as of August 13, 1999, among Harris, HAL Technologies, Inc. and Holding.
 2.19* Secondary Trademark Assignment and License Agreement, dated as of August 13, 1999, between Harris and Holding.
 2.20* PRISM(Registered) Intellectual Property Assignment, dated August 13, 1999, between Holding and Intersil.
 2.21* Tax Sharing Agreement, dated as of August 13, 1999, among Holding, Intersil and Choice Microsystems, Inc.
 2.22*   Royalty Agreement, dated as of August 13, 1999, among Harris and Intersil.
 2.23* Option Agreement, dated as of August 13, 1999, among Intersil and Intersil PRISM, LLC.
 3.01*   Certificate of Incorporation of Holding, as amended.
 3.02*   Bylaws of Holding.
 4.01* Warrant Agreement, dated as of August 13, 1999, between Holding and United States Trust Company of New York.

EXHIBIT
  NO.                            DESCRIPTION
-------                          -----------
 4.02* Purchase Agreement, dated as of August 6, 1999, between Intersil, Holding, Harris Semiconductor, LLC, Harris Semiconductor (Ohio), LLC, Harris Semiconductor (Pennsylvania), LLC, Choice Microsystems, Inc., Credit Suisse First Boston Corporation, J. P. Morgan Securities Inc. and Salomon Smith Barney Inc.
 4.03* Registration Rights Agreement, dated as of August 6, 1999, between Intersil, Holding, Harris Semiconductor, LLC, Harris Semiconductor (Ohio), LLC, Harris Semiconductor (Pennsylvania), LLC, Choice Microsystems, Inc., Credit Suisse First Boston Corporation, J. P. Morgan Securities Inc. and Salomon Smith Barney Inc.
 5.01**  Opinion of Dechert Price & Rhoads.
 8.01**  Opinion of Dechert Price & Rhoads.
10.01* Indenture, dated as of August 13, 1999, among Intersil, Holding, Harris Semiconductor, LLC, Harris Semiconductor
         (Ohio), LLC, Harris Semiconductor (Pennsylvania), LLC, Choice Microsystems, Inc. and United States Trust Company of New York for 13 1/4% Senior Subordinated Notes due 2009.
10.02* Form of 13 1/4% Senior Subordinated Notes due 2009 (included in Exhibit 10.01).
10.03* Credit Agreement, dated as of August 13, 1999, among Intersil, the Lender Parties thereto, Credit Suisse First Boston, as the Administrative Agent, Salomon Smith Barney, as Syndication Agent, and Morgan Guaranty Trust Company of New York, as Documentation Agent.
10.04* Subordinated Credit Agreement, dated as of August 13, 1999, among Holding and Citicorp Mezzanine Partners, L.P. for
         13 1/2% Subordinated Pay-In-Kind Note due 2010.
10.05* Form of 13 1/2% Subordinated Pay-In-Kind Note due 2010 (included in Exhibit 10.04).
10.06* Indenture, dated as of August 13, 1999, among Holding and United States Trust Company of New York for 11.13% Subordinated Pay-In-Kind Notes due 2010.
10.07* Form of 11.13% Subordinated Pay-In-Kind Note due 2010 (included in Exhibit 10.06).
10.08* Registration Rights Agreement, dated August 13, 1999, among Holding, Sterling Holding Company, LLC, Manatee Investment Corporation, Citicorp Mezzanine Partners, L.P. and the management investors named therein.
10.09* Securities Purchase and Holders Agreement, dated as of August 13, 1999, among Holding, Sterling Holding Company, LLC, Manatee Investment Corporation, Intersil Prism LLC, Citicorp Mezzanine Partners, L.P., William N. Stout and the management investors named therein.
10.10*   Option Award Agreement, dated as of August 13, 1999.
10.11* Employment Agreement, dated as of August 9, between Intersil and Gregory L. Williams.
10.12* Agreement between Harris and Local Union No. 1907 International Brotherhood of Electrical Workers, AFL-CIO (Findlay, OH Facility), effective as of July 1, 1996.
10.13* Agreement between Harris and Local Union 177 International Union of Electronic, Electrical, Salaried, Machine and Furniture Workers, AFL-CIO (Mountaintop, PA Facility), effective December 1, 1998.
10.14* Machinery and Equipment Loan Agreement, dated September 9, 1996, between Commonwealth of Pennsylvania, Department of Community and Economic Development and Harris.
10.15* Machinery and Equipment Loan Agreement, dated as of November 3, 1998, between Commonwealth of Pennsylvania, Department of Community and Economic Development and Harris.
10.16* Master Agreement, dated as of December 2, 1997, between Harris Semiconductor and Optum Software.
10.17* Purchase Agreement, dated as of March 14, 1997, between Harris Semiconductor and Praxair, Inc.
10.18* Asset Purchase Agreement, dated as of July 2, 1999, by and among Align-Rite International, Inc., Align-Rite, Inc. and Harris.
10.19* Bill of Sale and Assignment, dated as of July 2, 1999, by Harris in favor of Align-Rite International, Inc. and Align-Rite, Inc.
10.20* Lease Agreement, dated as of July 2, 1999, by and among Harris Corporation Semiconductor Business Unit and Align-Rite, Inc.

EXHIBIT
  NO.                            DESCRIPTION
-------                          -----------
10.21* Photomask Supply and Strategic Alliance Agreement, dated as of July 2, 1999, by and among Harris, Align-Rite International, Inc. and Align-Rite, Inc.
10.22* Site Services Agreement, dated as of July 2, 1999, by and among Harris Corporation Semiconductor Business Unit and Align-Rite, Inc.
10.23* Software License Agreement, dated as of July 31, 1984, between Harris and Consilium Associates, Inc.
10.24* Addendum Software License and Maintenance Agreement, dated as of October 27, 1995, between Harris and Consilium, Inc.
10.25* Specialty Gas Supply Agreement, dated as of October 15, 1996, between Air Products and Chemicals, Inc. and Harris.
10.26* Silicon Wafer Purchase Agreement, dated as of January 1, 1997, between Mitsubishi Silicon America Corporation and Harris.
10.27* Nitrogen Supply Agreement, dated as of September 22, 1992, between Harris Corporation Semiconductor Sector and Liquid Air Corporation Merchant Gases Division.
10.28* Nitrogen Supply System Agreement, Amendment Number 1, dated as of September 15, 1996, between Air Liquide America Corporation and Harris Corporation Semiconductor Sector.
10.29* Site Subscription Agreement, dated as of July 1, 1993, between Harris Semiconductor Sector of Harris and Cadence Design Systems, Inc.
10.30* Site Subscription Addendum, dated December 19, 1997, between Harris Semiconductor Sector of Harris and Cadence Design Systems, Inc.
10.31* HMCD--HSS Memorandum of Agreement, dated March 26, 1999, between Harris Microwave Communication Division and Harris Semiconductor Sector.
10.32* Investment Agency Appointment and Participation Authorization, dated September 3, 1999, between Intersil, Intersil Corporation Master Trust and T. Rowe Price Trust Company.
10.33* Investment Agency Appointment and Participation Authority, dated September 3, 1999, between Intersil Corporation Master Trust and T. Rowe Price Trust Company.
10.34* Investment Advisory Agreement (Equity Growth Fund), dated September 3, 1999, between T. Rowe Price Associates, Inc. and Intersil Corporation Retirement Committee.
10.35* Investment Advisory Agreement (Equity Income Fund), dated September 3, 1999, between T. Rowe Price Associates, Inc. and Intersil Corporation Retirement Committee.
10.36*   Intersil Corporation Retirement Plan (Non-Union), dated
         September 3, 1999.
10.37*   Intersil Corporation Retirement Plan (Union), dated
         September 3, 1999.
10.38* Commercial Supply Agreement, dated December 3, 1998, by and between Texas Instruments Incorporated and Harris.
10.39* Military Supply Agreement, dated December 3, 1998, by and between Texas Instruments Incorporated and Harris.
10.40* Intellectual Property Agreement, dated December 3, 1998, by and between Texas Instruments Incorporated, Harris, Harris Advanced Technology (Malaysia) Sdn. Bhd. and Harris Southwest Properties, Inc.
10.41* Asset Transfer Agreement, dated December 3, 1998, by and between Texas Instruments Incorporated and Harris Advanced Technology (Malaysia) Sdn. Bhd.
10.42* Military Asset Purchase Agreement, dated October 23, 1998, by and between Texas Instruments Incorporated, Harris, Harris Advanced Technology (Malaysia) Sdn. Bhd. and Harris Southwest Properties, Inc.
10.43* Commercial Asset Purchase Agreement, dated October 23, 1998, by and between Texas Instruments Incorporated, Harris, Harris Advanced Technology (Malaysia) Sdn. Bhd. and Harris Southwest Properties, Inc.
10.44* Certificate of Leasehold Property for Land Office No. 7668 by Harris Advanced Technology (M) Sdn. Bhd.
10.45* State Lease for Lot No. 7716 by Harris Advanced Technology (Malaysia) Sdn. Bhd.

EXHIBIT
  NO.                            DESCRIPTION
-------                          -----------
10.46* Certificate of Leasehold Property for Land Office No. 7666 by Harris Advanced Technology (M) Sdn. Bhd.
12.01*   Statement of Computation of Ratio of Earnings to Fixed
         Charges.
21.01*   Subsidiaries of Holding.
23.01*   Consent of Dechert Price & Rhoads (included in Exhibit
         5.01).
23.02    Consent of Ernst & Young LLP.
27.01*   Financial Data Schedule.

------------------
 * Previously filed
** To be supplied by amendment.